Exhibit 10.11

GROUND LEASE

BY AND BETWEEN

GEARY HOTEL HOLDINGS, LLC,
a Delaware limited liability company

AS LESSOR

And

CLIFT HOLDINGS, LLC,
a Delaware limited liability company

AS LESSEE

DATED October 14, 2004

TABLE OF CONTENTS

1.	Definitions

2.	Lease of Premises
	2.1	Lease of Premises
	2.2	Assignment of Acquired Interests
	2.3	Acceptance of the Premises
	2.4	Purchase Agreement
	2.5	Hotel Operations
	2.6	Quiet Enjoyment
	2.7	Materiality Provisions

3.	Lease Term

	3.1	Lease Term
	3.2	Possession
	3.3	Memorandum of Lease

4.	Rent
	4.1	Annual Base Rent
	4.2	Rent and Additional Rent Defined
	4.3	Payment of Rent
	4.4	Lessee’s Obligations Unconditional
	4.5	Late Charge

5.	Net Lease; Taxes and Assessments
	5.1	Net Lease
	5.2	Project Costs
	5.3	Payment of Taxes and Assessments

6.	Use of Premises
	6.1	Permitted Use
	6.2	No Nuisance
	6.3	Applicable Requirements
	6.4	Utility Easements Over Premises

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	6.5	Lessor’s Right of Entry

7.	Operation of Hotel
	7.1	Hotel Business
	7.2	Escrow Accounts
	7.3	FF&E Reserve Account
	7.4	Improvements and Alterations
	7.5	Operating and Financial Reports for Hotel

8.	Surrender
	8.1	Surrender of Premises and Assigned Acquired Interests
	8.2	Surrender
	8.3	Holding Over
	8.4	Survival

9.	Management of Hotel
	9.1	Operator and Food and Beverage Operators
	9.2	Management Agreement; Food and Beverage Operator Agreements

10.	Insurance and Indemnity
	10.1	Required Insurance
	10.2	Policy Form and General Requirements
	10.3	Lessee’s Indemnity
	10.4	Lessee’s Assumption of Risk and Waiver

11.	Alterations
	11.1	Permitted Alterations
	11.2	Designated Alterations
	11.3	Required Alterations
	11.4	Design of Alterations
	11.5	Construction of Alterations

12.	Hazardous Materials
	12.1	Use of Hazardous Materials; Compliance with Environmental Laws
	12.2	Releases
	12.3	Remediation
	12.4	Lessee’s Environmental Indemnity

	12.5	Waiver and Release
	12.6	Survival

13.	Assignment and Subletting
	13.1	Lessor’s Consent
	13.2	Approval of Transfer Documentation
	13.3	Administrative Costs
	13.4	Continuing Responsibility
	13.5	Successors
	13.6	Right to Collect Rent
	13.7	Lessor’s Right to Mortgage or Encumber

14.	Events of Default; Lessor’s Remedies
	14.1	Events of Default
	14.2	Lessor’s Remedies
	14.3	Survival of Obligations
	14.4	Reentry No Acceptance of Surrender
	14.5	Application of Payments
	14.6	Waiver of Notice and Right of Redemption
	14.7	Rights Cumulative

15.	Impairment of Lessor’s Title; Leasehold Mortgage
	15.1	No Encumbrance on Lessor’s Title
	15.2	Adverse Claims
	15.3	Lessor’s Notice of Nonresponsibility
	15.4	Liens
	15.5	Leasehold Financing
	15.6	Equipment Financing
	15.7	Lender Protections

16.	Representations, Warranties and Covenants
	16.1	Lessee’s Representations, Warranties and Covenants
	16.2	Lessor’s Representations, Warranties and Covenants

17.	Casualty or Appropriation
	17.1	No Termination; No Effect on Rental Obligation

	17.2	Evaluation of Extent and Effect of Casualty or Appropriation
	17.3	Effect of Casualty
	17.4	Effect of Appropriation
	17.5	Allocation of Award
	17.6	Restoration Work; Disbursement of Proceeds
	17.7	Termination
	17.8	Emergency Repairs
	17.9	No Extension of Term; Rent Obligations Continue
	17.10	Right to Participate in Settlement
	17.11	Disputes
	17.12	Survival

18.	Arbitration of Specified Disputes

19.	Financial Information

20.	General Provisions
	20.1	Notices
	20.2	Estoppel Certificates
	20.3	Nonrecourse to Lessor
	20.4	Attorneys’ Fees
	20.5	No Waiver
	20.6	Amendment
	20.7	Successors and Assigns
	20.8	No Joint Venture or Loan Transaction
	20.9	Severability
	20.10	No Recordation; Quitclaim
	20.11	Interpretation
	20.12	Entire Agreement
	20.13	Governing Law and Forum
	20.14	Brokers
	20.15	No Dedication
	20.16	No Third Party Beneficiaries
	20.17	Limitation on Effect of Approvals
	20.18	Time of the Essence

20.19	Termination Not Merger
20.20	Waiver of Limitation on Releases

Exhibit
A	Description of Premises

B	Existing Hotel Operating Agreements

C	Memorandum of Lease

D	Outline of Liquor License Entity Operating Agreement Terms

E-1	Form of Account Control Agreement (Bank Accounts)

E-2	Form of Account Control Agreement (Escrow Accounts)

F	Approved Designated Alterations

G	Approved Asbestos O&M Plan

Schedule

1	List of Initial Disqualified Expenses

2	Schedule of Unsecured Creditors

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GROUND LEASE

THIS GROUND LEASE (“Lease”) is made and entered into as of October 14, 2004 (the “Effective Date”), by and between GEARY HOTEL HOLDINGS, LLC, a Delaware limited liability company (“Lessor”), and CLIFT HOLDINGS, LLC, a Delaware limited liability company (“Lessee”).

RECITALS

A.                  Lessor, as purchaser (in such capacity, “Purchaser”), and Lessee, as seller (in such capacity, “Seller”), are parties to that certain Purchase and Sale Agreement, dated as of June 29, 2004 (as amended from time to time, the “Purchase Agreement”), providing for, among other things, the sale by Seller and the purchase by Purchaser of the Land (as defined in the Purchase Agreement), commonly known as 495 Geary Street, located in the City and County of San Francisco, California, and more particularly described in Exhibit A attached hereto, together with all Appurtenances, Improvements (including the Hotel, as defined hereinbelow), Personal Property, Intangible Property (including without limitation all rights to the use of the name “Clift Hotel” and all derivatives thereof), and Licenses and Approvals, as such capitalized terms are defined in, but only to the extent intended to be acquired by Purchaser under, the Purchase Agreement (collectively, the “Acquired Interests”).  The Improvements presently consist of a luxury hotel facility commonly known as the Clift Hotel, containing 363 keyed furnished guest rooms and suites, together with banquet, meeting and conference rooms, food and beverage facilities, gift and sundry shops, fitness center, and other amenities (the “Hotel”).

B.                    Pursuant to the Purchase Agreement, upon the Closing (as such term is defined in the Purchase Agreement) of the purchase and sale transaction described therein, and as contemplated therein, Seller (in its capacity as Lessee hereunder) will continue to hold various Contracts (as such term is defined in the Purchase Agreement), rights and other interests that were held by Seller immediately prior to the Closing in and to the Hotel and the Hotel Business (for the purpose of this Recital B, as such term is defined in the Purchase Agreement), which Lessee shall use and employ in and for the operation of the Hotel pursuant to the requirements of this Lease (collectively, the “Retained Interests”).  In addition, following the Closing, the Hotel will continue to be operated and managed pursuant to the provisions of the Hotel Operating Agreements (as defined herein).

C.                    As used herein, the term “Premises” shall mean and include the Land and the Improvements and any Alterations thereof hereafter constructed or installed in accordance with the provisions of this Lease.  All Acquired Interests other than the Land and Improvements will be assigned herein by Lessor to Lessee for use and enjoyment by Lessee exclusively for and in connection with the operation of the Hotel during the Term of this Lease, as more specifically provided hereinbelow.

D.                   Lessee desires to lease the Premises from Lessor and to take an assignment of the other Acquired Interests from Lessor for Lessee’s use and enjoyment exclusively for and in connection with the operation of the Hotel and the Hotel Business (as defined in this Lease) during the Term of this Lease, and Lessor desires to lease the Premises to Lessee and to assign such other

Acquired Interests to Lessee for the above-stated use and purpose, in each instance subject to and in accordance with each and all of the terms and conditions set forth in this Lease.

NOW THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                      DEFINITIONS

The following terms, as used in this Lease and the Exhibits hereto, shall have the respective meanings set forth below, whether used in the singular or plural.  Certain other terms not specifically defined in this Section 1 shall have the meanings set forth elsewhere in this Lease or in the Exhibits hereto.

“AAA” means the office of the American Arbitration Association (or any successor, or any alternative organization mutually acceptable to Lessor and Lessee) situated in the City and County of San Francisco, California.

“Accounting Standards” means the hotel accounting system set forth in the Uniform System of Accounts for Hotels (9th Rev. Ed.), as the same may hereafter be revised or amended, as adopted by the American Hotel and Motel Association; provided, however, that in the event and to the extent of any inconsistency between GAAP, and the Uniform System of Accounts for Hotels, GAAP shall control.

“Acquired Interests” is defined in Recital A.

“Actual Knowledge” (together with the term “actually known,” or equivalent phrasings) means, at any given time, with respect to Lessor or Lessee, the then-current actual knowledge, without any duty of inqury or investigation, of (i) in the case of Lessor, the principal executive officer of Lessor, having primary responsibility within Lessor’s organization or business structure for the administration and/or monitoring of Lessor’s investment in the Premises, or (ii) in the case of Lessee, (A) the principal executive officer within each of Lessee’s and Operator’s respective organizations or business structures for the administration and/or monitoring of the performance by Lessee of its obligations under this Lease or by Operator of its obligations under the Management Agreement, or for the oversight by Lessee or Operator of the operation of the Hotel and the Hotel Business, and (B) the general manager of the Hotel.

“Additional Rent” is defined in Section 4.2.

“Adjustment Date” is defined in Section 4.1(c).

“Affiliate” means, with respect to any Person:  (i) any constituent partner or member at any ownership level holding a ten percent (10%) or greater equity or profits interest, voting power (whether direct or indirect), or other beneficial interest in such Person; (ii) any officer, director or shareholder holding a ten percent (10%) or greater equity or profits interest, voting power (whether direct or indirect), or other beneficial interest in such Person; (iii) any partnership, limited liability company, corporation, or other entity in which such Person is a partner, member, shareholder, or equity owner, as applicable, holding a ten percent (10%) or greater equity or profits interest, voting power (whether direct or indirect), or other beneficial interest; (iv) any Person that is under the control of any Person described in clauses (i)–(iii) above; (v) any Person that controls any Person described in clauses (i)–(iii) above; and (vi) any Person that is under common control with any Person described in clauses (i)–(iii) above.  For purposes of this definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the beneficial interest in a Person, or the direct or indirect power to control the management policies of such Person, whether through ownership, by contract or otherwise.

“Alcoholic Beverage Service Operations” is defined in Section 14.2(h).

“Alterations” means any alterations, renovations, reconstructions, replacements, upgrades, or modifications of any Improvements.

“Annual Base Rent” is defined in Section 4.1.

“Applicable Laws” means all present and future laws, statutes, ordinances, resolutions, Entitlements, codes, orders, rules, regulations and requirements of all federal, state, and municipal governments, and the departments, commissions, boards and offices thereof, that are applicable at any time between the Term Commencement Date and the Surrender Date to Lessee or the Premises, as the context may require.

“Applicable Requirements” is defined in Section 6.3(a).

“Appropriation” (and derivatives thereof) means (i) any taking by exercise of the power of condemnation (direct or inverse) or eminent domain; (ii) any requisitioning by military or other public authority under power of eminent domain for any purpose arising out of a temporary emergency or other temporary circumstance; or (iii) any conveyance under threat of any such taking or requisitioning under power of eminent domain.  As used herein, the effective date of any “Appropriation” shall be the first to occur of (x) the date of entry of the final order of condemnation pursuant to which title is vested in the condemning authority, (y) the date a deed or other instrument given under threat of eminent domain is recorded, or (z) the date that the condemning authority takes possession of the Premises.

“Appropriation Report” is defined in Section 17.2.

“Assessment District” is defined in Section 5.3(d).

“Assigned Acquired Interests” is defined in Section 2.2.

“Assumed Obligations” is defined in Section 2.4.

“Attornment Agreement” is defined in Section 13.7.

“Award” means any and all awards and other compensation paid by the Appropriating authority as a result of an Appropriation, including any award for “just compensation” or other damages, interest, and fees and costs (including attorneys’ fees and costs).

“Base Rent Escrow Account” is defined in Section 7.2(a).

“Base Rent Escrow Payments” is defined in Section 7.2(b).

“Building” means any structure that is now or hereafter constructed or situated on the Premises in accordance with this Lease and is intended to be used or operated by Lessee pursuant to this Lease.

“Business Day” means any day which is not a Saturday, Sunday, or official holiday declared by the United States of America or the State.

“Capital Event Proceeds” means, without duplication of any items, all payments and proceeds received by or for the account of Lessee for or in respect of (i) any Casualty (excluding the proceeds from any business interruption insurance coverage), (ii) any Appropriation (except to the extent representing an Award for loss of revenues or income during the period of any temporary Appropriation), (iii) any sale, transfer or other disposition of all or substantially all of Lessee’s leasehold interest in the Premises or this Lease, (iv) any sale, transfer or other disposition of any capital assets or other items, other than in the ordinary course of the business of operation of the Hotel; (v) any recovery under any policy of insurance maintained by Lessee with respect to the Premises (excluding the proceeds from any business interruption insurance coverage), or (vi) any Lessee Loan or any Equipment Financing.  Subject to compliance by Lessee with the provisions of Section 17 with respect to any Casualty Proceeds or Award, the requirements of this Lease that the Hotel be operated at all times as a Luxury Hotel, and any other express provisions of this Lease, Lessee shall have the exclusive right to use and apply any Capital Event Proceeds in Lessee’s sole discretion.

“Capital Reserve Accounts” is defined in Section 7.1(e).

“Casualty” is defined in Section 17.2.

“Casualty Proceeds” means any and all insurance payments and proceeds of insurance payable on account of any Casualty under any insurance provided for in Section 10.

“Casualty Report” is defined in Section 17.2.

“City” means San Francisco, California.

“Claims” is defined in Section 12.4.

“Conditions of Title” is defined in Section 2.1.

“CPI” means the Consumer Price Index published by the U.S. Department of Labor Bureau of Labor Statistics (San Francisco-Oakland-San Jose, All Urban Consumers, All Items) (1982-84=100), or if such index is discontinued, such successor index measuring the average rate of inflation in the San Francisco Bay Area as may be published by an agency of the United States, and if there is none, then such other index measuring the average rate of inflation in the San Francisco Bay Area as Lessor and Lessee may mutually agree, or if the parties cannot so agree, then as may be determined by arbitration pursuant to Section 18.  If the base year of the CPI (e.g., 1982-84=100 on the Effective Date) is changed at any time or times during the Term, the CPI shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics, or any official successor thereto.

“Debt Service” means the sum of the maximum principal and interest payments, reserve deposits and other periodic charges that are payable during any applicable period for or in connection with any borrowed indebtedness.

“Debt Service Coverage Ratio” or “DSCR” means, for any specified period, the ratio of: (i) the NOI for such period, minus the Annual Base Rent payable for such period, to (ii) all Debt Service payable for such period with respect to any Lessee Loan.

“Default Rate” means four hundred (400) basis points in excess of the Interest Rate, but in no event higher than the maximum rate permitted by applicable law.

“Demolition Notice” is defined in Section 17.7.

“Designated Alteration” is defined in Section 11.2.

“Designated Alterations Escrow Account” is defined in Section 7.1(a).

“Designated Alterations Escrow Payments” is defined in Section 7.2(b).

“Deposit Month” is defined in Section 7.2(f).

“Disqualified Expenses” means any management fees, expense reimbursements, or other consideration paid or payable to an Operator which is an Affiliate of Lessee, to a Food and Beverage Operator which is an Affiliate of Lessee or the Operator, or to any other Person providing goods or services for the Premises, the Hotel or any part of the Hotel Business, which is an Affiliate of Lessee, the Operator, or any Food and Beverage Operator, if and to the extent that such fees or other consideration shall be, for the period in question, in excess of the management fee, expense reimbursement, or other consideration that would be payable under the same terms and conditions of management or operation of the Premises, the Hotel, or the pertinent part of the Hotel Business, or for the provision of such goods or services, to a qualified and experienced hotel management company, food and beverage operator, or provider of such goods and services, which is not affiliated with Lessee, the Operator, or any such Food and Beverage Operator, as applicable; provided that, (i) with respect to the Hotel Operating Agreements that are in existence on the Term Commencement Date, Disqualified Expenses shall be limited to those fees, expense reimbursements, and other consideration payable under the Hotel Operating Agreements listed in part A of Schedule 1 attached hereto and made a part hereof which are expressly identified as Disqualified Expenses in part B of  Schedule 1, and all other fees, expense reimbursements and other consideration payable under the Hotel Operating Agreements that are in existence on the Term Commencement Date shall constitute Ordinary Operating Expenses, and (ii) payments made by Lessee or the Operator to an Affiliate of Lessee or the Operator in payment of the cost of goods or services that are supplied to or performed for the benefit of the Hotel by third parties who are not Affiliates of Lessee or the Operator, and which are used by such Affiliate of Lessee or Operator solely to pay such third parties for such goods or services, without markup or retention of any portion of such payments by such Affiliate of Lessee or Operator, shall not be Disqualified Expenses.  Prior to or at any time after entering into any agreement, lease or contract for which the payment of any fee, expense reimbursement, or other consideration thereunder could qualify as a Disqualified Expense, Lessee may submit a written request to Lessor (accompanied by a true and correct copy of the subject agreement, lease or contract, and a summary of the nature of the Affiliate relationship of the other party to such agreement, lease or contract) for a determination of whether or to what extent any fee, expense reimbursement, or other consideration proposed to be paid thereunder would constitute a Disqualified Expense in the opinion of Lessor.  Such request may, at Lessee’s election, be submitted in connection with Lessee’s approval of the annual budget for the Hotel for any Operating Year.  Lessor shall respond to such request within a commercially reasonable period of time, and shall advise Lessee in writing whether and to what extent Lessor would consider, in the exercise of Lessor’s reasonable discretion, any such fee, expense reimbursement, or other consideration to be a Disqualified Expense.  If and to the extent that Lessor’s response indicates that any fees, expense reimbursements, or other consideration will not be considered to constitute a Disqualified Expense, such response shall be binding upon Lessor for the purpose of applying this definition of Disqualified Expenses with respect to the agreement, lease or contract which is the subject of such determination, except to the extent of any subsequent modification or amendment of or to such agreement, lease or contract which relates to or affects any fees or other consideration payable thereunder.  Solely for the purposes of this definition of Disqualified Expenses and for Section 15.5(b) below, the term “Affiliate” as used in this definition and in Section 15.5(b) below shall include any and all of the following:  (A) any Affiliate as defined above in this Section 1; and (B) any Person which has a substantial business relationship with Lessee, the Operator, or a Food and Beverage Operator, other than in connection with the Hotel or the Hotel Business, which could reasonably enable the parties to the subject agreement, lease or contract to agree upon terms or conditions of payment or performance of the obligations of Lessee, the Operator, or such Food and Beverage Operator thereunder that would be in excess of the reasonable commercial value of the goods or services to be provided thereunder by such Person in return for concessions or credits to be given or provided by such Person in connection with such other business relationship.

“Effective Date” is defined in the introductory paragraph to this Lease.

“Eligible Costs” is defined in Section 11.2.

“Employment Obligations” is defined in Section 2.4(d).

“Employment Liabilities” is defined in Section 8.2.

“Engineer” is defined in Section 17.2.

“Entitlements” means all present and future approvals, permits, licenses and other entitlements, including all development approvals, mitigation measures, and conditions of development, that have been issued or may hereafter be issued by any federal, state, regional or municipal government or authority, and that are required at any time between the Effective Date and the Surrender Date in connection with the development, construction, use, ownership, management, operation, occupancy or Alteration of the Premises.

“Entitlements Change” is defined in Section 7.1(c).

“Environmental Laws” means all federal, state and local laws, statutes, ordinances, regulations, rules, final and enforceable judicial and administrative orders and decrees, including any rules or principles of common law, permits, licenses, approvals, and authorizations, of all federal, state, regional and municipal governmental agencies, bodies or officials, or other governmental entities with legal authority, pertaining to the protection of the health and safety of persons, animals, or the environment, and which are in effect at the time as of which any reference to Environmental Laws is applicable or pertinent under this Lease, including any such laws, statutes, ordinances, regulations, rules, final and enforceable judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements regulating or relating to Hazardous Materials or to the generation, use, storage, release, presence, disposal, transport, or handling of any other substance or material which has the potential to pollute, contaminate, or harm any land, subsurface area, water source or watercourse, air or other natural resource.

“Equipment Financing” is defined in Section 15.6.

“Equipment Lenders” is defined in Section 15.6.

“Escrow Accounts” is defined in Section 7.2(a).

“Estimated Costs” is defined in Section 11.2.

“Event of Default” is defined in Section 14.1.

“Excess Costs” is defined in Section 11.2.

“Expiration Date” shall be the day immediately preceding the ninety-ninth (99th) anniversary of the Term Commencement Date.

“Fee Lender” means any Person (and its successors and assigns) which may, on or after the date hereof, make a loan to Lessor that is secured, in whole or in part, by Lessor’s fee interest in the Premises.

“Fee Mortgage” means any mortgage, deed of trust or other security instrument held by a Fee Lender and encumbering all or any part of Lessor’s fee interest in the Premises.

“FF&E” means all furniture, fixtures and equipment located in or used in connection with the operation of the Hotel, including, without limitation, lobby, corridor, and guest room furniture and furnishings; carpeting; flooring; wall coverings; window coverings; artwork; kitchen, bar and laundry equipment; audio-visual equipment; telephone, computer and telecommunications equipment; bathroom equipment; cleaning equipment; chinaware, glassware, flatware, linens, bedding, uniforms, utensils, and items of a like nature used in the operation of the Hotel; vehicles; and fittings and fixtures (excluding fixtures which, when attached to the Building and Appurtenances, become part of the real property pursuant to Applicable Laws), together with any and all replacements thereof and additions thereto during the Term.

“FF&E Reserve Account” means a reserve account established by Lessee for the Hotel, and administered by either Lessee or the Operator, into which Monthly Cash Flow is to be deposited from time to time for the purpose of defraying the future costs of acquisition or replacement of any FF&E, as may be required by any Management Agreement or by this Lease.

“Food and Beverage Agreement” means any agreement, contract or lease (other than a Management Agreement) entered into by Lessee or Operator, or any Affiliate of either, with any Food and Beverage Operator for or relating to the operation or management of any food and/or beverage (including alcoholic beverages) facilities, services or premises at, within or from the Hotel, including mini-bar service and/or room service, and such term shall include, without limitation, each food and beverage management or operating agreement which is shown on Exhibit B attached hereto as one of the Hotel Operating Agreements.  Except as otherwise provided in Sections 1.3 and 10.3(b)(xxii) of the Purchase Agreement with respect to the agreements identified on Exhibit B as items (4), (5) and (6) (herein the “SC Geary Related Agreements”), each Food and Beverage Agreement shall contain provisions which comply with the requirements of Section 9.2 of this Lease or shall be subject to a subordination agreement imposing such requirements.

“Food and Beverage Operator” means any entity from time to time retained by Lessee or the Operator, or any Affiliate of either, to manage and/or operate any food and/or beverage (including alcoholic beverages) facilities, services or premises at, within or from the Hotel, including mini-bar service and/or room service, which is a party to a Food and Beverage Agreement.

“Force Majeure Events” means fire, earthquake, flooding, acts of God, wars, riots, legal challenges not instituted by the Person claiming the benefit of a Force Majeure Delay, unanticipated delays caused by the City or any other public agency with jurisdiction (but only to the extent that any such delay caused by the City or any other public agency is not attributable to the failure of the Person claiming the benefit of a Force Majeure Delay to conform to submission or other timing requirements imposed by the City or such other public agency in connection with approvals or permits being sought by such Person), delays caused by the other party’s failure to comply with its obligations under this Lease, and other events or circumstances outside the reasonable control, prevention and foreseeability of the Person claiming the benefit of a Force Majeure Delay; excluding, however, lack of funds or other financial inability to perform on the part of the Person claiming the benefit of a Force Majeure Delay.  In no event shall any Force Majeure Event cause the Term of this Lease to be extended beyond the Expiration Date.

“Full Insurable Replacement Value” is defined in Section 10.1.

“GAAP” means generally accepted accounting principles, consistently applied.

“Gross Receipts Taxes” means applicable goods and services taxes, excise, sales, occupancy and use taxes, or similar government taxes, duties, levies or charges collected directly from patrons or guests of the Hotel, or as a part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes, including, but not limited to, any transaction tax, resale of electricity tax, soft drink tax, head tax, occupancy tax, amusement tax, parking tax, beverage tax, sales tax and public utility tax.

“Group Sales Charges” is defined in Schedule 1.

“Hazardous Materials” means any substance which is or at any time becomes:  (i) regulated under or otherwise subject to any Environmental Law as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof; (iii) a hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, or reproductive toxicant; (iv) radon gas or any similar gas or substance, or (v) otherwise regulated pursuant to any Environmental Law.

“Hotel Business” means the hospitality and related business operations from time to time carried on at, within or from the Hotel during the Term of this Lease, including, without limitation, the rental or sale of rooms, suites and other accommodations for transient occupancy by Hotel guests, patrons and customers, the provision of meeting, conference, banquet and other facilities and services for use by Hotel guests, patrons and customers, the subleasing of retail, office, and other usable space in the Hotel for the provision of various business, retail, and personal services and concessions for the use and enjoyment of Hotel guests, patrons and customers, and the operation of all amenities available at or associated with the Hotel, including food and beverage facilities and services (including the sale and serving of alcoholic beverages at, within and from the Hotel, mini-bar, and room service), parking services, spa and health facilities, and any and all other features, services and amenities from time to time provided at or by the Hotel for the use or enjoyment of the Hotel guests, patrons and customers or the public at large.

“Hotel Employees” means all individuals who, at any time during the Term of this Lease, are employed by Lessee, the Operator, any Food and Beverage Operator, or any Affiliate of any of such entities, solely or primarily in connection with the operation of the Hotel or the Hotel Business, including, without limitation, any management personnel who are employed generally or primarily at the Hotel or whose primary employment functions relate to the Hotel or any part of the Hotel Business. Persons who are hired or retained solely as independent contractors for the purpose of providing goods or services to or for the Hotel, including, without limitation, outside design professionals and construction contractors, catering services or parking services, and who are not Affiliates of Lessee, the Operator or any Food and Beverage Operator, shall not be considered to be Hotel Employees so long as under Applicable Laws Lessee, the Operator or any Food and Beverage Operator would not be recognized or treated as the employer of such Persons and would not incur vicarious liability for the acts or omissions of such Persons under Applicable Laws.

“Hotel Investment Experience” means the prior or current ownership, operation, or direct management oversight of one or more Luxury Hotel properties containing not less than an aggregate of 1,000 keyed guest rooms or suites.

“Hotel Operating Accounts” is defined in Section 7.1(f).

“Hotel Operating Agreements” means the management agreements for the operation of the Hotel, and any contracts, leases or other agreements for the management and operation of the food and beverage facilities, services and premises at the Hotel, which are listed on Exhibit B attached hereto.

“Impositions” means all real property taxes and assessments; personal property taxes; use and occupancy taxes; privilege taxes; business and occupation taxes; gross sales taxes; occupational license taxes; water and sewer charges; charges for public utilities; excises; levies; license and permit fees; transit taxes; and all other governmental impositions and charges of every name, kind and nature whatsoever, whether or not now customary or within the contemplation of Lessor or Lessee, and regardless of whether the same shall be extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing, which, at any time during the Term may be levied, assessed, charged or imposed or become due and payable upon or in connection with the ownership, development, construction, marketing, use, operation or occupancy of the Premises or any part thereof; or upon the rent or income of Lessee; or upon the transaction through which Lessor acquired the Premises from Lessee, this transaction, this Lease or any document creating or transferring an estate or interest of Lessee in the Premises (including any documentary transfer taxes); or upon any Improvements, Alterations, FF&E, or Personal Property; or upon the leasehold of Lessee or upon the estate hereby created; or upon Lessor by reason of its ownership of the fee underlying this Lease.  If at any time during the Term, the present method of taxation or assessment shall be changed such that there shall be substituted for the whole or any part of the Impositions now or hereafter levied, assessed and/or imposed any capital levy or other tax or assessment, including any benefit assessment or other fee, charge, tax or imposition that is imposed or administered by any governmental entity for a public purpose or for the funding of any public or private facilities, improvements or amenities, then the term “Impositions” also shall mean and include such capital levy or other tax or assessment.  The term “Impositions” shall not include any municipal, state or federal income taxes levied against Lessor, any income, profits or revenues tax, assessment or charge imposed upon the Rent received by Lessor under this Lease (other than a gross receipts or gross rentals tax or charge), any estate, gift, succession, inheritance or transfer taxes of Lessor, or any business or occupational tax attributed and imposed upon Lessor for (and limited to the extent of) work, business or income not related or attributable to the Premises.

“Impound Account” is defined in Section 5.3.

“Improvements” means the Hotel and all other Buildings, utilities, monuments, fences, walls, driveways, landscaping and other structures and facilities that are at any time constructed, planted or installed on, under or within the Premises, including as part of any Alterations.

“Increase” is defined in Section 4.1.

“Interest Rate” means two percent (2%) in excess of the rate published in the Wall Street Journal for the period in question as the “prime rate,” or, if there is no such rate published, the rate publicly announced by Citibank or its successors for the period in question as the rate (however denominated) given to its best commercial customers for unsecured commercial loans, or, if there is no such rate announced, the rate of ten percent (10%) per annum (calculated on the basis of a 365/366-day year), or, if less, the maximum rate of interest permitted to be charged under applicable law by the payee of such interest.

“Intervening Lease” is defined in Section 13.7(c).

“Land” is defined in Recital A.

“Lease” is defined in the introductory paragraph to this Lease, and includes all Exhibits attached hereto.

“Leasehold Mortgage” means any deed of trust, mortgage, assignment, security interest, lien or other encumbrance of, in or against Lessee’s leasehold estate created by this Lease or Lessee’s leasehold interest in the Premises or any part thereof (excluding any lien, pledge or security interest relating to any Equipment Financing).

“Lender” is defined in Section 15.5.

“Lender Affiliate” means any Lender which is an Affiliate of Lessee or the Operator.

“Lessee” is defined in the introductory paragraph to this Lease.

“Lessee Loan” is defined in Section 15.5.

“Lessee Representatives” means Lessee’s agents, officers, directors, members, employees, contractors, and invitees.

“Lessee Retained Obligations” is defined in Section 8.1.

“Lessee’s Interest Notice” is defined in Section 13.7(b).

“Lessor” is defined in the introductory paragraph to this Lease.

“Lessor Exceptions” means (i) the lien of and any security interest created by any Fee Mortgage; and (ii) any liens, exceptions and restrictions on, against or relating to the Premises which have been created by, or have resulted solely from acts of, Lessor or Lessor Representatives occurring on or after the Effective Date and in violation of the terms of this Lease, unless the same were created with the written concurrence of Lessee or as a direct or indirect result of a default by Lessee under this Lease.

“Lessor Indemnitees” means (i) Lessor; (ii) all Affiliates of Lessor; and (iii) all trustees, directors, officers, members, employees and agents of any of them.

“Lessor Representatives” means Lessor’s agents, officers, directors, members, employees, and contractors.

“Lessor’s Share” is defined in Section 17.5(c).

“Lessor Transfer” is defined in Section 13.7.

“Lessor Transfer Obligations” is defined in Section 5.1.

“Liens” is defined in Section 15.4.

“Liquor Licensee” is defined in Section 2.5(c).

“Luxury Hotel” means a hotel facility whose standards of operation and physical characteristics are substantially equal to or higher than the average standard of operation and physical characteristics of the five (5) hotels located in the City which reflect a quality standard of hotel operation at least equal to the higher of (i) the operation of the Hotel as managed and operated on the Effective Date, and (ii) the top tier of recognition as a so-called four (4) star hotel or equivalent rating (based on the criteria employed by the primary national hospitality industry rating services, including the Mobil Travel Guide, Conde Nast Traveler, and the American Automobile Association) (the “Luxury Hotel Competitive Set”).  As of the Effective Date, the following hotels located in the City are considered to be included within the Luxury Hotel Competitive Set:  the Park Hyatt Hotel; the Campton Place Hotel; the Huntington Hotel; the Fairmont Hotel; the Westin St. Francis Hotel.  It is recognized that not all services and facilities available in each Luxury Hotel will necessarily be provided by all Luxury Hotels, but that the composite of services, facilities, and amenities provided by each Luxury Hotel will cause such hotel to be deemed to constitute a Luxury Hotel.  It is also recognized that during the Term of this Lease:  (A) the list of the hotels comprising the Luxury Hotel Competitive Set may require modification as one or more existing hotels in the City is taken out of operation or suffers a decline or benefits from an improvement in its quality ratings and/or as new or remodeled hotels are added to the hotel market in the City and are operated in a manner that would qualify them for inclusion as part of the Luxury Hotel Competitive Set; and (B) the four-star quality rating for hotels in the City, as currently determined by the existing primary national hospitality rating services, includes a variety of hotels of different sizes, types, geographic locations and operations that fall within a quality range which varies from slightly less than five-star (or absolute top quality) status and slightly better than three-star (or somewhat lower quality) status.  As used in this definition of Luxury Hotels, the term “top tier” hotels, when used to refer to hotels within the four-star or equivalent rating, shall refer to those hotels within the four-star or equivalent rating which occupy the top level of recognition within such four-star category (i.e., that are closest in ranking to five-star hotels).  The parties acknowledge that the Luxury Hotel Competitive Set may be revised from time to time during the Term of this Lease, but not more frequently than at five (5) year intervals, to reflect current conditions and quality ratings of hotels in the City at a four-star or equivalent rating (based on rating standards and criteria at the time being employed by the companies or firms which are then generally recognized as the primary national hospitality rating services), provided that at all times the Luxury Hotel Competitive Set shall consist only of hotels in the City that occupy the top tier of recognition within such four-star rating range or its equivalent.  In the event that any dispute arises between Lessor and Lessee as to which five (5) hotels in San Francisco reflect a quality standard of hotel operation which satisfies the above-stated requirements, such dispute shall, upon the request of either party, be resolved by arbitration pursuant to Section 18.

“Major Alteration” is defined in Section 11.1.

“Major Casualty” is defined in Section 17.2.

“Management Agreement” means any agreement, contract or lease (other than a Food and Beverage Agreement) entered into by Lessee from time to time with any Operator relating to the management or operation of the Hotel or any other Improvements, including the property management agreement which is described on Exhibit B attached hereto as one of the Hotel Operating Agreements, and also includes any franchise, license or similar agreement, whether entered into with the Operator, any affiliate of the Operator, or any third party, relating to the use of any trade names, trademarks, central or corporate services, or other rights or facilities in connection with the operation of the Hotel or any other Improvements.  Each Management Agreement shall contain provisions which comply with the requirements of Section 9.2 of this Lease or shall be subject to a subordination agreement imposing such requirements.

“Memorandum of Lease” means the Memorandum of Lease, in the form attached hereto as Exhibit C, to be recorded by Lessee, at Lessee’s cost and expense, promptly following the execution and delivery of this Lease by the parties.

“Monetary Obligations” means (i) Rent and all other sums payable by Lessee under this Lease to Lessor or to any Lessor Indemnitee, (ii) Impositions, (iii) premiums for insurance required to be maintained by Lessee under this Lease, and (iv) all sums payable by Lessee under this Lease to any Person other than Lessor or any Lessor Indemnitee, which sums, if not timely paid, could result in the imposition of a lien or charge against the Premises.

“Monthly Cash Flow” means, for each calendar month during the Term, the actual gross receipts of revenue and income from the operation of the Premises, the Hotel, and/or the Hotel Business for such month, as determined in accordance with the cash receipts method of accounting.  Monthly Cash Flow shall not include any Capital Event Proceeds.

“Morgans” means Morgans Hotel Group, LLC, a Delaware limited liability company.

“Net Operating Income” or “NOI” means, for any Operating Year or, in the case of the provisions of Section 7.2(f) for any period of twelve (12) consecutive calendar months, the Total Revenues for such Operating Year or 12-month period, as applicable, less the sum of (for the applicable period) (i) Ordinary Operating Expenses, (ii) amounts deposited into the FF&E Reserve, but not in excess of an aggregate deposit equal to four percent (4%) of Total Revenues, and (iii) Debt Service payable on any Equipment Financing.

“Notice of Election to Terminate” is defined in Section 17.7.

“Notices” is defined in Section 20.1.

“Operating Contract” is defined in Section 13.1.

“Operating Year” means each consecutive calendar year during the Term, commencing with the calendar year in which the Effective Date occurs and ending with the calendar year in which this Lease shall expire or terminate.  In the event that the Term of this Lease shall commence on a date other than January 1 of a calendar year, or shall terminate on a date other than December 31 of a calendar year, that portion of any such calendar year in which the Term of this Lease shall be in effect shall be considered to be an Operating Year for purposes of this Lease.  Without limiting the foregoing, the parties acknowledge and agree that the initial Operating Year shall commence upon the Bankruptcy Court Approval Date, as defined in the Purchase Agreement and shall end on December 31, 2004.

“Operator” means the management company or other entity (excluding any Food and Beverage Operator) retained by Lessee from time to time to manage and operate the Hotel and/or any other Improvements on the Premises.  Each Operator shall be subject to the approval of Lessor as and to the extent provided in Section 9.1 of this Lease.

“Ordinary Operating Expenses” means, for any specified period, without duplication of any item, all costs, expenses, debts, liabilities and/or obligations arising from the operation of the Hotel which are paid or incurred by Lessee or by Operator as agent for Lessee and which are treated as expenses under both GAAP and the Accounting Standards, but excluding:

(a)                  depreciation of any Improvements, FF&E, and capitalized operating equipment;

(b)                 amortization of assets held under capital leases and costs of acquiring leaseholds and leasehold improvements;

(c)                  all Disqualified Expenses;

(d)                 capital expenses (meaning any item of expense that, according to GAAP, is not properly treated as a current expense on the books of the Hotel, but rather should be capitalized);

(e)                  Debt Service on any Lessee Loans or Equipment Financing, or any other payments made in respect of any Lessee Loans or Equipment Financing;

(f)                    any payment on account of dividends or other return on the equity investment of the owners of Lessee;

(g)                 Rent payable under this Lease;

(h)                 amounts deposited into any Reserve Account, including the FF&E Reserve Account.; and

(i)                     any other sums which any other provision of this Lease expressly states shall not constitute Ordinary Operating Expenses.

Notwithstanding the foregoing, amounts which are funded by Lessee to SC Geary LLC from time to time for the purpose of covering or defraying any operating deficits arising from the operation of the restaurant and bar facilities at the Hotel (whether such funding is made by Lessee directly or indirectly to SC Geary LLC, and whether made in the form of equity contributions or otherwise), including any such amounts funded for payment of any shortfall in the payment of management fees owed to ZM SF Ventures LLC, shall, but in each such case only to the extent funded pursuant to the provisions of the Hotel Operating Agreement listed as item (4) in Exhibit B hereto, be included as Ordinary Operating Expenses even if, under the Accounting Standards and/or GAAP, such amounts would not otherwise qualify as expenses.

“Owner’s Policy” means the ALTA Owner’s Policy of Title Insurance issued by Title Company to Lessor concurrently with Lessor’s acquisition of fee ownership of the Premises pursuant to the Purchase Agreement.

“Permitted Alterations” is defined in Section 11.1.

“Permitted Exceptions” means any liens, exceptions and restrictions on, against or relating to the Premises which (A) exist on the Effective Date (excluding only matters which are actually known to Lessee but have not been disclosed in writing to Lessor prior to the Effective Date, whether by Lessee or the Title Company, and are not otherwise actually known to Lessor on the Effective Date), or (B) are expressly permitted under the terms of this Lease to be created by Lessee for a period that could extend beyond the Termination Date, or (C) will terminate by their express provisions on or before the Termination Date, or (D) are unconditionally subordinate to this Lease and Landlord’s rights hereunder, and expressly provide that they will not remain in effect following any termination of this Lease by Landlord upon an Event of Default, or (E) are hereafter consented to in writing by Lessor as liens, exceptions or restrictions which would be binding on Lessor or the Premises following the Termination Date, but specifically excluding any Leasehold Mortgage unless such Leasehold Mortgage is fully released and reconveyed prior to the Termination Date.

“Permitted Materials” is defined in Section 12.1.

“Permitted Transferee” is defined in Section 13.1.

“Permitted Uses” means the use, occupancy, operation, maintenance, repair, improvement, replacement and Alteration of the Improvements as a Luxury Hotel (including the roof of the Improvements), and uses customarily ancillary thereto (excluding any gaming casino or similar facility, and excluding any condominium, cooperative or other residential development which is offered to the public for sale), or such other or additional use as may hereafter be expressly consented to in writing by Lessor, which consent may be given or withheld, and shall be subject to such conditions as are required by Lessor (including, without limitation, an increase in the Rent payable hereunder and/or a restructuring of all or part of the Rent as participating rent), in Lessor’s sole and absolute discretion.

“Person” means any individual, trust, partnership, corporation, limited liability company, or other entity, including any governmental body, agency, authority or official.

“Personal Property” is defined in Section 15.6.

“Potential Default” means a condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder.

“Premises” is defined in Recital C of this Lease.

“Proceeds” is defined in Section 17.6.

“Project Costs” is fined in Section 5.2.

“Public Accommodations Laws” means all applicable laws, ordinances, rules and regulations of all duly constituted federal, state or municipal authorities, including, without limitation, Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12181-12183, 12186(b)-12189, the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. 2000a et seq., the Architectural Barriers Act of Rehabilitation Act of

1968, 42 U.S.C. 4151 et seq., Title V of the Rehabilitation Act of 1973, 29 U.S.C. 790 et seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, and the Uniform Federal Accessibility Standards, and any and all similar state and municipal laws, ordinances, rules and regulations now or hereafter adopted, published or promulgated, or otherwise in force, all as the same are in effect on the Term Commencement Date or as may be hereafter modified, amended or supplemented.

“Purchase Agreement” is defined in Recital A to this Lease.

“Purchaser” is defined in Recital A to this Lease.

“Qualified Transferee” is defined in Section 13.1.

“Qualifying Amount” is defined in Section 7.2(f).

“Receiving Party” is defined in Section 20.2.

“Recipient Agencies” means the City, the State, and any other federal, state or municipal governmental bodies, or public or private utility companies.

“Related Instruments” is defined in Section 16.1.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, migrating, dumping or disposing into the air, land, surface water, ground water or the environment of any Hazardous Materials (including the abandonment or discarding of receptacles containing any Hazardous Materials).

“Release Requirement” is defined in Section 7.2(f).

“Rent” is defined in Section 4.2.

“Replacement Operator” is defined in Section 9.2.

“Requesting Party” is defined in Section 20.2.

“Required Alterations” is defined in Section 11.3.

“Required Alterations Escrow Account” is defined in Section 7.2(a).

“Required Alterations Escrow Payments” is defined in Section 7.2(b).

“Restoration Work” is defined in Section 17.2.

“Retained Interests” is defined in Recital B.

“Seasonal Rent Reserve” is defined in Section 7.2(a).

“Seasonal Rent Reserve Escrow Payments” is defined in Section 7.2(b).

“State” means the State of California, and all of its agencies, departments and divisions.

“Substantial Completion” or “Substantially Completed” means, with respect to any Improvements or Alterations, the completion of work on such Improvements or Alterations to a condition in which they are usable for their intended purposes, subject only to completion of minor punch list items, in accordance with and without material deviation from approved plans, applicable construction contract requirements and the terms and conditions of this Lease, and provided that all inspection signoffs required from any City officials or inspectors under applicable City building codes and ordinances for lawful occupancy and operation of the Hotel in accordance with this Lease have been obtained.

“Surrender Date” means the later of:  (i) the Termination Date; or (ii) the date Lessee fully quits and surrenders the Premises to Lessor in accordance with the applicable requirements of this Lease.

“Surviving Obligations” means any obligations of Lessee or Lessor under this Lease, actual or contingent, which arise on or prior to the Termination Date and which by their express terms, or pursuant to any other provisions of this Lease, survive the Termination Date.

“Term” is defined in Section 3.1.

“Term Commencement Date” is defined in Section 3.1.

“Termination Date” means the Expiration Date, or such earlier date as this Lease may be terminated in accordance with its terms.

“Title Company” means Chicago Title Insurance Company.

“Total Appropriation” is defined in Section 17.4.

“Total Revenues” means, without duplication of any item, all revenue, sales, proceeds and income of any kind or character earned by or paid to Lessee which are treated as revenue under GAAP and the Accounting Standards in respect of the Premises or the operation of the Hotel, including without limitation the proceeds of any business interruption insurance relating to the loss of revenues from the operation of the Hotel, except that the following shall not be included in determining Total Revenues:

(a)                  Gross Receipts Taxes;

(b)                 Capital Event Proceeds;

(c)                  rebates, discounts, or credits of a similar nature with respect to purchases, except (other than for purposes of calculating the required amount of deposits to the FF&E Reserve Account) to the extent that the amount of such rebates, discounts or credits has been or is to be included in the calculation of Ordinary Operating Expenses;

(d)                 other income or proceeds derived from business operations or investments outside of the Hotel and resulting other than from (i) the use or occupancy of the Hotel, or any part thereof, including income derived from securities or other property acquired and held for investment, or (ii) the sale of goods, services, room accommodations, food and beverage, or other items sold on or provided from the Hotel in the ordinary course of business;

(e)                  interest earned on funds held in any Reserve Account;

(f)                    the value of any complimentary rooms, goods or services;

(g)                 gratuities, to the extent the same are collected for the benefit of and paid over to any Hotel Employees;

(h)                 charges or payments collected from patrons or guests for telephone, telegraph, facsimile transmission, computer access services, and other communications systems access or toll charges;

(i)                     any rent, license fee, concession charge, or other fees or charges in lieu of rent paid by any sublessee, concessionaire, or licensee whose revenues are otherwise included in the calculation of Total Revenues;

(j)                     refunds to Hotel guests or credits to any Hotel customers for lost or damaged items; and

(k)                  refunds to parking customers or any credits to any parking customers for lost or damaged items.

Notwithstanding the foregoing, amounts which are paid or distributed to Lessee from time to time on account of or arising from any income, profits or other earnings from the restaurant and/or bar operations at the Hotel, whether such payments or distributions are made in respect of Lessee’s ownership interest in 495 Geary LLC or otherwise, including without limitation any rent payments made to Lessee pursuant to the Operating Lease (Food and Beverage Premises) listed as item (2) in Exhibit B hereto, shall, but only to the extent made pursuant to the provisions of the Hotel Operating Agreements listed as item(s) (2), (3), (4), (5) and (6) in Exhibit B hereto, be included as Total Revenues even if, under the Accounting Standards and/or GAAP, such amounts would not otherwise qualify as revenues from the operation of the Hotel.  All such payments or distributions to Lessee shall also be included in determining Monthly Cash Flow.

“Transfer” means any sublease, sale, assignment, conveyance, exchange, encumbrance, hypothecation or other transfer, voluntary or involuntary, by operation of law or otherwise, of all or any portion of Lessee’s estate or interest in the Premises or this Lease, other than a Leasehold Mortgage or an Equipment Financing complying with the requirements of Section 15.5 or Section 15.6, respectively.  “Transfer” also shall mean and include any of the following transactions:  (i) if Lessee is a corporation with fewer than 500 shareholders and is not listed on a recognized exchange or other public trading system regulated by the United States or any foreign government, an assignment, sale, conveyance, exchange or other transfer, directly or indirectly, whether through a single transaction or multiple transactions, of the lesser of (A) fifty percent (50%) or more of the stock or voting rights of Lessee or (B) a controlling interest (as defined below) in such corporation, (ii) if Lessee is a trust, an assignment, sale, conveyance, exchange or other transfer, directly or indirectly, whether through a single transaction or multiple transactions, of fifty percent (50%) or more of the beneficial interest of Lessee from that existing on the date that Lessee became Lessee under this Lease; (iii) if Lessee is a limited liability company, any assignment, sale, conveyance, exchange or other transfer, directly or indirectly, whether through a single transaction or multiple transactions, of (A) such portion of the interest of any member which is designated as a manager of such limited liability company in the operating agreement for such company which would result in such member no longer having a controlling interest in such company, or (B) either (1) fifty percent (50%) or more of the beneficial ownership of the membership interests of Lessee from that existing on the date that Lessee became Lessee under this Lease or (2) a controlling interest in such limited liability company; (iv) if Lessee is a partnership, any assignment, sale, conveyance, exchange or other transfer, directly or indirectly, whether through a single transaction or multiple transactions, of (x) any general partnership interest of Lessee or (y) fifty percent (50%) or more of the beneficial ownership of the limited partnership interests of Lessee from that existing on the date that Lessee became Lessee under this Lease; or (v) if Lessee is a joint venture other than a partnership, trust, or limited liability company, any assignment, sale, conveyance, exchange or other transfer, directly or indirectly, whether through a single transaction or multiple transactions, of (A) fifty percent (50%) or more of the beneficial ownership of the joint venture interests of Lessee from that existing on the date that Lessee became Lessee under this Lease, or (B) a controlling interest in such joint venture.  As used herein, the term “controlling interest” shall mean the ownership of stock or voting rights in a corporation, or membership interests in a limited liability company, which by reason of the articles or by-laws of the corporation, the operating agreement of the limited liability company, or any voting trust or other contract or agreement among the stockholders of the corporation or the members of the limited liability company, authorizes, enables or permits the holder of such stock, voting rights, or membership interests to effectively control the management and/or policies of such corporation or limited liability company.

“Transfer Notice” is defined in Section 13.2.

“Transferee” means and includes any sublessee (other than pursuant to a minor sublease, as defined in Section 13.1(b), where permitted hereunder), purchaser, assignee or other transferee or recipient of all or any portion of Lessee’s estate or interest in the Premises or this Lease, pursuant to a Transfer which is permitted hereunder.

“Transition Period” is defined in Section 9.2.

“Unsecured Debt” means the indebtedness owed by Lessee to any nonaffiliated unsecured creditors of Lessee, to the extent such indebtedness was in existence prior to the Term Commencement Date and qualifies as an allowed claim in that certain bankruptcy proceeding of Lessee, pending as Case No. 03-41984-brl, in the United States Bankruptcy Court for the Southern District of New York, filed August 15, 2003.

“Withdrawal Month” is defined in Section 7.2(f).

“Work” is defined in Section 7.1(b).

2.                      LEASE OF PREMISES

2.1                       Lease of Premises

Lessor hereby leases the Premises to Lessee, and Lessee hereby leases the Premises from Lessor, subject to each and all of the terms, conditions and reservations contained in this Lease, all Entitlements and other Applicable Laws, and all liens (including the lien for any Impositions), easements, encumbrances, restrictions, exceptions, rights and conditions now or hereafter affecting the Premises, but excluding any Lessor Exceptions (collectively, “Conditions of Title”).

2.2                       Assignment of Acquired Interests

Lessor hereby assigns to Lessee, without any warranty or representation, express or implied, for the use and enjoyment of Lessee exclusively for and in connection with the operation of the Hotel, but solely for and during the Term of this Lease, and without the payment of any consideration by Lessee to Lessor other than the Rent payable hereunder, all Acquired Interests other than the Premises (the “Assigned Acquired Interests”), and Lessee hereby accepts such assignment and agrees to use and employ the Assigned Acquired Interests solely and exclusively for the use, benefit and operation of the Hotel for and during the Term of this Lease in accordance with and subject to the provisions of this Lease.  Upon any termination of this Lease, whether upon or prior to the Expiration Date, all Assigned Acquired Interests shall automatically and without further action by the parties revert and be deemed reassigned to Lessor, without the payment of any additional consideration by Lessor, and upon request by Lessor, Lessee shall promptly execute and deliver to Lessor such instruments of assignment as shall be reasonably required by Lessor to evidence such reversion and reassignment to Lessor.  Without limiting any other provisions of this Lease relating to the indemnification of Lessor, including Sections 10.3 and 12.4 hereof, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all damages, losses, claims, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising with respect to the Assigned Acquired Interests and accruing at any time prior to the Termination Date (or if Lessee holds over, the Surrender Date).  The obligations of Lessee set forth in this Section 2.2 shall survive the expiration or any earlier termination of this Lease.

2.3                       Acceptance of the Premises

Lessee accepts the lease of the Premises and the assignment of each of the Assigned Acquired Interests “AS IS, WITH ALL FAULTS,” in their respective condition, and Lessee assumes the risk of any and all latent or patent defects in the condition of the Premises or any of the Assigned Acquired Interests.  Lessor makes no representations or warranties of any kind regarding title, condition, adequacy or suitability, the presence or absence of any defects, deficiencies, limitations or restrictions thereon or relating thereto, or the validity or enforceability of any rights or interests acquired by Lessee under this Lease relating to any of the Assigned Acquired Interests.  Without limiting the foregoing, Lessee expressly acknowledges and agrees that Lessor has not made any express or implied representations or warranties of any kind or nature with respect to the Premises or the Assigned Acquired Interests, and that Lessor has disclaimed any warranties that otherwise may be implied by law, as to any matters relating to the Premises or the Assigned Acquired Interests, including the suitability of the soils or subsoils; the presence, absence, location or character of any archaeological, architectural, cultural, or historical resources or improvements; the characteristics of the Premises or any Improvements thereon or of any of the Assigned Acquired Interests; the suitability of the Premises or the use of any Assigned Acquired Interests for or in connection with the operation of the Hotel or for any other use; the validity or enforceability of any currently-existing Entitlements; the economic feasibility of the Hotel or the Premises or any of the Assigned Acquired Interests; any matter relating to or any aspect of the Conditions of Title to the Premises; and/or the presence, absence, location, character, condition or nature of any Hazardous Materials on, under, about or in the vicinity of the Premises.  Lessee acknowledges that in determining to enter into this Lease, Lessee is fully familiar with the Premises and the Assigned Acquired Interests based both on the possession and operation of the Premises and the use and enjoyment of the Assigned Acquired Interests by Lessee for a substantial period immediately prior to the Effective Date and also on the performance by Lessee of all investigations of the Premises and the Assigned Acquired Interests that Lessee has deemed to be necessary or appropriate for use as a Luxury Hotel or any other use, including soils and environmental studies; zoning, utilities and drainage studies; physical site inspections and investigations; a thorough review of the Entitlements and any related zoning, land use, cultural, historical, architectural, design, construction, or environmental requirements; appraisals; market and economic feasibility studies; and discussions with the City, State and all other public agencies with jurisdiction over the Premises, and Lessee has fully satisfied itself as to suitability, feasibility and all other matters relating to the Premises and the Assigned Acquired Interests based solely on Lessee’s pre-existing familiarity with the Premises and the Assigned Acquired Interests and on Lessee’s investigations and analyses and not in reliance on the accuracy or completeness of any information provided by Lessor or any of its directors, officers, members, employees, agents, consultants or contractors.  Without limiting the generality of the foregoing, Lessee assumes the risk of any and all liens, easements, encumbrances and other restrictions, rights or conditions affecting the Premises and/or the Assigned Acquired Interests (excluding solely any Lessor Exceptions), regardless of whether the same would materially and adversely affect the development, construction, financing, marketing, operation, management, repair, Alteration, use or occupancy of the Premises or the operation of a Luxury Hotel on the Premises.

2.4                       Purchase Agreement

(a)                 Assumption and Performance of Obligations.  As part of the consideration for this Lease, Lessee hereby unconditionally agrees to assume, as of and from and after the Effective Date, and to pay or perform, as applicable, (i) any and all covenants, obligations and liabilities of the Lessor arising under, in connection with, or relating to the Premises or the Assigned Acquired Interests, which either (A) become performable, accrue or arise on or following the Effective Date (other than Lessor Transfer Obligations), or (B) became performable, accrued or arose prior to the Effective Date to the extent that the same relate in any manner to the use, occupancy or condition of the Premises or the Hotel Business conducted therein; and (ii) any and all covenants, obligations and liabilities of the Seller under the Purchase Agreement which by their terms survive the Closing of the purchase and sale transaction contemplated therein (but only to the extent and during the period of such survival), including, without limitation, any such covenants, obligations and liabilities set forth in Section 4.3 of the Purchase Agreement (collectively, the “Assumed Obligations”).  Lessee shall indemnify, defend and hold all Lessor Indemnities harmless from and against any and all claims, liabilities, losses, damages, injuries, and costs and expenses (including, without limitation, attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, from or in connection with any failure of performance under or with respect to, or any breach of, any Assumed Obligations.

(b)                Certain Insurance and Condemnation Proceeds.  Lessor shall pay over or assign to Lessee, as applicable, for deposit into the Hotel Operating Accounts, a sum equal to such amount, if any, as may be paid or assigned to the Purchaser on account of the proceeds of any business interruption insurance carried by or for Seller to the extent that such proceeds relate to any period on or following the Term Commencement Date and have been actually paid over or assigned to Purchaser by Seller at the Closing pursuant to the provisions of Section 7.1 of the Purchase Agreement.  In addition, to the extent that the Seller has assigned to Purchaser at the Closing under the Purchase Agreement any insurance or condemnation proceeds, or right to receive the same, that were paid or are payable on account of damage to or loss or appropriation of any Improvements or Personal Property (as such terms are defined in the Purchase Agreement), Lessor agrees to cause Purchaser to deposit such proceeds, as and when received, in the appropriate Capital Reserve Account to be used by Lessee for the repair and reconstruction of the Improvements or the replacement of such Personal Property.

(c)                 Closing Costs.  As Additional Rent, Lessee agrees to pay, or to reimburse Lessor upon demand for the payment of, as applicable, all stamp and documentary transfer taxes, sales and use taxes, personal property taxes, utility or other deposits for goods or services provided or to be provided to the Premises, permit or license transfer fees or charges, and any escrow fees and charges, to the extent relating to or incurred in connection with the creation of this Lease or Lessee’s leasehold interest in the Premises, the assignment of the Assigned Acquired Interests, or the recordation of any Memorandum of Lease or other instrument evidencing or relating to the leasehold estate of Lessee.

(d)                Employees.  Lessee agrees that effective upon and following the Closing, Lessee shall continue to employ or cause to be employed a sufficient number of the employees who are employed at the Hotel or in connection with the Hotel Business (for the purpose of this clause (d), as such term is defined in the Purchase Agreement) immediately prior to the Closing so that Lessor (in its capacity as Purchaser or otherwise) shall have no obligation under any Applicable Law to give any layoff, closing or other termination notices, or otherwise incur any liability with respect to any Hotel Employees in connection with the acquisition of the Property by Purchaser pursuant to the Purchase Agreement, including, without limitation, pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101-2109, and/or the California Worker Notification Law, Cal. Labor Code 1400 et seq.  In addition, following the Closing, neither Lessee, nor any Operator or Food and Beverage Operator, shall terminate the employment of any Hotel Employees if such termination would, under Applicable Law (including the statutes noted above), in any manner impose any obligations or liabilities on Lessor (in its capacity as Purchaser or otherwise) under or with respect to any requirements of the aforesaid statutes.  In no event shall Lessor (in its capacity as Purchaser or otherwise incur, assume, or be deemed to have assumed any liability or responsibility for payment or performance of the salaries, benefits and/or all other payments and obligations owing at any time for or with respect to any Hotel Employees who are, were or will be employed at the Hotel, whether by Seller, Lessee, the Operator, any Food and Beverage Operator, or any Affiliate of any of such entities (“Employment Obligations”), and as between

Lessor and Lessee, Lessee shall be responsible for all such Employment Obligations.  Lessee shall deliver to Lessor within thirty (30) days after the Term Commencement Date a true and complete list of all Hotel Employees, identifying their positions and date of hire, and shall update such list from time to time upon Lessor’s reasonable request, but in any event not less frequently than once each Operating Year, and further, at Lessor’s request from time to time, Lessee shall deliver to Lessor a true and complete copy of any employment agreements in effect with respect to any one or more Hotel Employees, including any contracts or collective bargaining agreements entered into with any labor organization or union representing any Hotel Employees.  Except as otherwise expressly provided in this Lease or as Lessor may hereafter agree otherwise in writing, and except as may be required under the provisions of any collective bargaining agreements now in existence (including any renegotiation thereof) applicable to union employees performing services for or at the Hotel, all employment agreements relating to or affecting any Hotel Employees shall be subject and subordinate to the right, title and interest of Lessor under this Lease, and shall not survive the expiration or any earlier termination of this Lease or otherwise be binding on Lessor in any respect, regardless of whether Lessor shall exercise any of its rights under Section 14.2(h) relating to the hiring of any Hotel Employees following the termination of this Lease by reason of an Event of Default; provided that nothing herein shall be construed to obligate Lessor under or to make Lessor a party to any collective bargaining agreement covering any Hotel Employees, either during the Term of this Lease or following the termination of this Lease with respect to any Hotel Employees who are not actually hired by Lessor upon or following such termination.

(e)                 Retained Interests and Assigned Acquired Interests.  Lessee agrees to use and employ the Retained Interests and any Assigned Acquired Interests solely for and in connection with the operation of the Hotel and the Hotel Business, all in accordance with and subject to the requirements of this Lease.

2.5                       Hotel Operations

(a)                 Lessor acknowledges that it has approved the Hotel Operating Agreements, as the same are in effect on the Term Commencement Date.  No material modification of or amendment to such Hotel Operating Agreements shall be effective unless and until such modification or amendment has been approved by Lessor, which approval shall not be unreasonably withheld or delayed.  In addition, Lessee shall not enter into any new or replacement Management Agreement, or enter into or permit the Operator or any Affiliate thereof to enter into a new or replacement Food and Beverage Agreement, without the prior written approval of Lessor as and to the extent provided in Section 9 of this Lease.

(b)                Subject to the provisions of Sections 11.5(h) and 17, Lessee shall take all actions reasonably required to ensure that all operations at the Hotel, including all guest and meeting room facilities, all restaurant and bar premises, mini-bar facilities, and any other areas in which alcoholic or other beverages and/or food will be served or made available to guests and customers of the Hotel (including room service and banquet facilities), will be fully serviceable and in full operation on and following the Term Commencement Date.  In addition, except to the extent provided below or as Lessor may hereafter agree otherwise in writing, all contracts and agreements for or relating to the provision of goods or services to or for the Hotel (i) shall not be binding upon or enforceable against Lessor, (ii) shall be fully subordinate to the rights and interests of Lessor under this Lease, and (iii) except as otherwise expressly provided in Section 8.1, Section 8.2(b), Section 9.2, or Section 14.2(h) hereof, shall terminate and be of no further force or effect on the Termination Date; provided that the foregoing requirements shall not apply with respect to (A) any such contracts or agreements that are entered into with a Person who is not an Affiliate of Lessee, the Operator, or any Food and Beverage Operator, where the contract or agreement is terminable at the election of the Lessee, the Operator, or any Food and Beverage Operator, upon not more than sixty (60) days notice and without the payment of any fee, penalty or other consideration on account of such termination, and (B) any such contracts or agreements that were in effect and actually known to the Purchaser on the Approval Date (as such term is defined in the Purchase Agreement).

(c)                 Without limiting the foregoing provisions of this Section 2.5, Lessee shall ensure that at all times during the Term (i) any and all liquor licenses required for the lawful sale and service of alcoholic beverages at or within the Hotel, whether in or from any restaurant, bar or lounge areas, or mini-bar facilities, and including room service operations, shall have been issued and shall be in full force in effect, and (ii) the holder of any liquor license(s) relating to the sale or serving of alcoholic beverages at, within or from the Hotel (“Liquor Licensee”), and the terms of any contract or agreement with the Liquor Licensee relating to the sale or serving of alcoholic beverages at, within or from the Hotel, shall be in compliance with the requirements of Section 14.2(h) of this Lease.  The parties contemplate that upon or as soon as reasonably practicable following the Term Commencement Date, the existing liquor licenses for the Hotel will be transferred to a limited liability company or other joint venture entity in which Lessor or an Affiliate of Lessor holds an equity interest without operating management rights and without an interest in profits, losses or distributions, and Lessee, the Operator, or an Affiliate of Lessee or the Operator holds an equity interest together with operating management rights and all interest in profits, losses and distributions, which entity shall be governed by an operating agreement substantially in the form attached hereto as Exhibit D.  In the event that the Liquor Licensee is an entity in which Lessor or any Affiliate of Lessor holds any equity interest, and Lessee, Operator, or any Affiliate of Lessee or Operator, holds any equity interest together with operating management rights and all interest in profits, losses and distributions, Lessor and Lessee agree to cooperate, and cause any Affiliate of the respective party (including in the case of Lessee the Operator and any Affiliate of the Operator) to cooperate, in causing the Liquor Licensee to become a party to any existing Hotel Operating Agreement which provides for the sale or serving of alcoholic beverages at, from or within the Hotel, or otherwise to enter into such operating agreements or operating leases with Lessee, the Operator, or any Food and Beverage Operator, as may be required from time to time to permit the lawful sale and serving of alcoholic beverages pursuant to the applicable liquor license.  Any such operating agreement or operating lease shall be in form and substance permitted by Applicable Laws and otherwise reasonably acceptable to Lessor and Lessee, including, without limitation, indemnification of Lessor or such Affiliate of Lessor from and against any liability (civil, statutory, regulatory or criminal) relating to the sale or serving of alcoholic beverages pursuant to such liquor license (excluding solely any liability which results from the gross negligence or willful misconduct of Lessor or any Affiliate of Lessor which has an equity interest in the Liquor

Licensee), but shall not impose any fees on the operator thereunder in consideration of the creation of such operating agreement or lease.  In the event that at any time only a temporary liquor license has been issued for the sale or serving of alcoholic beverages in any area of the Hotel, Lessee and Lessor (to the extent that Lessee, Lessor or any Affiliate of Lessee or Lessor holds an equity or management interest in the Liquor Licensee) shall cooperate in taking or causing to be taken all actions as shall be reasonably required (A) to ensure that the Liquor Licensee holding such temporary license shall not make or permit any change in the ownership or control of such Liquor Licensee if such change would in any way obstruct or delay the issuance of a permanent liquor license in replacement of such temporary liquor license, and (B) to cause the Liquor Licensee which holds such temporary liquor license to diligently pursue the issuance of a permanent liquor license in replacement of such temporary liquor license as quickly as is permitted under Applicable Law.

2.6                       Quiet Enjoyment

So long as this Lease has not been terminated as the result of any Event of Default or the occurrence of any other event of termination hereof expressly provided herein, Lessee shall have the right to lawfully and quietly hold, occupy and enjoy the Premises during the Term, subject to the terms, conditions and reservations contained in this Lease, without hindrance, interruption, disturbance or molestation by Lessor or anyone claiming by, through or under Lessor.  Lessee’s sole remedies for a breach of the covenant contained in this Section 2.6 shall be (i) a suit for damages instituted against Lessor, provided that any recovery against Lessor shall be limited as provided in Section 20.3, and/or (ii) a proceeding in equity for injunctive or other equitable relief for the purpose of eliminating or mitigating the cause of the breach of the covenant of quiet enjoyment.  By its execution of this Lease, Lessee expressly waives any and all rights at law or in equity to terminate this Lease or to withhold, setoff, abate or otherwise reduce or defer the payment of Rent or any other sums or charges payable by Lessee hereunder, or to exercise any other remedy against Lessor except as expressly provided above, as a result of the breach by Lessor of the covenant of quiet enjoyment contained herein.

2.7                       Materiality Provisions

Without limiting the circumstances under which a particular matter may be considered to be material or to have a substantial impact, the parties agree that any provisions of this Lease which, with respect to any obligation of or performance by Lessee under this Lease, or with respect to any rights or obligations of Lessor under this Lease, refer to the materiality of any actions or conditions, or to whether there may be a material effect, change or impact, or to whether an item or matter is in material or substantial compliance with a requirement of this Lease, shall be construed so that it shall be a material action or condition, a material effect, change or impact, or a lack of material or substantial compliance, if such action, condition, effect or impact, or lack of compliance, would have a reasonable potential to result in (i) any failure to maintain and continuously operate the Hotel as a Luxury Hotel within the meaning of this Lease, or (ii) any interference which is more than de minimis with the right or practical ability of the Lessee to use the Premises for any Permitted Uses, or (iii) any violation of or non-compliance with any Applicable Requirements, if such violation or non-compliance would, subject to Lessee’s right to contest any such Applicable Requirements as expressly set forth in Section 6.3(b), expose Lessor to any liability (civil, criminal, regulatory or statutory) to any governmental body or third party which (in the case of any civil liability) would be more than de minimis, or would in the case of a violation of Applicable Laws survive a termination of this Lease and impose on the fee owner of the Land and Improvements any cost which is more than de minimis for the correction, removal or remediation of such violation, or (iv) any reduction in the fair market value of the Property or the value of the Lessor’s interest under this Lease which is more than de minimis, or (v) any impairment of or restriction on the rights and remedies of Lessor upon the occurrence of an Event of Default.

3.                      Lease Term

3.1                       Lease Term

The term of this Lease (the “Term”) shall commence on the Effective Date of this Lease, as set forth on the opening page hereof (the “Term Commencement Date”) and shall end at 11:59 p.m. on the Expiration Date, or such earlier date as this Lease may be terminated in accordance with its terms.

3.2                       Possession

Commencing on the Term Commencement Date, Lessee shall have possession of the Premises, subject to each and all of the terms, conditions and reservations contained in this Lease.

3.3                       Memorandum of Lease

Concurrently with the execution and delivery of this Lease, Lessor and Lessee shall execute, acknowledge and record (at Lessee’s sole cost) a Memorandum of Lease in the form attached as Exhibit C (the “Memorandum of Lease”).  In the event of any termination of this Lease, whether occurring on the Expiration Date or on or as of any earlier date in accordance with the terms hereof, Lessee shall, upon request by Lessor, promptly execute, acknowledge and deliver to Lessor a recordable instrument sufficient to remove this Lease, and any and all rights and interests of Lessee in and to the Premises, as an encumbrance on or other exception to Lessor’s fee title to the Premises, and upon any failure of Lessee to provide such recordable instrument to Lessor as provided above, Lessor shall be entitled to take all action that may be reasonably necessary to cause the Memorandum of Lease to be released of record (and for such purpose, Lessee, for itself and its successors-in-interest as the tenant under this Lease, hereby irrevocably appoints and constitutes Lessor as Lessee’s true and lawful attorney-in-fact, which appointment is coupled with an interest in the Land and Improvements, for the purpose of executing, acknowledging and recording all such documents, on behalf of and in the name of Lessee or its then successor-in-interest as the tenant under this Lease, as applicable), and Lessee shall be obligated to reimburse Lessor for all reasonable costs and expenses, including reasonable attorneys’ fees and costs, incurred by Lessor in causing such Memorandum of Lease to be released of record.  The provisions of this Section 3.3 shall survive the expiration or earlier termination of this Lease.  In the event of any failure by Lessee to perform its obligations under this Section 3.3, Lessee shall be liable to Lessor for any and all losses, damages and liabilities suffered or incurred by Lessor on account of such failure, including, without limitation, any consequential damages suffered by Lessor with respect to its business, its investments, its credit standing, or any economic or financial penalty or burden.

4.                      Rent

4.1                       Annual Base Rent

(a)                 During the period commencing on the Term Commencement Date and continuing thereafter until the Expiration Date, Lessee shall pay Lessor annual base rent as provided in this Section 4.1 (“Annual Base Rent”):

(i)                           For the period from the Term Commencement Date up to the second (2nd) anniversary of the Term Commencement Date, the annual sum of Two Million Eight Hundred Forty Thousand and Four Dollars ($2,840,004.00), payable in equal monthly installments, in advance as provided below, of Two Hundred Thirty-Six Thousand Six Hundred Sixty-Seven Dollars ($236,667.00).

(ii)                        For the period from the second anniversary of the Term Commencement Date up to the tenth (10th) anniversary of the Term Commencement Date, the annual sum of Five Million Nine Hundred Fifty-Six Thousand One Hundred Fifty-Two Dollars ($5,956,152.00), payable in equal monthly installments, in advance as provided below, of Four Hundred Ninety-Six Thousand Three Hundred Forty-Six Dollars ($496,346.00).

(iii)                     For all subsequent periods during the Term, the Annual Base Rent shall be adjusted and shall be payable as provided in subparagraph (c) of this Section 4.1.

The portion of the Annual Base Rent allocable to the lease of the tangible personal property included as part of the Premises shall be equal to ten percent (10%) of the Annual Base Rent per annum for the period commencing on the Term Commencement Date and continuing thereafter until the seventh (7th) anniversary of the Term Commencement Date.  Following the seventh (7th) anniversary of the Term Commencement Date, no portion of the Annual Base Rent payable under this Lease shall be allocated to the lease of the tangible personal property in recognition that the maximum useful life of the tangible personal property included in the Premises is no more than seven (7) years.  For the avoidance of doubt, the portion of the Annual Base Rent allocated to the lease of tangible personal property under this paragraph is solely for the purpose of allocating a portion of the Annual Base Rent otherwise payable hereunder and shall not increase, decrease or otherwise affect the amount of the Rent payable hereunder.

(b)                Lessee shall pay Annual Base Rent in advance in equal monthly installments, in the respective amounts set forth in Section 4.1(a) above, with the first such monthly installment to be paid on the Term Commencement Date (prorated on the basis of the actual number of days remaining until the end of the calendar month in which the Term Commencement Date occurs), and each subsequent monthly installment to be due and payable on the first day of each succeeding calendar month during the Term; provided that the monthly installment of the Annual Base Rent payable for any partial month in which the Term of this Lease shall expire or shall otherwise be terminated in accordance with the provisions of this Lease shall be prorated on the basis of the actual number of days in such month.

(c)                 Annual Base Rent shall be adjusted on the tenth (10th) anniversary of the Term Commencement Date and every five (5) years thereafter during the Term (each, an “Adjustment Date”), by multiplying the then-current Annual Base Rent by the Annual Base Rent Adjustment

Percentage, and the Annual Base Rent, as so adjusted, shall be payable, monthly in advance as provided above, until the next Adjustment Date.  For example, if the then-current Annual Base Rent were Ten Million Dollars ($10,000,000.00) and the Annual Base Rent Adjustment Percentage were one hundred six and one-half percent (106.5%), the new Annual Base Rent would be Ten Million Six Hundred Fifty Thousand Dollars ($10,650,000.00).  Lessor shall provide Lessee with notice of the adjusted Annual Base Rent not less than ten (10) Business Days prior to the date on which such adjusted amount is due and payable; provided that any failure of Lessor to provide such notice shall not invalidate any adjustment of the Base Rent provided for hereunder or defer the effective date of the accrual of such adjusted Annual Base Rent, but in such event Lessee shall not be deemed to be in default under this Lease in the payment of the accrued and adjusted Annual Base Rent unless and until the expiration of ten (10) Business Days after Lessor has provided such notice to Lessee.  For purposes of this Section 4.1(c), the following terms shall have the following meanings:

(i)                           The “Annual Base Rent Adjustment Percentage” shall be the sum of one hundred percent (100%) plus the increase (if any) (“Increase”) in the Ending Index over the Beginning Index, expressed as a percentage; provided that the Increase calculated for the first Adjustment Date shall not be greater than forty percent (40%) nor less than twenty percent (20%), and the Increase calculated for any subsequent Adjustment Date following the first Adjustment Date shall not be greater than twenty percent (20%) nor less than ten percent (10%).  Lessee expressly understands and agrees that the Annual Base Rent payable hereunder shall not be subject to reduction if on any Adjustment Date the Ending Index is lower than the Beginning Index, so that for any period following any Adjustment Date in no event shall the Annual Base Rent as adjusted be less than the Annual Base Rent that was payable for the annual period immediately preceding such Adjustment Date.

(ii)                        The “Ending Index” shall be the CPI for the second calendar month preceding the Adjustment Date.  For example, if the Adjustment Date were July 21, 2014, the Ending Index would be the CPI for May, 2014.

(iii)                     The “Beginning Index” shall be the same as the Ending Index used to calculate the previous adjustment (for example, if the Adjustment Date were July 21, 2019, the Beginning Index would be the CPI for May, 2014); except that, for purposes of calculating the first adjustment to the Annual Base Rent, the Beginning Index shall be the CPI for the second calendar month preceding the month in which the Term Commencement Date shall occur.

4.2                       Rent and Additional Rent Defined

For purposes of this Lease:  (a) ”Annual Base Rent” shall have the meaning assigned in Section 4.1 above; (b) ”Rent” shall mean and include any and all amounts and charges Lessee is obligated to pay to Lessor or to any Lessor Indemnitee pursuant to this Lease, including Annual Base Rent and Additional Rent; and (c) ”Additional Rent” shall mean and include any Impositions, Project Costs, and other amounts and charges, except Annual Base Rent, which are payable to Lessor or at the direction of Lessor or are reimbursable by Lessee to Lessor pursuant to this Lease (including without limitation any reimbursement due to Lessor on account of Lessor’s election to perform or pay any obligation of Lessee hereunder as and to the extent provided for in this Lease).  Unless otherwise expressly provided in this Lease, Lessee shall pay Lessor any Additional Rent within thirty (30) days after delivery of Lessor’s invoice therefor.

4.3                       Payment of Rent

Lessee shall pay Rent to Lessor at the prescribed times by wire transfer of immediately available and lawful funds of the United States to such account or accounts located in the United States of America as Lessor may designate to Lessee in writing from time to time.  If Lessor fails to so designate an account for receipt of wire transfers of Rent, Lessee shall pay Rent to Lessor at the address provided in Section 20.1, or to such other person and/or at such other address as Lessor may designate in writing from time to time.

4.4                       Lessee’s Obligations Unconditional

To the maximum extent permissible under Applicable Laws, this Lease shall continue in full force and effect, and Lessee’s obligations (including Lessee’s obligation to pay Rent) shall not be released, discharged, abated, or otherwise affected by reason of:  (a) any Casualty or Appropriation affecting all or any portion of the Premises or the Improvements, except and solely to the extent expressly provided in Section 17 below; (b) any restriction on, prevention of, or interference with any use or operation of all or any portion of the Premises, the Improvements, the FF&E, any Personal Property, or any revenues or income received from or relating to the Premises; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Lessor or Lessee, or any action taken with respect to this Lease by any court, trustee, debtor in possession, or receiver in any such proceeding; (d) any claim of any type or nature which Lessee or any other Person has or might have against Lessor or any Lessor Indemnitee; (e) any failure by Lessor to comply with any of its obligations under this Lease or any other agreement between Lessor and Lessee; (f) the failure of any Person using, occupying or otherwise present on the Premises to perform or comply with any of the terms of any agreement with Lessee; or (g) the termination of any or all of the Entitlements, any Management Agreement, or any sublease or other agreement relating to or affecting the Premises or any Improvements, whether voluntarily or by operation of law.  The obligations of Lessee under this Lease shall be separate and independent covenants; and Lessee hereby waives, to the maximum extent permitted by Applicable Laws, any rights that it may now or in the future have to quit or surrender the Premises, to terminate this Lease, or to any abatement (subject only to the provisions of Section 17 below), diminution, offset, reduction or suspension of Rent on account of any event or circumstance whatsoever, whether or not foreseeable.

4.5                       Late Charge

Notwithstanding any other provision of this Lease, Lessee hereby acknowledges that late payment to Lessor of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  If Lessee fails to pay any Rent owed to Lessor within five (5) days after the date any such payment is required to be made hereunder and fails to cure such default within two (2) days after receipt of notice from Lessor (it being agreed that the requirement for receipt of any such notice from Lessor shall apply only to imposition of the late charge provided for in this Section 4.5, and shall not be construed to require Lessor to deliver any notice to Lessee in order for an Event of Default to occur, except solely as may be expressly provided in Section 14.1), then Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount, plus all reasonable attorneys’ fees and costs incurred by Lessor by reason of Lessee’s failure to pay such Rent when due hereunder.  Lessor and Lessee hereby agree that such late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of Lessee’s late payment and shall not be construed as a penalty.  Lessor’s acceptance of any such late charge shall not constitute a waiver of Lessee’s default with respect to such overdue amount or preclude Lessor from exercising any of the other rights and remedies granted under this Lease on account of such default.

Initials:
	Lessor	Lessee

5.                      Net Lease; Taxes and Assessments

5.1                       Net Lease

Without limiting the provisions of Section 4.4 of this Lease, the Annual Base Rent and any Additional Rent payable to Lessor hereunder shall be absolutely net to Lessor and shall be paid without assertion of any counterclaim, setoff, deduction or defense and without any abatement, suspension, deferment or reduction, except only as otherwise expressly provided in Section 17 of this Lease.  Except as specifically provided otherwise in this Lease, under no circumstances or conditions, whether now existing or hereafter arising, and whether within or beyond the present contemplation of the parties, shall Lessor be expected or required to make any payment of any kind or incur any obligation whatsoever with respect to the Premises, or otherwise have any obligation or liability with respect to the Premises; provided that the foregoing shall not be construed to require Lessee (i) to perform any obligations of Lessor under any contract or agreement entered into by Lessor with any third party to which Lessee or any Affiliate of Lessee is not a party, or (ii) to pay or reimburse Lessor for any costs or expenses incurred by Lessor in connection with the making of any Lessor Transfer, or (iii) require Lessee to assume any liability for any obligations of Lessor arising under any Lessor Transfer or otherwise incurred by Lessor under or in connection with such Lessor Transfer, including payment of debt service on any obligation secured by any Fee Mortgage (the items referred to in clauses (i), (ii) and (iii) above shall be referred to collectively herein as the “Lessor Transfer Obligations”), provided that (A) the foregoing shall not be construed to relieve Lessee from complying with and performing any express obligations of Lessee under this Lease that may also constitute covenants or obligations of Lessor under any such contract or agreement entered into by Lessor with any third party or under any Lessor Transfer, and (B) Lessee agrees to comply with any other requirements imposed on Lessor under any such contract or agreement entered into by Lessor with any third party or under any Lessor Transfer with respect to the operation or condition of the Hotel so long as such requirements are not in any manner or to any degree inconsistent with Lessee’s rights or obligations under this Lease, cause no additional cost or expense to Lessee, and do not expose Lessee to any additional liability.  Without limiting the generality of the Lessee obligations referred to in the preceding sentence, Lessee shall be obligated to pay any real property tax increases and assessments that may result from any Lessor Transfer.

5.2                       Project Costs

In addition to Annual Base Rent, Lessee shall pay or fund when due all Impositions (but subject to Lessee’s right to contest pursuant to Section 5.3(c) below), insurance premiums, Debt Service on any Lessee Loan or Equipment Financing, reserves provided for or required hereunder including the FF&E Reserve Account, the Escrow Account (to the extent provided in Section 7.2), permit and license fees, costs of utilities, design, construction, maintenance, repair, replacement, remediation, rebuilding, restoration, management, marketing, services, operations, and other costs and expenses of any type, character or nature whatsoever accruing at any time during the Term or any holdover period in connection with the development, ownership, marketing, leasing, operation, management, maintenance, repair, replacement, restoration, renovation, improvement, upgrading, use, occupancy or enjoyment of the Premises, excluding solely any Lessor Transfer Obligations (collectively, “Project Costs”).  Lessee shall pay all Project Costs directly, and shall contract directly for all required services, utilities and other items described herein; provided, however, that Lessor shall have the right to contract for any such services, utilities or other items if Lessee has failed to do so, or has failed to make any payment of Project Costs which is due and owing, provided that (a) such failure constitutes an uncured Event of Default; or (b) there is an imminent threat to the health or safety of persons or property on or about the Premises and Lessee has failed to act promptly following written notice from Lessor.  Lessee shall provide Lessor, from time to time upon written request, with copies of invoices, receipts, canceled checks and/or other documentation reasonably substantiating Lessee’s payment of all Project Costs.

5.3                       Payment of Taxes and Assessments

(a)                 Lessee’s Obligation to Pay.  Without limiting the generality of Sections 5.1 and 5.2, but subject to Section 5.3(c) below, Lessee shall pay all Impositions allocable to the Premises during the Term or any holdover period on or before the date due, and in any event before delinquency and before any fine, interest or penalty may become due or be imposed by operation of law for nonpayment; provided, however, that:  (i) Lessor shall pay or, if paid by Lessee, shall reimburse Lessee for any Impositions to the extent that the same are allocable to periods after the Expiration Date (or, if Lessee holds over following the Expiration Date, to periods after the Surrender Date); and (ii) if any assessment is permitted by law to be paid in installments without additional charge or penalty, Lessee may pay such assessments in installments, but in no event later than the actual due date for such installments.

(b)                Direct Payment.  Lessee shall pay all Impositions directly to the applicable taxing authority, and shall deliver to Lessor, within ten (10) days after request therefor, true and correct copies of the receipted bills or other reasonable evidence showing such payment of all Impositions required to have been paid as of such date.  Lessor shall cooperate with Lessee to cause all bills for Impositions to be sent directly to Lessee, but if the tax collection agency will not so agree, then Lessor shall tender all bills to Lessee promptly upon Lessor’s receipt, and in such event, if Lessor fails to tender any such bill to Lessee within the later of (i) ten (10) Business Days following the date of Lessor’s receipt of such bill from the taxing authority or (ii) twenty (20) Business Days prior to the date on which the tax, or installment thereof, represented by such bill shall become delinquent, then (A) Lessee shall not be in default hereunder for failure to make timely payment of such Imposition until the expiration of twenty (20) business days following the date on which Lessee shall receive a copy of such bill from Lessor or the taxing authority, and (B) if Lessee has not received any tax bill from Lessor or the taxing authority prior to the twentieth (20th) Business Day before the date on which the applicable tax payment shall become delinquent, Lessee may deliver written notice to Lessor requesting Lessor to promptly forward any tax bill that may have been delivered to Lessor for the tax period in question, and if Lessor fails to deliver any such tax bill that has actually been received by Lessor from the taxing authority prior to the receipt of Lessee’s notice within ten (10) days following Lessor’s receipt of such notice from Lessee, Lessor shall be obligated to pay any penalties incurred by Lessee for late payment of such tax bill which are not reasonably avoidable by Lessee.  Notwithstanding the foregoing terms of this Section 5.3(b), (i) if any Fee Lender or Leasehold Mortgagee shall at any time require that Impositions be paid to such Fee Lender or Leasehold Mortgagee or to an escrowee designated by such Fee Lender or Leasehold Mortgagee in monthly or other installments or otherwise deposited into an “impound account” (an “Impound Account”) maintained by or for the benefit of such Fee Lender or Leasehold Mortgagee, then Lessee shall comply with all such requirements of such Fee Lender (provided that such requirements are commercially reasonable) or Leasehold Mortgagee and shall provide evidence of such compliance to Lessor from time to time upon request, and (ii) if Lessee shall at any time fail to pay any Impositions when due and shall fail to cure such default within the applicable period provided under Section 14.1(b) below, then Lessor shall have the right at any time thereafter to require that Lessee pay monthly installments of Impositions into an Impound Account maintained by Lessor or an escrowee designated by Lessor.  Lessee shall not be entitled to receive any interest or other return on any funds on deposit in any Impound Account, unless otherwise agreed by the Fee Mortgagee or Leasehold Mortgagee requiring such Impound Account, and any funds so held in any Impound Account may be commingled with other funds of the Fee Lender, the Leasehold Mortgagee, Lessor or Lessor’s escrowee, or other parties depositing funds in such Impound Account, as applicable; provided that, except as otherwise provided upon the occurrence of an Event of Default, any funds held in an Impound Account maintained by Lessor or an escrowee designated by Lessor shall be used and disbursed by Lessor or such escrowee (subject to reduction for payment of customary account charges) for payment of the Impositions in respect of which such deposits have been made, and for no other purpose unless an Event of Default has occurred and is continuing.  Nothing in this Section 5.3(b) shall be deemed to relieve Lessee from its obligation to keep and maintain at all times during the Term of this Lease a reserve account in an amount sufficient to pay all Impositions and insurance premiums as provided in Section 7.1(e) hereof; provided that if an Impound Account is created hereunder pursuant to the foregoing provisions, then the amounts on deposit in such Impound Account for the payment of Impositions shall be credited against any amounts that would otherwise be required to be deposited into the reserve account created pursuant to Section 7.1(e) for the payment of Impositions.

(c)                 Right to Contest.  Lessee shall have the right, at its sole cost and expense, to contest the full or partial amount or validity of any Imposition by appropriate administrative and legal proceedings, either in its own name or jointly with Lessor if Lessor so elects.  Lessor shall cooperate with Lessee in any reasonable manner requested by Lessee, provided that (i) Lessee shall reimburse Lessor as Additional Rent hereunder for Lessor’s actual out-of-pocket costs incurred in connection with any such contest, (ii) no action by Lessee in connection with such contest shall expose Lessor to personal liability for the payment of any Impositions, (iii) Lessee shall not be authorized to settle any such action if an Event of Default has occurred and is continuing, and (iv) Lessee shall not settle any such contest in any manner that would provide for or consent to an increase in the amount of the Impositions payable with respect to the Premises after the Expiration Date over and above the Impositions payable by Lessee during the five (5) year period immediately preceding the Expiration Date.  Lessee may postpone payment of any contested Imposition pending prompt and diligent prosecution of any such proceedings and appeals, but only if Lessee shall post a bond or other assurance of payment or performance with Lessor, an escrow designated by Lessor, or the court or administrative agency or other legal authority having jurisdiction over the contest, to ensure payment of all sums ultimately determined to be due by Lessee.  Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, liabilities and costs and expenses, including penalties, interest, and reasonable attorneys’ fees and costs, arising from or related to any such contest, noncompliance or postponed compliance.

(d)                Assessment Proceedings.  If at any time during the Term any public or quasi-public authority proposes to create an improvement, special assessment, benefit, or other like district which would or could impose assessments or other Impositions on the Premises (an “Assessment District”), the boundaries of which would or could include the Premises, Lessor shall not cast any votes allocable to the Premises in favor of creation of such Assessment District (as distinguished from votes allocable solely to other property of Lessor, which Lessor may cast in any manner it deems appropriate in its sole discretion) without Lessee’s prior written consent.  In the event Lessee requests that Lessor vote in favor of creation of an Assessment District which would include the Premises, Lessor shall be obligated to cast those votes that are allocable to the Premises in favor of creation of such Assessment District (as distinguished from those votes that are allocable solely to other property of Lessor, which Lessor may cast in any manner it deems appropriate in its sole discretion), but only in the event that there is no Event of Default, or Potential Default which would be a Material Default, then existing and the creation of the proposed Assessment District would not result in Impositions being assessed against the Premises following the Expiration Date.  Lessor shall cooperate with Lessee in taking all reasonable steps necessary to create any such Assessment District, provided Lessee shall reimburse Lessor as Additional Rent for Lessor’s actual out-of-pocket costs in connection therewith.  Lessee shall have the right (but not the obligation), regardless of Lessor’s position, to participate in any proceeding relating to the creation of an Assessment District which would result in additional Impositions being assessed against the Premises and seek to have the Premises excluded from or included in any proposed Assessment District.  The party receiving any notice or other information relating to the proposed creation of any Assessment District the proposed boundaries of which would or could include the Premises shall promptly provide the other party with copies of all such notices and other information.

6.                      Use of Premises

6.1                       Permitted Use

The Premises shall be used at all times during the Term solely for the Permitted Uses, all in accordance with and subject to the terms and conditions of this Lease.  Lessee shall not use or permit the Premises to be used for any other purpose without the prior written consent of Lessor, which Lessor may grant, condition or withhold in its sole and absolute discretion.

6.2                       No Nuisance

Without limiting the applicability of Section 6.1 or any other provision of this Lease, Lessee shall not use or allow the Premises or the Project to be used for any unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance, waste or dangerous condition in, on or about the Premises or the Project.

6.3                       Applicable Requirements

(a)                 Compliance with Applicable Requirements.  Lessee shall comply in all material respects with the following (collectively, “Applicable Requirements”), including, without limitation, in connection with any construction, use, occupancy, operation, maintenance, repair, reconstruction, replacement, remediation, restoration, upgrading, marketing and management of the Premises:  (i) all Applicable Laws, including the Entitlements, all Environmental Laws, and all Public Accommodations Laws; (ii) all contracts and other agreements, whether with individuals or pursuant to any collective bargaining arrangements or agreements, relating to or governing the employment of any persons on or at the Premises in connection with the operation of the Hotel; (iii) all requirements of this Lease relating to the operation of the Hotel as a Luxury Hotel; (iv) the requirements of any insurer or insurance authority now or hereafter constituted to the extent required to obtain and maintain the insurance coverage required pursuant to the terms of this Lease; and (v) the requirements of any liens, easements, encumbrances, restrictions, rights and conditions to which the Premises or any part thereof may at any time be subject (other than any Lessor Exceptions, unless otherwise expressly provided herein).  Lessee shall provide Lessor promptly with copies of any notices of violation or deficiency Lessee may receive respecting the Premises from any public agency with jurisdiction or insurance authority, and subject to Lessee’s right to contest provided in Section 6.3(b) below, Lessee shall promptly and fully cure and correct at its sole cost and expense any such violation or deficiency.

(b)                Right to Contest.  Lessee shall have the right, at its sole cost and expense, to contest the application to the Premises of any law or legal requirement or other matter referred to in Section 6.3(a) above, by appropriate administrative and legal proceedings, either in its own name or jointly with Lessor if Lessor so elects.  Lessee may postpone compliance with any contested law or legal requirement or other such matter pending prompt and diligent prosecution of any such proceedings and appeals, provided that, if required in order to suspend the application of the contested law or legal requirement or such other matter to the Premises or if Lessee’s failure to pay or perform any contested law, legal requirement or other matter could impose any lien or charge against the Premises, Lessee shall post a bond or other assurance of payment or performance with Lessor, an escrow designated by Lessor, or, the court or administrative agency or other legal authority having jurisdiction over the contest, which is sufficient to suspend the application of the contested law or legal requirement or other such matter to the Premises and to ensure payment of all sums and performance of all obligations ultimately determined to be due by Lessee.  Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, liabilities and costs, including penalties, interest, and reasonable attorneys’ fees and costs, arising from or related to any such contest, noncompliance or postponed compliance.

6.4                       Utility Easements Over Premises

Lessor shall cooperate with Lessee at no expense to Lessor in granting licenses, permits or easements over, across or under the Premises to Recipient Agencies, to the extent such licenses, permits or easements are reasonably necessary to enable Lessee to operate the Premises as a Luxury Hotel, or for the purpose of constructing, maintaining and (as necessary) replacing such sub-surface utilities or other sub-surface utility-related facilities (e.g., storm drainage and sanitary sewer facilities) as are necessary for the proper operation of the Premises, provided that such licenses, permits and easements shall not be inconsistent with any of the provisions of this Lease.  Notwithstanding anything herein to the contrary, Lessee shall not, without the prior written consent of Lessor, which consent may be given or withheld in Lessor’s sole and absolute discretion, grant or purport to grant any licenses, permits or easements over, across or under the Premises to Recipient Agencies for any non-utility-related facilities such as (but without limitation) open space, walkways, driveways, parking areas or public access, unless and only to the extent that the same expressly provide for their cancellation, without payment of any cancellation charge or penalty, immediately upon the expiration or earlier termination of this Lease.

6.5                       Lessor’s Right of Entry

Lessor reserves (for itself and any Lessor Representatives) the right to enter the Premises at any and all reasonable times during the Term of this Lease and, except in cases of emergency, after giving Lessee and the Operator reasonable advance notice, for the purpose of: inspecting the Premises, the physical condition thereof, and the operation of the Hotel; ascertaining whether Lessee is complying with its obligations under this Lease, including without limitation the operation of the Hotel as a Luxury Hotel; showing the Premises to prospective purchasers or Fee Lenders; showing the Premises to prospective tenants (during the final three (3) years of the Term); posting notices of nonresponsibility; inspecting any Alterations under construction; reviewing, inspecting and auditing the books, files and records of Lessee, the Operator, and any Food and Beverage Operator, relating to the Hotel or the Hotel Business (to the extent reasonably necessary to enable Lessor to confirm Lessee’s compliance with the provisions of Section 7 or any other provisions of this Lease, and provided that Lessor agrees, as a condition of the inspection, review or audit of any such books, files and records, to enter into a reasonable and customary written confidentiality agreement providing for the confidential treatment of any proprietary or other confidential books, files and records of Lessee, the Operator, or any Food and Beverage Operator); and otherwise for any other purpose which is not inconsistent with the rights and obligations of Lessee under this Lease; provided that Lessor shall use commercially reasonable efforts during the course of any such entry to minimize any disruption of or interference with the operation of the Hotel or the Hotel Business and shall not take any action in connection with any such entry which would be inconsistent with the operation or reputation of a Luxury Hotel.  Lessor shall have the right to use any and all lawful means it deems necessary or appropriate under the circumstances in order to obtain entry to the Premises upon or following an Event of Default, or in case of an imminent threat or danger to persons or property if Lessee shall have failed to take prompt action to mitigate such threat or danger.  No entry by Lessor pursuant to the foregoing provisions shall be deemed to be an unlawful or forcible entry into, or a detainer of, the Premises, or constitute a constructive or other eviction of Lessee, or entitle Lessee to any abatement of Rent, or create any limitation on the performance by Lessee of its obligations under this Lease.  Nor shall Lessor or any Lessor Representative incur any liability to Lessee, Operator, any Food and Beverage Operator, any Hotel guest or customer, or any Hotel Employee, or any other Person, for or on account of such entry or any activity on the Premises by Lessor or such Lessor Representative in the course of such entry, except to the extent of any damage, loss, injury or liability that is attributable to the gross negligence or willful misconduct of Lessor or such Lessor Representative, as applicable.

7.                      Operation of Hotel

7.1                       Hotel Business

(a)                 Continuation of Hotel Operations.  On and as of the Term Commencement Date, Lessee shall assume full responsibility for and thereafter carry on with diligence and continuity the operation of the Hotel pursuant to and in accordance with the requirements of this Lease.  Lessee shall use and apply the Assigned Acquired Interests solely for the benefit and operation of the Hotel.

(b)                Covenant to Operate.  Each day during the Term, commencing upon and at all times from and after the Term Commencement Date, Lessee shall operate and have open for business, or cause to be operated and kept open for business, the Hotel as a Luxury Hotel; provided that the foregoing covenant (i) shall be subject to interruptions due to Force Majeure Events and any disruptions pursuant to any Casualty or Appropriation referred to in Section 17 (provided that Lessee shall use all commercially reasonable efforts to mitigate and minimize the impact of any Force Majeure Event, Casualty or Appropriation on the Hotel and the Hotel Business); and (ii) shall be subject to the provisions of Section 11.5(g) with respect to limited temporary closures of certain portions of the Hotel to the extent expressly permitted by Section 11.5(h).  In the event that any dispute arises between Lessee and Lessor as to whether the Hotel is being operated at any given time as a Luxury Hotel, such dispute shall, upon the request of either party, be resolved by arbitration pursuant to Section 18.

(c)                 Utilities, Services, Maintenance and Repairs.  At all times during the Term and any holdover period, Lessee shall:  (i) procure all utilities and other services which may be necessary or desirable in connection with the operation of the Hotel as a Luxury Hotel (including water, gas, electricity, telephone, communications, cable, janitorial, trash removal, security and landscaping); (ii) keep, maintain, operate, preserve and protect the Premises in substantial compliance with all Applicable Requirements, and in a first class, attractive and safe condition and repair fully consistent with a Luxury Hotel; (iii) obtain and maintain in full force and effect any and all licenses and permits required or appropriate for the operation of the Hotel as a Luxury Hotel, including liquor licenses, catering licenses, food and beverage service permits, entertainment and cabaret permits, elevator, boiler and machinery permits, environmental permits, and all other City, State and federal permits or authorizations required or appropriate for the normal and lawful operation of the Hotel, and (iv) undertake and complete in a diligent manner all necessary repairs, replacements, remediation, renovations, upgrades and Alterations to both the structure and contents (including FF&E) of all Buildings (whether structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary) in order to maintain and operate the Premises in accordance with the requirements of this Lease and in substantial compliance with all Applicable Laws, including, without limitation, all Public Accommodations Laws.

Lessor shall not be obligated to undertake or complete any repairs, replacements, remediation, renovations, upgrades or Alterations of any kind, nature or description whatsoever, and Lessee hereby expressly waives any right to terminate this Lease (except as otherwise expressly provided in Section 17 below) or to make repairs or perform any other action relating to the Premises at Lessor’s expense pursuant to any Applicable Laws, including, without limitation, Sections 1932(1) and (2), 1933(4), 1941 and 1942 of the California Civil Code.  If Lessee fails to comply with any of the foregoing provisions of this Section or with any other provision of this Lease relating to the repair, replacement, remediation, renovation, upgrade or Alteration of the Premises as required by this Lease (“Work”), and if such failure is not cured within the applicable time period set forth in Section 14 after notice from Lessor, then Lessor shall have the right, but not the obligation, to enter onto the Premises and perform any such Work for the account of Lessee, and in such event Lessor shall have no liability to Lessee for any loss or damage to the Premises, any FF&E or any Personal Property, or for any interference with the operation of the Premises (unless due to the gross negligence or willful misconduct of Lessor or Lessor Representatives).  If Lessor performs any such Work, Lessee shall pay to Lessor all costs thereof reasonably incurred by Lessor on demand as Additional Rent.

(d)                Entitlements.  Lessee shall not, at any time during the Term, apply to the City or other governmental entity with jurisdiction over the Premises for any zoning or general plan classification or modification or variance thereof, development permit, conditional use permit, environmental clearance, or other permit, approval or other Entitlement (collectively, “Entitlements Change”) which would permit a material alteration of the interior or exterior appearance of the Hotel or otherwise permit any change which would make the Hotel less likely to continue to receive at least a top tier four-star rating (as contemplated in the definition of Luxury Hotel), or would adversely affect the value of the Premises or the use of the Premises for any Permitted Uses in any material respect, or change any of the Permitted Uses, or would impose any personal liability or obligation on Lessor, or would impose any material increased cost on the Hotel or the owner thereof with respect to Hotel operations or the physical condition of the Hotel, or would be inconsistent with and/or disallowed by the provisions of any Fee Mortgage and/or any Leasehold Mortgage.  Without limiting the foregoing, Lessor hereby covenants that it will, upon the request of Lessee, reasonably cooperate with Lessee in the prosecution of any application for an Entitlements Change which is not precluded pursuant to the preceding sentence; provided, however, that any application for an Entitlements Change shall be pursued at Lessee’s sole cost and expense and Lessee shall promptly reimburse Lessor for all actual out-of-pocket expenses reasonably incurred by Lessor in connection with such cooperation.  In connection with the foregoing, Lessee shall provide Lessor with not less than thirty (30) days’ prior written notice of any requested Entitlements Change and, concurrently with the delivery of such notice, shall furnish Lessor with copies of all applications, plans, drawings, and other materials relating thereto.

(e)                 Reserve Accounts.  In addition to the FF&E Reserve Account and the Escrow Account, Lessee shall establish and maintain, or shall cause the Operator to establish and maintain in the name of and for the benefit of the Hotel, adequate reserve accounts for the payment of all Impositions, insurance premiums, deferred maintenance, and capital repairs, replacements and improvements as shall be required to ensure the continued operation of the Hotel as a Luxury Hotel for the full Term of this Lease.  The amounts to be funded into such accounts, whether from Hotel revenues or income or from direct contributions from Lessee, shall be sufficient to defray the reasonably anticipated or projected expenditures for such items, for such periods of time, as shall be consistent with the then current practices of other Luxury Hotels, and in any event Lessee shall comply with all applicable requirements of any Management Agreement with respect to the establishment and funding of any such reserve accounts.  Lessee hereby grants Lessor, for the purpose of securing the performance by Lessee of its obligations under this Lease, a first priority security interest in and to the FF&E Reserve Account and in and to all other reserve accounts at any time maintained by or in the name of Lessee or the Operator for the purpose of funding capital repairs, replacements or improvements to the Premises (collectively, together with the FF&E Reserve Account, the “Capital Reserve Accounts”).  Lessee shall also cause the Operator to grant to Lessor, for such purpose, a first priority security interest in and to any Capital Reserve Accounts at any time maintained by or in the name of the Operator.  Lessee shall from time to time execute and deliver, or cause the Operator to execute and deliver, as applicable, any and all financing statements, account control agreements (which shall be substantially in the form attached hereto as Exhibit E-1, in the case of the FF&E Reserve Account, and substantially in the form attached hereto as Exhibit E-2 in the case of any other Capital Reserve Account), and other instruments as may be required under Applicable Law to perfect and maintain the perfection of such security interest at all times during the Term of this Lease.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Lessee and the Operator shall be entitled to withdraw funds from any Capital Reserve Account to pay any costs incurred for the purpose for which such funds were deposited in the applicable account.

(f)                   Hotel Operating Accounts.  Throughout the Term of this Lease, Lessee shall deposit, or cause the Operator to deposit, into one or more operating accounts established and maintained by Lessee or the Operator with a federally insured banking institution in the City which is reasonably acceptable to Lessor (“Hotel Operating Accounts”), all income, revenues, proceeds and other receipts received by Lessee or the Operator from or with respect to the Hotel or the Hotel Business (excluding only any amounts referred to in clauses (b) and (d) of the definition of Total Revenues).  Lessee hereby grants Lessor, and shall cause Operator to grant to Lessor where the applicable account is maintained by or in the name of the Operator, a first priority security interest in and to all Hotel Operating Accounts for the purpose of securing the performance by Lessee of its obligations under this Lease.  Lessee shall from time to time execute and deliver, or cause the Operator to execute and deliver, as applicable, all financing statements, account control agreements (which shall be substantially in the form attached hereto as Exhibit E-1), and other instruments as may be required under Applicable Law to perfect and maintain the perfection of such security interest at all times during the Term of this Lease, or as may otherwise be required pursuant to Section 7.1(g) below.  The funds from time to time held or deposited in any Hotel Operating Accounts shall be used and withdrawn by Lessee or Operator solely for the purposes provided or contemplated by this Lease, and in a manner consistent with the requirements of Section 7.2(d), unless otherwise approved in writing by Lessor in Lessor’s reasonable discretion; provided that upon the occurrence and during the continuance of an Event of Default, Lessor shall have the sole and unilateral right to control and direct the withdrawal or use of any and all funds in the Hotel Operating Accounts.

(g)                Initial Bank Control Agreements.  Concurrently with the execution of this Lease, Lessor and Lessee shall execute and deliver bank account control agreements covering each Hotel Operating Account and each Capital Reserve Account, substantially in the form attached hereto as Exhibit E-1 (in the case of each Hotel Operating Account and the FF&E Reserve Account) and substantially in the form attached hereto as Exhibit E-2 (in the case of each Capital Reserve Account other than the FF&E Reserve Account), and shall obtain the written acknowledgement and consent of the applicable banking institution to such agreements as provided therein.  Thereafter, and without limiting the provisions of subparagraphs (e) and (f) of this Section 7.1, as and when any additional Hotel Operating Accounts or Capital Reserve Accounts are established, Lessor and Lessee shall execute and deliver substantially comparable bank account control agreements sufficient under Applicable Law to provide Lessor with the rights and benefits with respect to such accounts as are contemplated in the forms of agreements attached hereto as Exhibit E-1 (in the case of each Hotel Operating Account and the FF&E Reserve Account) and substantially in the form attached hereto as Exhibit E-2 (in the case of each Capital Reserve Account other than the FF&E Reserve Account).

7.2                       Escrow Accounts

(a)                 Establishment and Initial Funding of Accounts.  On or before the Effective Date, Lessor and Lessee shall establish four (4) escrow accounts (each an “Escrow Account”) with the branch office of a reputable banking institution located in the City selected by Lessee and reasonably approved by Lessor, as follows: (i) an escrow account for the payment of Annual Base Rent owing from time to time by Lessee under this Lease (the “Base Rent Escrow Account”); (ii) an escrow account for the payment of all Required Alterations which Lessee is from time to time obligated under this Lease to carry out (the “Required Alterations Escrow Account”); (iii) an escrow account for any Designated Alterations (the “Designated Alterations Escrow Account”); and (iv) an additional escrow account for certain payments of Annual Base Rent (the “Seasonal Rent Reserve”) as provided in Section 7.2(b) below .  Lessor is hereby granted, for the purpose of securing the performance by Lessee of its obligations under this Lease, a first priority security interest in each such Escrow Account, and Lessor and Lessee shall execute and deliver from time to time such control agreements and other account instructions as Lessor may reasonably require to perfect and maintain the perfection of Lessor’s security interest in each Escrow Account, including, without limitation, an Account Control Agreement (Escrow Accounts) in the form attached hereto as Exhibit E-2.  The Escrow Accounts shall be held in the name of Lessee, and Lessee’s and Lessor’s respective rights therein shall be subject to and governed by the terms of this Section 7.2 and the applicable Account Control Agreement (Escrow Accounts) for each Escrow Account.  On the Effective Date, the Escrow Agent under the Purchase Agreement will deposit into the Base Rent Escrow Account the amount of the Property Reserves Deposit (as defined in the Purchase Agreement), if any.  In addition, Lessee shall deposit “Seller’s Compliance Contribution” and “Seller’s Property Enhancement Contribution” (as such terms are defined in the Purchase Agreement), if any, into the Required Alterations Escrow Account concurrently with the Closing.  Thereafter, all deposits into the Escrow Accounts and disbursements therefrom shall be made in strict compliance with the provisions of this Section 7.2.  In no event shall Lessor have any obligation whatsoever to pay for any costs of any Property Enhancements, or any Hazardous Materials remediation, removal or restoration work, required to be undertaken or completed by Lessee pursuant to the provisions of the Purchase Agreement following the “Closing” (as defined in the Purchase Agreement), including any obligation to make any deposits into the Required Alterations Escrow Account or any other Escrow Account for any such purpose, except solely for Lessor’s obligation, if any, in its capacity as the Purchaser under the Purchase Agreement, to fund or concurrently with the

Closing deposit into the Required Alterations Escrow Account, as applicable (i) any “Reinstatement Amount” (as defined in the Purchase Agreement), plus (ii) such additional sums, if any, that are in excess of the sum of the Reinstatement Amount plus the Excessive Compliance Threshold (as defined in the Purchase Agreement) as Lessor, in its capacity as the Purchaser under the Purchase Agreement, shall be obligated to pay pursuant to the express provisions of Section 3.1(e)(ii)(A) and/or Section 4.1(b)(ii)(A) of the Purchase Agreement.  The parties contemplate that, to the extent permitted by applicable banking regulations and the rules and account procedures established by the banking institution which holds the applicable Escrow Account, the funds from time to time held in each Escrow Account shall be invested in United States Government treasury securities, federally insured interest bearing bank accounts, or any other readily marketable liquid investments from time to time reasonably approved by both Lessor and Lessee, and any interest or other return earned on such securities, accounts and investments shall be considered to be additional Escrow Account funds; provided that the maturity dates of any such securities, accounts and investments shall be scheduled so as to enable Lessee or Operator to make withdrawal of the applicable Escrow Account funds in a timely manner for the purposes set forth in Section 7.2(c) below without the imposition of early withdrawal, termination or breakage fees or charges that may be applicable to such securities, accounts or investments.

(b)                Purposes of Accounts.  Funds in the Escrow Accounts shall be disbursed from time to time in strict accordance with, and as limited by, the provisions of this Section 7.2 for the following purposes only:  (i) with respect to the Base Rent Escrow Account, payment of the monthly installments of Annual Base Rent (including the monthly installment of the Annual Base Rent owing for the next succeeding month), if and to the extent that the NOI for the immediately preceding month is not sufficient to make such payment (“Base Rent Escrow Payments”) and there are no remaining funds in the Seasonal Rent Reserve; provided that no disbursement of funds from the Base Rent Escrow Account shall be made if, after such disbursement, the balance remaining in such account shall be (A) at any time prior to the second anniversary of the Term Commencement Date, less than the sum of One Million Dollars ($1,000,000.00), or (B) at any time on or following the second anniversary of the Term Commencement Date until the fourth anniversary of the Term Commencement Date, less than an amount equal to the Annual Base Rent payable under this Lease for the next succeeding four (4) months, or (C) at any time thereafter, less than an amount equal to the Annual Base Rent payable under this Lease for the next succeeding six (6) months; (ii) with respect to the Required Alterations Escrow Account, payment of the Eligible Costs of such Required Alterations or any Excess Costs of such Required Alterations (using only funds which have been deposited by Lessee in such Escrow Account for the purpose of funding such Excess Costs and not previously disbursed) (“Required Alterations Escrow Payments”); (iii) with respect to the Designated Alterations Escrow Account, payment of the Eligible Costs of such Designated Alterations or any Excess Costs of such Designated Alterations (using only funds which have been deposited by Lessee in such Escrow Account for the purpose of funding such Excess Costs and not previously disbursed) (“Designated Alterations Escrow Payments”); and (iv) with respect to the Seasonal Rent Reserve, payment of the monthly installments of Annual Base Rent (including the monthly installment of the Annual Base Rent owing for the next succeeding month), if and to the extent that the NOI for the immediately preceding month is not sufficient to make such payment (“Seasonal Rent Reserve Escrow Payments”).

(c)                 Disbursements from the Accounts.  Disbursements from the Escrow Accounts shall be made by the escrow holder as follows:

(i)                           for the purpose of making any payment of Annual Base Rent described in clause (iv) of Section 7.2(b) from funds on deposit in the Seasonal Rent Reserve, either (A) upon the written direction of Lessee given not sooner than two (2) Business Days following delivery to Lessor of a written statement from Lessee showing that the Monthly Cash Flow for the then current month, after the application thereof in accordance with the requirements of Section 7.2(d)(i), will be insufficient to permit Lessee to pay the full amount of the Annual Base Rent installment owing for the next succeeding month, which statement shall contain reasonably sufficient detail and supporting information to enable Lessor to confirm such insufficiency; or (B) at Lessor’s sole and absolute discretion at any time following and during the continuation of an Event of Default, in which event amounts shall be disbursed from the Seasonal Rent Reserve under this subsection (c)(i) upon written direction from Lessor given in its sole and absolute discretion;

(ii)                        for the purpose of making any of the payments of Annual Base Rent described in,  and as limited by, clause (i) of Section 7.2(b) from funds on deposit in the Base Rent Escrow Account, either (A) upon the written direction of Lessee given not sooner than two (2) Business Days following delivery to Lessor of a written statement from Lessee showing that the Monthly Cash Flow for the then current month, after the application thereof in accordance with the requirements of Section 7.2(d)(d)(i), will be insufficient to permit Lessee to pay the full amount of the Annual Base Rent installment owing for the next succeeding month, which statement shall contain reasonably sufficient detail and supporting information to enable Lessor to confirm such insufficiency; or (B) at Lessor’s sole and absolute discretion at any time following and during the continuation of an Event of Default, in which event amounts shall be disbursed from the Base Rent Escrow Account under this subsection (c)(ii) upon written direction from Lessor given in its sole and absolute discretion; and

(iii)                     for the purpose of making a Required Alterations Escrow Payment or a Designated Alterations Escrow Payment, upon the written direction of Lessee given not sooner than ten (10) business days following delivery to Lessor of a written statement from Lessee (containing reasonably sufficient detail and supporting information) that (A) the amount of funds on deposit in the Required Alterations Escrow Account or the Designated Alterations Escrow Account, as applicable, will be sufficient to pay for the Eligible Costs of the Required Alteration or Designated Alteration for which a disbursement is requested, and (B) the sums to be disbursed (1) are required for the payment of the Eligible Costs of construction or installation of such Required Alteration or Designated Alteration, as applicable (or for payment of any Excess Costs therefor, using only funds which have been deposited by Lessee in the applicable Escrow Account for such purpose and not previously disbursed) which is being constructed or installed in substantial compliance with plans and specifications approved by Lessor pursuant to the provisions of Section 11, and without any changes therein except as have previously been approved in writing by Lessor to the extent such approval is required pursuant to Section 11, and (2) are limited to the amounts then payable to the contractor, subcontractor or materials supplier for work or services actually completed at the Premises or for materials to be incorporated into the Premises (provided that if payment is made for any materials prior to their incorporation into the Premises and such materials have not been delivered to and stored on the Premises, Lessee shall have obtained a first priority perfected security interest in such materials), subject to a reasonable retainage not less than ten percent (10%) with respect to such work or services and provided that all lien releases and waivers that can at such time lawfully be obtained under Applicable Laws for all work previously performed in respect of such Required Alteration or Designated Alteration, as applicable, have been obtained from each such contractor, subcontractor, and materials supplier; and (3) do not exceed the sum of the Eligible Costs for such Required Alteration or Designated Alteration, as applicable, remaining on deposit in the applicable Escrow Account plus the amount, if any, of funds deposited into such Escrow Account by Lessee on account of any Excess Costs for such Required Alteration or Designated Alteration, as applicable, pursuant to the provisions of Section 11.2 or 11.3; provided that no disbursement from the Required Alterations Escrow Account or the Designated Alterations Escrow Account shall be made on account of a Required Alterations Escrow Payment or a Designated Alterations Escrow Payment if an Event of Default has occurred and is then continuing or if a Potential Default exists.

In the event that any condition of a disbursement from any Escrow Account is not satisfied as provided above, Lessor shall have the right to deliver a written notice to the escrow holder instructing the escrow holder not to comply with any direction it may receive from Lessee with regard to making a disbursement from the applicable Escrow Account, or otherwise limiting the amount which may be disbursed by escrow holder from the applicable Escrow Account pursuant to Lessee’s direction, which instruction from Lessor shall supercede and prevail over any contrary direction or instruction from Lessee.

(d)                Application of Monthly Cash Flow from the Premises.  Lessee agrees that the Monthly Cash Flow shall be applied in the following manner and order of priority:

(i)                           First, to the payment of all Ordinary Operating Expenses then due and owing;

(ii)                        Second, to the payment of the monthly installment of Annual Base Rent and any Additional Rent then due and owing;

(iii)                     Third, to the funding of the FF&E Reserve Account in an amount equal to four percent (4%) of the Total Revenues for the immediately preceding month, plus such additional amount, if any, as shall be required to make up for any shortfall in the required four percent (4%) deposit that has occurred in any prior month(s);

(iv)                    Fourth, to the Base Rent Escrow Account, whenever the amount on deposit in the Base Rent Escrow Account (including any interest or other cash return earned thereon) is less than the sum of One Million Dollars ($1,000,000.00);

(v)                       Fifth, to the funding of the Seasonal Rent Reserve, whenever the amount on deposit in the Seasonal Rent Reserve (including any interest or other cash return earned thereon) is less than the sum of One Million Dollars ($1,000,000);

(vi)                    Sixth, to the funding of the Required Alterations Escrow Account, whenever the amount on deposit in the Required Alterations Escrow Account (including any interest or other cash return earned thereon) is less than an amount equal to the Eligible Costs which are then required for the completion of all Required Alterations which have not been funded through any

Lessee Loans permitted under this Lease, as such costs have been approved by Lessor pursuant to Section 11.3; provided that in determining the amount so required to be deposited into the Required Alterations Escrow Account pursuant to this clause (v), the amount of any Excess Costs deposited therein by Lessee shall not be taken into account;

(vii)                 Seventh, to the Base Rent Escrow Account, whenever the amount on deposit in the Base Rent Escrow Account (including any interest or other cash return earned thereon) is less than the sum of Three Million Dollars ($3,000,000.00);

(viii)              Eighth, to repay the Unsecured Debt (not exceeding a payment of Three Million Six Hundred Thousand Dollars ($3,600,000.00) in the aggregate, inclusive of both principal and interest payments), provided that (A) such payments shall be made only to unsecured creditors identified in the Schedule of Unsecured Creditors attached hereto as Schedule 2 and not in excess of the principal amounts (plus interest thereon) scheduled to be paid to each such unsecured creditor as set forth in Schedule 2; and (B) no more than One Hundred Thousand Dollars ($100,000.00) of Monthly Cash Flow for any month during the Term shall be applied for the purpose of paying the Unsecured Debt, provided that if there is insufficient Monthly Cash Flow to fund the payment of Unsecured Debt in accordance with the priorities set forth in this Section 7.2(d) for any month up to, but not exceeding, the sum of $100,000 for such month, then the amount of such insufficiency shall accrue and be added to the maximum permitted amount to be paid from future Monthly Cash Flow for the payment of the Unsecured Debt in any one or more of the next succeeding eleven (11) months, but in no event shall the maximum permitted amount of Monthly Cash Flow to be used for the payment of the Unsecured Debt exceed a total of One Million Two Hundred Thousand Dollars ($1,200,000.00) in the aggregate for any period of twelve (12) consecutive months;

(ix)                      Ninth, to the Base Rent Escrow Account as and to the extent required pursuant to the provisions of Section 7.2(f);

(x)                         Tenth, to the funding of the Designated Alterations Escrow Account, whenever the amount on deposit in the Designated Alterations Escrow Account (including any interest or other cash return earned thereon) is less than an amount equal to the Eligible Costs which are then required for the completion of all Designated Alterations which have not been funded through any Lessee Loans permitted under this Lease, as such costs have been approved by Lessor pursuant to Section 11.2; provided that in determining the amount so required to be deposited into the Designated Alterations Escrow Account pursuant to this clause (ix), the amount of any Excess Costs deposited therein by Lessee shall not be taken into account;

(xi)                      Eleventh, to repay any remaining Unsecured Debt in excess of the limitations set forth in clause (viii) above;

(xii)                   Twelfth, to the payment of any Disqualified Expenses; and

(xiii)                Thirteenth, provided that no Event of Default has occurred and is continuing, and that no Potential Default exists, the remaining balance of any Monthly Cash Flow shall be applied for such purposes as Lessee may direct.

(e)                 Deposits into the Account.  Lessee agrees to make deposits of Monthly Cash Flow into the Escrow Accounts from time to time in accordance with the provisions of Section 7.2(d).  When any such deposit is required to be made, Lessee agrees not to use or divert any of the Monthly Cash Flow for any other purpose without first obtaining the prior written approval of Lessor, which may be given or withheld in Lessor’s sole and absolute discretion.  All monthly deposits required to be made by Lessee into the Escrow Accounts as provided in Section 7.2(d) shall be made in respect of any month not later than ten (10) days after the commencement of the next succeeding month during the Term.

(f)                   Minimum Account Balance; Release of Funds from Account.

(i)                           Lessee and Lessor have agreed that additional deposits into the Base Rent Escrow Account pursuant to clause (ix) of Section 7.2(d) shall be made by Lessee each month (a “Deposit Month”) whenever and for so long as either (A) the NOI for the twelve (12) calendar month period immediately preceding the applicable Deposit Month is less than the following aggregate amount (the “Qualifying Amount”):  (1) at all times prior to the first Adjustment Date, Seven Million Four Hundred Forty-Five Thousand One Hundred Ninety Dollars ($7,445,190.00), or (2) following the first Adjustment Date, an amount equal to one hundred twenty-five percent (125%) of the then applicable Annual Base Rent; or (B) the Qualifying Amount has not been achieved for each of the six (6) calendar months immediately preceding the applicable Deposit Month; provided that no monthly deposit into the Base Rent Escrow Account pursuant to clause (ix) of Section 7.2(d) shall be required to be made during any Deposit Month if the amounts then projected to be on deposit in the Base Rent Escrow Account and the Seasonal Rent Reserve as of the end of such Deposit Month (including any interest or other cash return earned on the funds in the Base Rent Escrow Account and the Seasonal Rent Reserve, but taking into account any funds reasonably anticipated to be disbursed from the Base Rent Escrow Account and/or the Seasonal Rent Reserve during such Deposit Month pursuant to the provisions of Section 7.2(c) of this Lease) equals or exceeds the Qualifying Amount.

(ii)                        Without limiting the provisions of clause (i) of this Section 7.2(f), during any calendar month (a “Withdrawal Month”) in which the Release Requirement is satisfied and has also been satisfied for each month during the immediately preceding six (6) months, and provided that no Event of Default then exists or has existed during the immediately preceding six (6) months, Lessee shall be entitled to withdraw from the Base Rent Escrow Account the amount, if any, by which the funds projected to be on deposit in the Base Rent Escrow Account and the Seasonal Rent Reserve as of the end of such Withdrawal Month (including any interest or other cash return earned on the funds in the Base Rent Escrow Account and the Seasonal Rent Reserve, but taking into account any funds reasonably anticipated to be disbursed from the Base Rent Escrow Account and/or the Seasonal Rent Reserve during the Withdrawal Month pursuant to the provisions of Section 7.2(c) of this Lease) exceed an amount equal to six (6) months of the monthly installments of the then applicable Annual Base Rent.  As used herein, the “Release Requirement” shall mean that the NOI for the immediately preceding twelve (12) calendar months exceeds (A) until the first Adjustment Date, the amount of Eight Million Three Hundred Thirty-Eight Thousand Six Hundred Thirteen Dollars ($8,338,613.00), or (B) following the first Adjustment Date, an amount equal to one hundred forty percent (140%) of the then applicable Annual Base Rent.

7.3                       FF&E Reserve Account

Lessee shall establish and maintain at all times during the Term a reserve account for the acquisition and replacement of FF&E.  Lessee shall deposit into the FF&E Reserve Account such amounts as may be required from time to time to ensure the operation of the Hotel as a Luxury Hotel, but in any event an amount not less than four percent (4%) of Total Revenues, such FF&E Reserve Account to be funded on a monthly basis as provided in Section 7.2(d).  Lessee shall obtain Lessor’s prior written approval, which shall not be unreasonably withheld or delayed, for the acquisition or installation of any new or replacement FF&E which will be funded from the FF&E Reserve Account, including the quality and quantity of such FF&E and the cost thereof, and Lessee shall submit to Lessor with any such request for approval (which request may be made, at Lessee’s option, in connection with the delivery to Lessor of the annual budget for any Operating Year) a description in reasonable detail of the FF&E proposed to be acquired and the terms and conditions of such acquisition, including a statement of whether the provider or seller of such FF&E is an Affiliate of Lessee, the Operator, or any Food and Beverage Operator.  Notwithstanding the foregoing, Lessee shall be permitted to expend funds from the FF&E Reserve Account for the acquisition of FF&E for the Hotel in an amount not in excess of Ten Thousand Dollars ($10,000.00) per month (non-cumulative) without the approval of Lessor, and Lessee shall report such expenditures in the monthly reports submitted to Lessor pursuant to Section 7.5(c) hereof.  Except as provided in the immediately preceding sentence, Lessee shall not be permitted to withdraw any funds from the FF&E Reserve Account unless, and then only to the extent that, such funds are required to pay for the acquisition or installation of any FF&E that has been approved by Lessor in an amount which is not in excess of the cost therefor so approved by Lessor.

7.4                       Improvements and Alterations

(a)                 Alterations.  Alterations shall be designed, approved, and constructed in accordance with the terms and conditions set forth in Section 11 of this Lease.

(b)                Title to Improvements and Alterations.  Fee title to the Premises (excluding Alterations owned by Lessee as provided herein), including the Improvements as the same exist on and as of the Effective Date, shall at all times during the Term of this Lease be and remain in Lessor, and Lessee shall have a leasehold interest in the Premises, including such Improvements, for the Term of and subject to the provisions of this Lease.  Title to any Alterations that are paid for by Lessee shall be and remain in Lessee until the Termination Date, even if such Alterations shall be considered to constitute real property, at which time title to such Alterations shall automatically pass to Lessor as provided in Section 8.2(a) below free from any claim or interest of Lessee or any Person claiming by, through or under Lessee and without the payment of any additional consideration or other compensation by Lessor.  Lessee may not demolish any of the Improvements, or any Alterations, or remove all or any portion of the Improvements or any Alterations from the Premises, except in accordance with Sections 11 and 17, nor may Lessee transfer its interest in the Improvements or any Alterations separate and apart from a Transfer of Lessee’s leasehold interest in the Premises.

(c)                 Depreciation of Improvements.  Lessee acknowledges and agrees that Lessor is the fee owner of the Improvements during the Term of this Lease, and that Lessee shall not be entitled to have or claim any depreciation deductions with respect to the Improvements, other than for any Alterations which are paid for and will be owned by Lessee as provided herein.

7.5                       Operating and Financial Reports for Hotel

Lessee will, and will cause the Operator and the Food and Beverage Operator to, keep books of account and records relating to or reflecting the results of the operation of the Hotel substantially in accordance with the Accounting Standards.  Upon any termination of this Lease, Lessor shall have the right to review, copy, audit and inspect all such books of account and records as reasonably required to enable Lessor to provide for the orderly continued operation of the Hotel.  The originals or true and complete copies of all such books of account and records shall be kept at the Hotel.  In addition, Lessee agrees to provide to Lessor true and correct copies of the following operating, financial and other information and reports from time to time prepared by or for Lessor, Operator, and/or any Food and Beverage Operator with respect to the Premises, the Hotel and/or the operation of the Hotel Business, such items to be provided to Lessor at the time and in the manner set forth below:

(a)                 Copies of the annual operating and capital budgets for the Hotel, the annual sales and marketing plan for the Hotel and the annual capital improvement budget for the Hotel for each Operating Year, and all updates of or revisions to such annual operating and capital budgets, marketing plan and/or capital improvements budget, to be delivered to Lessor on or before December 31 of the year preceding the applicable Operating Year to which such budgets or plans apply, or in the case of any update or revision to any such budgets or plans, as and when such update or revision is approved by Lessee and the Operator (if required).

(b)                On a monthly basis, promptly following the preparation thereof, copies of the profit and loss statement for the Hotel operations for such month, showing the actual year to date performance versus the budgeted performance targets for such month, as well as, a comparison showing the actual monthly performance and year to date performance for the Hotel versus the performance during the same period of the prior year, together with any budget adjustments proposed to be made relating to such operations.

(c)                 On a monthly basis, copies of all reports relating to Hotel operations, revenue projections, bookings (including group booking reports), FF&E Reserve Account expenditures, and similar matters, prepared by or for Lessee, the Operator or any Food and Beverage Operator (including any monthly operational report that the general manager may produce for the Lessee that provides a summary of salient activities during the prior month of the Hotel operations), to be delivered to Lessor within ten (10) Business Days after such items become available to Lessee.

(d)                On a quarterly and annual basis, copies of the balance sheet for the Hotel and the financial statements for the Hotel for the applicable period (audited by a reputable independent public accounting firm in the case of the annual financial statements), to be delivered to Lessor within ten (10) Business Days after such items become available to Lessee in their final form.

(e)                 Copies of the monthly Smith Travel Research (STR) reports showing the performance of the Hotel as compared to other hotels in the City considered to be included within the Luxury Hotel Competitive Set.

(f)                   Copies of any written report relating to the physical condition of the Hotel or the compliance of the Hotel or any Hotel operations with Applicable Laws), to be delivered to Lessor within ten (10) Business Days after such report or statement becomes available to Lessee.

(g)                Copies of (i) any material claim made by any third party (including any governmental agency or authority) against the Hotel, Lessee, the Operator or any Food and Beverage Operator, relating to the Hotel or the Hotel Business, or the performance of the Management Agreement, any Food and Beverage Agreement, or any Operating Contract, or relating to any employment agreement covering any Hotel Employee or the terms or conditions of employment of any Hotel Employee or to any alleged discrimination against or disciplinary action involving any Hotel Employee (provided that any such employment claims shall be treated by Lessor as confidential); (ii) any written notices received from any governmental agency or authority, or from any insurance company or insuring authority, relating to an alleged violation of Applicable Law or to any condition on or affecting the Land or Improvements that could adversely affect the availability or cost of any insurance coverage required under this Lease; and (iii) any action or proceeding filed or commenced in any court, or by or before any mediator or arbitrator, or pursuant to any judicial reference, alleging any material liability on the part of the Hotel, Lessee, the Operator, or any Food and Beverage Operator in connection with the Land, the Improvements, the Hotel or the Hotel Business (unless such action occurs in the ordinary course of business of the Hotel and is covered by insurance).

Lessor shall have the right to meet periodically at reasonable times (but not more frequently than quarterly), upon written request to Lessee, with the senior executive personnel of Lessee, the Operator, and any Food and Beverage Operators, including without limitation the general manager of the Hotel and the persons holding senior executive or management positions at the Hotel, to discuss, on a confidential basis, Hotel operations, the financial performance of the Hotel, and any other matters relating to the Hotel Business.  In addition, Lessor shall have the right to meet periodically at reasonable times, upon written request to Lessee, with the senior sales and marketing staff at the Hotel, to discuss, on a confidential basis, Hotel sales and marketing plans and marketing budgets for the Hotel, and any other matters relating to the Hotel Business.  In addition, Lessee will, and will cause the Operator and the Food and Beverage Operator to, reasonably cooperate (at no material cost to Lessee, the Operator, or the Food and Beverage Operator, as applicable) with the due diligence inquiries and requests submitted by any prospective Fee Lender or prospective purchaser of or investor in Lessor’s interest in the Premises, including, without limitation, providing such parties access to, on a confidential basis, the information to be delivered to Lessor pursuant to this Section 7.5 and permitting such parties to meet with the senior executive personnel of Lessee, the Operator and any Food and Beverage Operators to discuss, on a confidential basis, Hotel operations, the financial performance of the Hotel, and any other matters related to the Hotel Business.

8.                      Surrender

8.1                       Surrender of Premises and Assigned Acquired Interests

On the Termination Date, Lessee shall surrender the Premises to Lessor, in the manner and condition required by this Section 8, free and clear of all tenancies, occupancies and other rights or interests of any third parties, whether pursuant to written or oral agreements of any nature or otherwise (including, without limitation, any Management Agreement and Food and Beverage Agreement), and the rights of any public agencies with jurisdiction, any Leasehold Mortgagees, equipment lessors, service providers, materials providers, or other third parties, except solely (i) such agreements, rights and obligations as may be contained in or created by the Permitted Exceptions, or arise under Applicable Laws, or are Lessor Exceptions, or (ii) as Lessor may otherwise request by written notice to Lessee delivered not less than ten (10) days prior to the Termination Date (provided that (A) Lessee shall be required to use only commercially reasonable efforts to comply with such request of Lessor, and Lessee shall not be in default hereunder if Lessee, despite using such commercially reasonable efforts, is unable to comply with Lessor’s request, and (B) such request shall not impose any material additional cost or burden on Lessee, but such proviso shall not be construed to limit any right of Lessor to recover damages from Lessee on account of an Event of Default as permitted under Applicable Laws).  In addition, following the Surrender Date, Lessee shall have no further right, title or interest in or to the Assigned Acquired Interests, and the Assigned Acquired Interests shall automatically and without further action by the parties revert to Lessor on and as of the Surrender Date; provided that Lessor shall not be bound by or be deemed to have assumed any covenants, obligations or liabilities contained in, arising under, or related to any of the Assigned Acquired Interests to the extent that the same accrue or arise on or prior to the Surrender Date, unless and until Lessor, in its sole and absolute discretion, shall affirmatively elect in writing to assume all or any (as may be designated by Lessor) of such covenants, obligations or liabilities.  Lessee shall be and remain liable following the Surrender Date for the payment and performance of all such covenants, obligations and liabilities to the extent that Lessor does not affirmatively elect to assume the same (“Lessee-Retained Obligations”), and Lessee shall indemnify, defend and hold Lessor harmless from and against any and all losses, claims, damages, liabilities, and costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any Lessee-Retained Obligations.  In the event that this Lease terminates for any reason other than an Event of Default by Lessee, including termination on the Expiration Date of this Lease: (i) Lessee shall be entitled to retain all revenues and receivables arising from or attributable to the Hotel Business prior to the Termination Date, and to recover any security deposits posted by Lessee with third parties in connection with the operation of the Hotel, and (ii) without limiting any other provision of this Lease, Lessee shall be obligated to pay all Impositions, accounts payable, and other costs and expenses relating to the Hotel Business which are attributable to any period prior to, or which accrue prior to, the Termination Date, provided that Lessee shall receive a credit to the extent of any prepayments made by Lessee prior to the Termination Date for (A) Impositions that are allocable to any period following the Termination Date or (B) any costs and expenses that are allocable to any period following the Termination Date on account of any contract, agreement or purchase order which will be binding upon Lessor following the Termination Date as expressly provided in this Lease.

8.2                       Surrender

(a)                 Condition of Premises on Surrender.  On the Termination Date, Lessee shall peaceably quit and surrender the Premises to Lessor.  Lessee shall leave the Premises, including all Improvements thereon, in first-class and serviceable condition and repair consistent with the operation of a Luxury Hotel, except for reasonable wear and tear, and except as otherwise expressly provided in Section 17.  Lessee shall deliver the Premises and Improvements to Lessor free and clear of all liens created or suffered by, under or through Lessee, excepting only the Permitted Exceptions.  On the Termination Date, all of Lessee’s rights and interests under this Lease in and to the Premises, including all Improvements and Alterations, shall automatically terminate, and any title held by Lessee in and to any portion of the Premises, including any Alterations, shall, to the extent not then owned by Lessor, automatically be deemed transferred to and shall vest in Lessor, without payment of any additional consideration or other compensation therefor by Lessor, and free of any right, title, claim or interest therein on the part of Lessee or any other Person claiming by, through or under Lessee.

(b)                Delivery of Documents, Etc.  Lessee shall deliver to Lessor on the Termination Date:

(i)                           Such documents, assignments, instruments and conveyances as Lessor may request to confirm and implement the termination of all of Lessee’s right, title and interest in and to the Premises, and the transfer, as provided herein, of full, lien-free title to Lessor with respect to any Alterations and any other portions of the Premises (subject to the Permitted Exceptions and any Lessor Exceptions);

(ii)                        All Entitlements, plans, surveys and other documents, all keys and other items of Personal Property in Lessee’s possession or control, and all transferable licenses, permits and other governmental authorizations that relate to or are necessary or appropriate for the lawful or proper operation or occupancy of the Premises and its use as a Luxury Hotel;

(iii)                     An amount equal to any unpaid Impositions and other Project Costs which have accrued as of the Termination Date (but only to the extent that funds to pay such Project Costs have not otherwise been reserved and paid over to Lessor), prorated to the Termination Date, but subject to the provisions of the final sentence of Section 8.1 in the case of a termination of this Lease other than on account of an Event of Default; and

(iv)                    All funds then on deposit in all Capital Reserve Accounts, and the Designated Alterations Escrow Account and the Required Alterations Escrow Account (but only to the extent of any Eligible Costs and Excess Costs not theretofore disbursed from the Designated Alterations Escrow Account and the Required Alterations Escrow Account), and, in the case of any termination of this Lease on account of an Event of Default, all funds then on deposit in the Hotel Operating Accounts and all other amounts on deposit in the Base Rent Escrow Account and the Seasonal Rent Reserve.

If this Lease is terminated prior to the Expiration Date due to an Event of Default, Lessee also shall deliver, if and to the extent requested by Lessor in a written notice delivered to Lessee not less than ten (10) days prior to the Termination Date, any or all of the following, as and to the extent designated by Lessor:  An assignment of Lessee’s interest in (i) any Management

Agreement and/or any Food and Beverage Agreement, (ii) any subleases entered into in compliance with Section 13 hereof, (iii) any contracts entered into by Lessee or any Affiliate of Lessee for the provision of parking or other services at or for the Hotel or the Hotel Business, (iv) any equipment leases or other equipment contracts, including data processing equipment, entered into by Lessee or any Affiliate of Lessee and reasonably required for the lawful and proper continued operation of the Hotel as a Luxury Hotel, to the extent that the same relate exclusively to the Premises, (v) any other assignable contracts, property rights or claims (including utility and other deposits) of Lessee or any Affiliate of Lessee to the extent that the same relate exclusively to the Premises or the ownership, operation, management, maintenance, alteration, construction, repair, or leasing of the Premises or any part thereof, (vi) all inventories, supplies, equipment, and other personal property, tangible and intangible, owned or leased by Lessee or any Affiliate of Lessee to the extent used exclusively in connection with the operation of the Hotel, (vii) all transferable and assignable licenses and permits that relate exclusively to the operation of the Hotel and/or the Hotel Business, and in addition Lessee shall cooperate with Lessor, and shall cause any Affiliate of Lessee, Operator or any Affiliate of Operator to cooperate with Lessor (at no material cost to Lessee, Operator, or any such Affiliate; provided that the foregoing restriction shall not be construed to limit any right of Lessor to recover damages from Lessee on account of an Event of Default as permitted under Applicable Laws), in the filing and processing of any applications by Lessor, any Affiliate of Lessor, or any Replacement Operator (as defined in Section 9.2 hereof) for the issuance of any new, replacement or modified licenses and permits that may be necessary or appropriate for the operation of the Hotel and the Hotel Business as a Luxury Hotel; and (viii) any and all advance reservations and bookings and other assets relating to the operation of a Luxury Hotel on the Premises (collectively, the “Termination Assignments”).  Any Termination Assignments shall be made without the payment of any additional consideration or other compensation by Lessor to Lessee or any Affiliate of Lessee, and shall include:  (A) Lessor’s assumption of all obligations of Lessee or any such Affiliate of Lessee under all such Termination Assignments to the extent accruing on and after the Termination Date (or, if Lessee holds over, the Surrender Date); and (B) Lessee’s indemnification of Lessor for the performance and payment of any obligations of Lessee or any Affiliate of Lessee under or with respect to any rights, interests or other matters covered by such Termination Assignments and accruing prior to the Termination Date (or, if Lessee holds over, the Surrender Date).

(c)                 Lessor as Lessee’s Attorney in Fact.  Lessee hereby constitutes and appoints Lessor as its true and lawful attorney-in-fact, with full power of substitution, and with full power and authority to execute, acknowledge and deliver any instruments referred to in this Section 8.2 in the name and on behalf of Lessee which said attorney-in-fact shall deem necessary to transfer and convey to Lessor all of Lessee’s right, title and interest in and to the Premises and/or any Assigned Acquired Interests or the subject matter of any Termination Assignments in accordance with this Section 8.2, including any agreements, rights, accounts, documents or other items that are to be assigned to Lessor as provided in Section 8.2(b), and Lessee hereby further authorizes said attorney-in-fact to take any further action which said attorney-in-fact may consider necessary or advisable in connection with the foregoing.  The power of attorney granted pursuant to the immediately preceding sentence is a special power of attorney, coupled with an interest, and shall be irrevocable.  All parties dealing with the attorney-in-fact, including any title company insuring title to the Premises and any bank, depository, trustee or other financial institution holding deposits, rents, accounting or other funds described in, or connected with any contracts or agreements described in, this Section 8.2, may fully rely on the power and authority of the attorney-in-fact to do any and all things described in this power of attorney.

(d)                Lessee Indemnity.  Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, losses, liabilities, and costs and expenses (including reasonable attorneys’ fees and costs) arising directly or indirectly, in whole or in part, out of any failure by Lessee to surrender the Premises to Lessor on the Termination Date as provided in this Section 8.  Except for any agreements to which Lessor is a party or which Lessor expressly elects in writing to assume in accordance with this Lease, as of the Termination Date, neither Lessor nor the Premises shall be bound by or have any obligations or liabilities with respect to (i) any contracts, agreements or other obligations of Lessee or anyone claiming under Lessee, including, without limitation, any Management Agreement, except solely as and to the extent required to be assigned by Lessee to Lessor pursuant to Section 8.1 or the final paragraph of Section 8.2(b), and Lessee shall have the obligation to terminate or settle, at Lessee’s sole cost and expense, any and all such contracts, agreements or other obligations that are not so assigned; or (ii) the employment, retention, hiring, terms or conditions of employment, or termination of employment of any Hotel Employees, or any claims or liabilities relating thereto, whether held or asserted by or owing to any individual or any labor union or collective bargaining unit or organization, including any claims or liabilities for salary, benefits, contributions, or other compensation, and any claims or liabilities relating to any determination not to employ, any terms or conditions of employment, or any termination of employment, or relating to any acts or omissions of the employer or any other Person with respect to any Hotel Employees (collectively, “Employment Liabilities”), and Lessee shall indemnify, defend and hold Lessor and all Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities, governmental enforcement actions, fines, penalties, and costs and expenses (including reasonable attorneys’ fees and costs), arising directly or indirectly, in whole or in part, out of or in connection with, or otherwise relating to any Employment Liabilities.

8.3                       Holding Over

If Lessee remains in possession of all or any part of the Premises after the Termination Date with Lessor’s prior written consent:  (a) Lessee’s occupancy of the Premises shall be deemed a month-to-month tenancy (not a renewal or extension of the Term), which shall be terminable by either party upon thirty (30) days’ written notice to the other; (b) unless otherwise hereafter agreed in writing by Lessor and Lessee, the Annual Base Rent during the holdover period shall be one hundred fifty percent (150%) of the Annual Base Rent in effect during the final month of the Term (and Lessor’s acceptance of any Rent without all or any part of such fifty percent (50%) increase shall not be deemed or construed as a waiver by Lessor of its right to collect the entire fifty percent (50%) increase in Annual Base Rent); and (c) Lessee’s use of the Premises otherwise shall be subject to all applicable terms and conditions of this Lease, including, without limitation, timely payment of all Additional Rent, as if the Term had not expired or this Lease had not been terminated, as the case may be.  Nothing in this Section 8.3 shall be deemed or construed as a consent by Lessor to any holding over by Lessee.  If Lessee remains in possession of all or any part of the Premises or the Project after the Termination Date without Lessor’s prior written consent:  (i) the Annual Base Rent during such holdover period shall be two hundred percent (200%) of the Annual Base Rent in effect during the final month of the Term (and Lessor’s acceptance of any Rent without all or any part of such one hundred percent (100%)

increase shall not be deemed or construed as a waiver by Lessor of its right to collect the entire one hundred percent (100%) increase in Annual Base Rent); (ii) Lessee’s occupancy of the Premises shall be solely as a tenant at sufferance and no notice of termination shall be necessary in order to recover possession; (iii) Lessee’s use of the Premises otherwise shall be subject to all applicable terms and conditions of this Lease, including, without limitation, timely payment of all Additional Rent; and (iv) in addition to such other remedies as may be available to Lessor at law or in equity, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, losses, liabilities and costs arising from or in connection with, or related to, Lessee’s continued possession, including reasonable attorneys’, brokers’ and consultants’ fees, costs and expenses, and damages, including consequential damages, arising from Lender’s inability to sell, assign or finance the Premises or relet or deliver the Premises to a succeeding tenant.

8.4                       Survival

The provisions of this Section 8 shall survive the expiration or any earlier termination of this Lease.

9.                      Management of Hotel

9.1                       Operator and Food and Beverage Operators

The initial Operator (i.e. Morgans Hotel Group Management LLC, a Delaware limited liability company), and the initial Food and Beverage Operator(s) (i.e. 495 Geary LLC, a Delaware limited liability company, SC Geary LLC, a Delaware limited liability company, and China Grill Management BD, Inc., a Florida corporation), each as identified in Exhibit B attached hereto, have been approved by Lessor.  Each successor Operator, and each successor Food and Beverage Operator which is an Affiliate of Lessee or Operator, shall be subject to the prior written approval of Lessor, which approval shall not be unreasonably withheld or delayed.  No replacement of or change in any Operator, or any Food and Beverage Operator for which Lessor’s approval is required as provided herein, shall be made or permitted without obtaining Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Prior to giving or withholding approval of an Operator or any Food and Beverage Operator, Lessor shall have received from Lessee such information concerning the Operator or Food and Beverage Operator, as applicable, as Lessor shall reasonably require, including, without limitation, (i) evidence that the Operator has a demonstrated history of successfully operating Luxury Hotels, or that the Food and Beverage Operator has a demonstrated history of successfully operating food and beverage services in Luxury Hotels, in either case whether in the City or other areas of the United States, (ii) evidence that the Operator or Food and Beverage Operator, as applicable, or any corporate family of which the Operator or Food and Beverage Operator, as applicable, is a member, has sufficient financial resources to ensure the faithful and timely performance of the Operator or Food and Beverage Operator, as applicable, under the Management Agreement or the Food and Beverage Agreement, as applicable, and (iii) the absence of any litigation or other proceedings to which the Operator or Food and Beverage Operator, as applicable, is a party that would create a reasonable concern regarding the reputation or management skills of the Operator or Food and Beverage Operator, as applicable.  Without limiting the circumstances in which Lessor may be deemed to be reasonable in withholding approval of any Operator, or Food and Beverage Operator for which Lessor’s approval is required hereunder, Lessor shall be deemed to be reasonable in withholding its approval of any Operator or Food and Beverage Operator which does not have the qualifications referred to in clauses (ii), (iii) and/or (iv) above.  Notwithstanding the foregoing, Lessor agrees that Lessor will approve a new or replacement Operator so long as such new or replacement Operator (A) has a tangible net worth (determined in accordance with GAAP) not less than the then tangible net worth of the Operator to be replaced, and (B) is a national hotel operations company for which one or more of David Hamamoto, Edward Scheetz, or Ian Schrager (or any successor individuals who have been expressly approved in writing by Lessor for the purposes of this provision) are senior managers or senior executives with primary responsibility for overseeing day-to-day operations; provided, however, that the Management Agreement entered into with such Operator shall comply with the requirements of Section 9.2 below.  In the event that Lessee desires to retain a new or replacement Operator which Lessee believes complies with the requirements set forth in the immediately preceding sentence, Lessee shall deliver to Lessor reasonable evidence of such compliance together with a copy of the Management Agreement that is to govern the respective rights and obligations of Operator and Lessee.

9.2                       Management Agreement; Food and Beverage Operator Agreements

Lessor shall not be bound by or incur any obligations under any Management Agreement or Food and Beverage Agreement (including without limitation any of the foregoing which constitute Hotel Operating Agreements) entered into by Lessee with any Operator, or by Lessee or Operator with any Food and Beverage Operator, relating to the operation or management of the Hotel or any portion thereof, or any goods or services provided at or by the Hotel, regardless of whether Lessor has approved or is required to approve the Operator or the Food and Beverage Operator or any such Management Agreement or Food and Beverage Agreement.  Lessor shall be entitled to approve any and all Management Agreements, and all Food and Beverage Agreements that are entered into with any Affiliate of Lessee or any Affiliate of the Operator, which approval shall not be unreasonably withheld or delayed.  Except as otherwise provided in Sections 1.3 and 10.3(b)(xxii) of the Purchase Agreement with respect to the SC Geary Related Agreements, each Management Agreement, and each Food and Beverage Agreement whether or not requiring Lessor’s approval, shall contain an express provision (or be subject to a subordination agreement containing such a provision) in which the Operator or the Food and Beverage Operator shall agree, for the benefit of Lessor, that (i) Lessor shall have no obligation or liability under the Management Agreement or Food and Beverage Agreement; (ii) the Management Agreement or Food and Beverage Agreement shall be subject and subordinate to this Lease and to the rights of Lessor hereunder, and except to the extent otherwise provided in clause (iv) below shall terminate immediately upon the Termination Date of this Lease, without any liability on the part of Lessor for the payment of any termination fee, penalty or other sum; (iii) upon or in connection with the termination of the Management Agreement or Food and Beverage Agreement, the Operator or the Food and Beverage Operator shall not contact any Hotel guests or customers who have booked rooms or facilities at the Hotel for the purpose of soliciting or encouraging such guests or customers to cancel their previously booked rooms or facilities or to transfer their business to any other transient lodging facility or any other food or beverage facility, and (iv) in the case of any termination of this Lease on account of an Event of Default, at the written request of Lessor delivered to the Operator and/or any Food and Beverage Operator not less than ten (10) days prior to the Termination Date, the Operator and/or such

Food and Beverage Operator shall remain at the Premises, and continue to perform its obligations under the Management Agreement or the Food and Beverage Agreement, as applicable, for a transition period (“Transition Period”) not exceeding one hundred twenty (120) days from the Termination Date.  In the event that Lessor delivers the written request described in clause (iv) above to Operator and/or any Food and Beverage Operator, and for so long as the Operator and/or any such Food and Beverage Operator shall continue to perform its obligations under the Management Agreement or Food and Beverage Agreement, as applicable, pursuant to such request, the Operator and/or any such Food and Beverage Operator shall be entitled to receive its management fee or other equivalent compensation for such services, and to be reimbursed for its costs and expenses, as provided in, and as would be applicable under the Management Agreement or the Food and Beverage Agreement, as applicable, if the Termination Date had not occurred; provided that (A) in the event that any Operator or Food and Beverage Operator shall be an Affiliate of Lessee, such Operator or Food and Beverage Operator shall not be entitled to receive as payment for its management or other services under the applicable Management Agreement or Food and Beverage Agreement during the Transition Period any payments or reimbursements for hotel or restaurant chain services which are in excess of an annual charge of two and one-half percent (2-1/2%) of Total Revenues (in the case of the Operator) or of the gross revenues of the restaurant business at the Hotel (in the case of any Food and Beverage Operator); (B) Lessor shall not be obligated to perform any obligation of Lessee under the Management Agreement or any obligation of Lessee or the Operator under the Food and Beverage Agreement, as applicable, that arose or accrued prior to the Termination Date (but the Operator or the Food and Beverage Operator shall retain any rights or claims against Lessee on account of any default of Lessee), and (C) except only to the extent as may hereafter be expressly agreed by Lessor in a separate written agreement with the Operator or the Food and Beverage Operator, as applicable, Lessor shall not be deemed to have assumed any obligations of Lessee under the Management Agreement or the Food and Beverage Agreement, as applicable, with respect to any period following the Termination Date, including without limitation any obligation of Lessee to fund any capital or operating expenses, and any Operator or Food and Beverage Operator that is an Affiliate of Lessee or the Operator, as applicable, shall look solely to the revenues and income of and from the Hotel (in the case of such Operator) or the food and beverage operations at the Hotel (in the case of such Food and Beverage Operator) for payment of its management fee and reimbursement of its costs and expenses and for recovery of any other indebtedness or liability owing under the Management Agreement or the Food and Beverage Agreement, as applicable, for or with respect to any period of time following the Termination Date (provided that nothing herein shall be deemed to grant to any Operator or any Food and Beverage Operator, as applicable, any title to, or security interest in, any revenues, income or receivables of the Hotel or the food and beverage operations at the Hotel, and provided further that the foregoing shall not be construed to obligate the Operator or any Food and Beverage Operator to fund any capital or operating expenses that are required to be funded by Lessee under the applicable Management Agreement or Food and Beverage Agreement if Lessor shall fail to provide such funds); and (D) Operator or the Food and Beverage Operator, as applicable, shall reasonably cooperate with Lessor (at no material cost to the Operator or the Food and Beverage Operator, as applicable, provided that such restriction shall not be construed to limit any right of Lessor to recover damages from Lessee on account of an Event of Default as permitted under Applicable Laws) to ensure a smooth transition of the management of the Hotel or the food and beverage services at the Hotel, as applicable, from Operator or the Food and

Beverage Operator, as applicable, to such new management company, franchise company, and/or other entity as shall be designated by Lessor (each a “Replacement Operator”), including, without limitation, assisting the Replacement Operator in identifying any Hotel Employees who should be considered for retention, facilitating the transfer or assignment of all licenses and permits specific to and required for the lawful operation of the Hotel or the food and beverage operations at the Hotel, as applicable (including, without limitation, any liquor licenses to the extent permitted by Applicable Laws) and all third party operating agreements, leases or contracts (as and to the extent designated by Lessor) relating to or reasonably required for the proper operation of the Hotel or the food and beverage operations at the Hotel, as applicable, providing a final accounting to Lessor of all operations of the Hotel or the food and beverage operations at the Hotel, as applicable, through the Termination Date and thereafter for the Transition Period, and permitting the continued use during the Transition Period of all tradenames, trademarks, central or corporate services, proprietary computer software and programs, and such other rights held or controlled by Operator or the Food and Beverage Operator, as applicable, or otherwise provided for in the Management Agreement or the Food and Beverage Agreement, as applicable, as are reasonably required to continue the operation of the Hotel or the food and beverage services at the Hotel, as applicable, in conformance with the standards of a Luxury Hotel during the Transition Period and to which Lessee would have been entitled under the Management Agreement or to which Lessee or Operator would have been entitled under the Food and Beverage Agreement, as applicable, had the Termination Date not occurred.

10.               Insurance and Indemnity

10.1                Required Insurance

At all times during the Term and any holdover period, at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor as their respective interests may appear insurance against such risks and in such amounts as Lessor or any Fee Lender may reasonably require from time to time, or such greater amounts or additional risks as are required under any Leasehold Mortgage, subject to the provisions of Section 10.1(i) below.  Without limiting the generality of the foregoing, Lessee shall obtain and keep in force the following minimum levels of insurance:

(a)                 Property Insurance.  Lessee shall maintain, or cause to be maintained, property insurance for the perils covered by a standard fire insurance policy, extended coverage perils, smoke damage, vandalism, flood, malicious mischief, sprinkler leakage, boiler, machinery and pressure vessel, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke and earthquake, at all times during the Term, in an amount equal to the then-applicable Full Insurable Replacement Value, but in no event less that the sum of Seventy-One Million Dollars ($71,000,000), or, in the case of earthquake insurance only, in an amount which is not less than the “probable maximum loss” (or the equivalent standard at the time customarily used by the insurance industry in determining the maximum likely exposure of property to risk of damage from earthquakes), based on the full replacement cost of the Improvements, as determined by a seismic engineering firm selected by Lessee and reasonably acceptable to Lessor.  All such policies shall specify that proceeds shall be payable whether or not any Improvements are actually rebuilt, and shall include a “guaranteed amount” or “stipulated amount” endorsement of coverage in lieu of a coinsurance provision under the policy.

“Full Insurable Replacement Value” means one hundred percent (100%) of the actual cost to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal, an increased cost of construction endorsement and, in the case of builders risk or course of construction insurance, materials and equipment not in place but in transit to or delivered to the Premises.  The Full Insurable Replacement Value initially shall be determined at Lessee’s expense by an appraiser selected by Lessee and reasonably approved by the insurer(s) and Lessor.  Lessor may require the Full Insurable Replacement Value to be redetermined, at Lessee’s expense, not more frequently than once in any three (3) year period, by an appraiser selected by Lessee and reasonably approved by the insurer(s) and Lessor.

(b)                Business Interruption Insurance.  Lessee shall maintain, or cause to be maintained, insurance against loss of income, including loss of revenues and earnings from the Hotel, under a business interruption and extra expense policy covering risk of loss due to the perils insured against under Section 10.1(a) above, in an amount sufficient to cover at least twelve (12) months of Annual Base Rent that would be payable to Lessor pursuant to Section 4.

(c)                 Worker’s Compensation and Employer’s Liability Insurance.  Lessee shall maintain, or cause to be maintained, worker’s compensation insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Lessee or the Premises, and employer’s liability insurance, with limits of not less than One Million Dollars ($1,000,000.00) for bodily injury by accident and One Million Dollars ($1,000,000.00) for bodily injury by disease, or such higher amounts as may be required by law.

(d)                General Liability.  Lessee shall maintain, or cause to be maintained, comprehensive or commercial general liability insurance, through one or more primary and umbrella or excess coverage liability policies as determined by Lessee, insuring against claims for bodily injury, personal injury, and property damage occurring on or about the Premises or the streets, curbs or sidewalks adjoining the Premises, or otherwise in connection with the operation of the Hotel, with coverage limits of not less than Ten Million Dollars ($10,000,000.00), combined single limit and annual aggregate for the Project.

The general liability insurance shall:  (i) be written on an “occurrence” basis, (ii) delete any employee exclusion on personal injury coverage; (iii) include the Operator and its management personnel engaged at or for the Hotel, any employees of Lessee, and the Hotel Employees, as additional insureds; (iv) provide for broad form blanket contractual coverage, including coverage for Lessee’s indemnification obligations under this Lease for bodily injury, personal injury, death and/or property damage (provided that Lessee’s liability under any such indemnification obligations shall not be limited to the amount of insurance so carried by Lessee); (v) provide Products and Completed Operations and Independent Contractors coverage; (vi) provide liquor law liability and advertising liability coverage; and (vii) provide insurance against loss or damage from an accident to and/or caused by boilers, heating apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment.  The general liability insurance coverage shall insure against any and all claims for bodily injury, including death resulting therefrom, personal injury, and damage to or destruction of property of any kind whatsoever and to whomever belonging and arising from any operations on or at the Premises, including the operation of the Hotel, and whether arising from acts or omissions of Lessee, any of Lessee’s officers, directors, partners, members, agents or employees, contractors, subcontractors, any other person or entity for whom Lessee may be responsible, or any additional insureds.

(e)                 Automobile Liability.  Lessee shall maintain, or cause to be maintained, automobile liability insurance, through one or more primary and umbrella policies, providing aircraft liability coverage, if applicable, and automobile liability coverage for owned, non-owned and hired vehicles used in connection with the operation of the Premises, with coverage limits of not less than Five Million Dollars ($5,000,000.00), combined single limit and annual aggregate (inclusive of the base automobile liability policy plus umbrella policy coverage).

(f)                   Builder’s Risk.  During the course of construction of any Alterations, Lessee shall maintain, or cause to be maintained, comprehensive “all risk” builder’s risk insurance, if available, and otherwise course of construction coverage, including vandalism and malicious mischief, covering all Improvements in place on the Premises in the case of all risk builder’s risk insurance, all Alterations under construction at the Premises, materials and equipment stored at the Premises or an off-site storage facility and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in due course of transit to the Premises or an off-site storage facility when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Lessee or its construction manager, contractors or subcontractors (excluding any construction managers’, contractors’ and subcontractors’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of the Alterations.

(g)                Fidelity Insurance.  Lessee shall maintain, or cause to be maintained, fidelity insurance covering the Operator and all Hotel Employees who have access to or are responsible for the handling of any funds, securities, or other valuables at or relating to the Hotel, all in reasonable amounts consistent with the practice of other Luxury Hotels.

(h)                Required Coverage.  Lessee shall maintain, or cause to be maintained, all other insurance that Lessee is required to maintain under Applicable Laws or the terms of any Leasehold Mortgage.

(i)                    Adjustments to Coverage Amounts.  If either Lessee or Lessor shall at any time believe that the limits or extent of coverage or deductibles with respect to any of the insurance required in this Section 10 then carried are either excessive or insufficient for a prudent operator of a Luxury Hotel, Lessee and Lessor shall endeavor to agree upon the proper and commercially reasonable limits and extent of coverage and deductibles for such insurance, and upon reaching agreement shall execute a letter agreement or other writing memorializing such agreement; provided that in no event shall the insurance coverage required to be maintained by Lessee under this Lease be less protective of the interests of Lessee and Lessor than the comparable coverage maintained by owners and operators of other Luxury Hotels in the City.  If Lessee and Lessor are at any time unable to agree upon the proper and commercially reasonable limits and extent of coverage and deductibles for any insurance, the matter(s) in dispute shall be resolved pursuant to the arbitration provisions of Section 18 by an arbitrator having at least ten (10) years of experience in insurance coverage matters for the hospitality industry.  Notwithstanding any of the foregoing to the contrary:  (i) the limits of property insurance coverage shall be determined as provided in Section 10.1(a); and (ii) the limits of liability insurance required under Sections 10.1(d) and 10.1(e) shall not be reduced under any circumstances, and shall be increased on each Adjustment Date by a percentage at least equal to the percentage increase in the CPI occurring since the last preceding Adjustment Date.

10.2                Policy Form and General Requirements

(a)                 All of the insurance required under this Lease, and all renewals thereof, shall be issued by one or more companies of recognized responsibility admitted to sell insurance in the State with a financial rating of at least A-:X (or its equivalent successor) in the most recent edition of Best’s Insurance Reports (or its equivalent successor, or, if there is no equivalent successor, an insurance rating service otherwise reasonably acceptable to Lessor).  The proceeds of property damage and builder’s risk policies of insurance required hereunder shall be payable in accordance with and subject to the terms of Section 17 below, and any loss adjustment or disposition of insurance proceeds by the insurer shall require the written consent of Lessor (and any Fee Lender whose Fee Mortgage so requires).  All property insurance hereunder shall name Lessor as a loss payee, as its interests may appear, and all liability insurance policies shall name as additional insureds, with respect to any liability arising out of or relating to the ownership, maintenance, operation, occupancy or use of the Premises, all Lessor Indemnitees and such other parties as Lessor may reasonably request.  Any deductibles or self-insurance retentions for insurance required to be carried by Lessee pursuant to this Section 10 shall be reasonable in amount, and in any event shall be consistent with amounts which from time to time are considered to be a prudent deductible or assumed or retained risk for the owners of comparable Hotel properties in the City.  All deductibles and self-insurance retentions (i) shall be paid by Lessee, and (ii) shall constitute Ordinary Operating Expenses, except for deductibles and self-insurance retentions applicable to the insurance coverage provided for in Section 10.1(a) which shall not constitute Ordinary Operating Expenses. All insurance of Lessee shall be primary coverage, and shall be excess and non-contributory with any insurance carried by Lessor.

(b)                All policies provided for herein shall provide expressly that such policies shall not be canceled, terminated or altered without ten (10) days’ prior written notice to Lessor and any Fee Lender.  Each policy, or a certificate of the policy executed by a properly qualified representative of the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Lessor on or before the Term Commencement Date, shall be maintained throughout the Term and any holdover period, and shall be renewed at least ten (10) days before the expiration of the term of the policy.  Except for specific provisions described herein, no exclusion shall be permitted in any policy if it conflicts with any coverage required hereby, and, in addition, no policy shall contain any exclusion from liability for personal injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

(c)                 Lessee hereby waives all rights of subrogation and recovery against all Lessor Indemnitees on account of any loss or damage arising from any cause to the extent covered by any insurance required to be carried by Lessee pursuant to this Section 10.  Lessee shall give notice to its insurance carrier or carriers that the foregoing waiver is contained in this Lease, and shall procure waiver of subrogation endorsements to all policies described in Section 10.1 if not already incorporated into or a part of such policies.

The parties acknowledge that Lessor has no obligation under this Lease to carry or provide any insurance.  If Lessor otherwise elects in its sole discretion to carry any insurance coverage through an independent third party commercial insurer and such insurance is applicable to the Premises, such insurance shall be excess and non-contributory with the insurance required to be carried by Lessee under this Section 10.  If such insurance is carried, Lessor waives all rights of subrogation and recovery against Lessee on account of any loss or damage arising from any cause to the extent actually covered by such insurance.

(d)                On or before the Term Commencement Date, and on each anniversary of the Term Commencement Date thereafter during the Term, Lessee shall provide Lessor with the certificate of a person knowledgeable in insurance matters (who may be an officer or employee of Lessee) stating that all insurance policies required by this Lease are in full force and effect and that such policies, and the insurance provided thereby, comply with the requirements of Sections 10.1 and 10.2.

(e)                 No approval by Lessor of any insurer, the terms or conditions of any policy, or any coverage or amount of insurance or any deductible amount, shall be construed as a representation by Lessor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Lessee assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.  Lessor’s approval shall only constitute Lessor’s acknowledgment that, as to Lessor, the item or matter so approved satisfies the requirements of this Lease.

(f)                   Lessee shall be permitted to carry insurance required by this Section 10 under a so-called blanket policy or policies of insurance which also cover other properties owned or operated by Lessee or its Affiliates in addition to the Premises, provided that the Premises shall be individually scheduled for coverage under such blanket policy or policies for not less than the amounts and scope of coverage required under this Section 10 and that a recovery under any such blanket policy for or with respect to any other properties will not reduce or limit the amount or scope of coverage available for or with respect to the Premises under such blanket policy.

(g)                Lessee may elect, from time to time, to require the Operator to obtain and maintain any or all of the insurance coverages and policies required under this Section 10, provided that any and all such coverages and policies shall in any event comply fully with the provisions of this Section 10.

10.3                Lessee’s Indemnity

Lessee shall indemnify, defend and hold Lessor and all other Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities, and costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to in any manner, directly or indirectly, in whole or in part:  (a) any failure by Lessee to timely and properly perform each of its obligations under this Lease; (b) any acts or omissions of Lessee, any Affiliate of Lessee, or any officers, directors, members, employees, guests, invitees, agents or contractors of any of them, or any Hotel Employees, on or relating to the Premises; (c) the financing, design, construction, marketing, operation, management, use, occupancy, maintenance, repair, remediation, renovation and improvement of the Premises, or any part thereof, at any time during the Term or any holdover period (including the design, construction, maintenance and repair of any Improvements or Alterations, and any liability to any federal, state or local governmental authority relating thereto); (d) other than during the Transition Period, any act or omission of the Operator or any Food and Beverage Operator relating to the operation or management of the Hotel or any food and beverage operations at the Hotel, or of any Hotel Employee while on the Premises or otherwise engaged in the performance of such employee’s duties, or any employee of any independent contractor working at or performing services for the Hotel, including any parking operator or parking management company; and (e) any accident occurring or other circumstance or condition existing on or about the Premises at any time during the Term or any holdover period due to any cause whatsoever.  The foregoing shall not require Lessee to indemnify, defend, protect or hold harmless Lessor or any Lessor Indemnitee to the extent of any claims, damages, losses, liabilities, and costs and expenses that arise from the gross negligence or willful misconduct of Lessor or any Lessor Representatives, except to the extent that such claims, damages, losses, liabilities, and costs and expenses are covered by any insurance required to be carried by Lessee pursuant to this Section 10.

Lessee shall promptly assume its defense and indemnification obligations upon written notice from any Lessor Indemnitee.  Any Lessor Indemnitee may also participate in the defense of any such claim at its own expense, unless such participation is required because of Lessee’s failure to provide a reasonable and consistent defense of such Lessor Indemnitee’s interests, in which event such additional participation shall be at Lessee’s expense.  Lessee shall not settle any claim without the consent of all Lessor Indemnitees who would incur any liability for such claim under or following such a settlement.  The provisions of this Section 10.3 shall survive the expiration or earlier termination of this Lease.  The provisions of Section 10.1 shall not limit in any way Lessee’s obligations under this Section 10.3.

10.4                Lessee’s Assumption of Risk and Waiver

As a material part of the consideration to Lessor for entering into this Lease, Lessee agrees that no Lessor Indemnitee shall be liable to Lessee for, and Lessee expressly assumes the risk of and waives, releases and discharges all Lessor Indemnitees from, any and all claims, damages, losses, liabilities, costs and expenses of any kind or nature, whether or not foreseeable, arising from or relating to in any manner, directly or indirectly, in whole or in part, the Premises or this Lease prior to or during the Term or any holdover period, whether resulting from any act or omission of Lessor or from any other cause, including, without limitation:  (a) the performance of any public or quasi-public works on or near the Premises; (b) any injury to or death of any person, or loss or damage of any property, occurring on or about the Premises; (c) any and all matters described or referred to in Section 2.2 or 4.4 above; and (d) any act or omission of any Recipient Agency, or any member of the public accessing the Premises through any right of public access or pursuant to any easement or right of entry.  The provisions of this Section 10.4 shall survive the expiration or earlier termination of this Lease.  The foregoing shall not require Lessee to waive or release any claims for damages, losses, liabilities, or costs and expenses to the extent arising from the gross negligence or willful misconduct of Lessor or any Lessor Representative, except to the extent that such claims, damages, losses, liabilities, and costs and expenses are covered by any insurance required to be carried by Lessee pursuant to this Section 10.

11.               Alterations

11.1                Permitted Alterations

Lessee may make from time to time any Alterations (“Permitted Alterations”) which will not (a) violate, or cause or require a modification in (i) the Permitted Uses, (ii) any other provision of this Lease, or (iii) any Entitlements; (b) materially adversely affect the value or use of any Improvements; (c) adversely affect in any material manner the operation of the Hotel as a Luxury Hotel; (d) modify in any material respect the exterior appearance of any Building or any structural element of any Building, or materially modify the mechanical, electrical, plumbing or life safety system of any Building, or (e) impose any liability or obligation on Lessor under Applicable Laws with respect to the condition of the Premises; or (f) have a total estimated cost per Alteration in excess of $200,000.00 (such amount to be increased as of each Adjustment Date by an amount equal to the percentage increase in the CPI occurring since the immediately preceding Adjustment Date, or since the Term Commencement Date in the case of the first Adjustment Date).  If Lessee desires to make any Alterations which could have any of the effects described in any of clauses (a) through (f) of the immediately preceding sentence (any such Alteration being herein referred to as a “Major Alteration”), Lessee shall first obtain Lessor’s prior written consent, which consent shall not be unreasonably withheld, except that Lessor shall have the right to approve or disapprove, in its sole and absolute discretion, any Alterations which could have any of the effects described in clause (a), (b), (c) or (e) above.  All Alterations shall be constructed and installed at the sole cost and expense of Lessee, and Lessor shall not be obligated to pay or contribute toward payment of the costs of any Alterations, including any Designated Alterations.  Lessor acknowledges that Lessee may desire to propose one or more Alterations that individually or collectively will reduce the number of keyed guest rooms or suites at the Hotel, and Lessor agrees not to unreasonably withhold its consent to any such proposed Alterations, provided that (A) following the completion of such Alterations the keyed guest rooms and suites at the Hotel will number in the aggregate not less than ninety-five percent (95%) of the total keyed guest rooms and suites at the Hotel on the Term Commencement Date, and (B) Lessee can establish that the net operating revenues of the Hotel will not be decreased by reason of such Alterations.

11.2                Designated Alterations

From time to time Lessee may request Lessor to approve certain Alterations to be funded from monies on deposit in the Designated Alterations Escrow Account (“Designated Alterations”).  The projected costs approved by Lessor for completion of any proposed Designated Alterations submitted to and approved by Lessor shall be “Eligible Costs” in respect of such Designated Alterations.  Lessee shall be entitled to receive disbursements of funds from the Designated Alterations Escrow Account for the purpose of paying the costs of any Designated Alterations hereafter approved by Lessor, up to but not exceeding the Eligible Costs for such Designated Alterations together with any Excess Costs (as defined below) of any such Designated Alterations (provided, that, disbursements for Excess Costs shall only permitted from funds which have been deposited by Lessee in the Designated Alterations Escrow Account for the

purpose of funding such Excess Costs and not previously disbursed in accordance with the provisions hereof), and in any event subject to and upon the terms and conditions set forth in Section 7.2(c).  Without limiting the foregoing, in the event that the actual costs of construction or installation of any Designated Alterations will exceed the Eligible Costs for such Designated Alterations, Lessee shall be obligated to pay all such excess costs, and in such event as a condition to the making of any further disbursements from the Designated Alterations Escrow Account for such Designated Alterations, Lessor may require that Lessee deposit into the Designated Alterations Escrow Account the full amount of the additional costs required to complete such Designated Alterations, as reasonably approved by Lessor, to the extent such costs are in excess of the Eligible Costs (“Excess Costs”), provided that, in the event Lessor requires that Lessee deposit the amount of any such Excess Costs into the Designated Alterations Escrow Account, then Lessee shall permit the disbursement of such Excess Costs for the purpose of paying the costs of the Designated Alterations in accordance with the preceding sentence.  Lessee shall not commence the construction or installation of any Designated Alteration unless and until there are sufficient funds available on deposit in the Designated Alterations Escrow Account for completion of such Designated Alteration.

11.3                Required Alterations

(a)                 Initial Required Alterations.  Concurrently with the execution of this Lease, Lessor has approved the Alterations described in Exhibit F attached hereto (which, together with any Hazardous Materials remediation, removal or restoration work or Property Enhancements referred to in Section 11.3(b) below, are herein referred to as the “Required Alterations”).  The projected costs approved by Lessor for completion of the Required Alterations described in Exhibit F, and the projected costs approved by Lessor for completion of any additional Required Alterations described in Section 11.3(b) below, shall be “Eligible Costs” in respect of such Required Alterations.  For the purposes of this Lease, in addition to any Required Alterations that constitute Major Alterations pursuant to the provisions of Section 11.1, all Required Alterations for which Lessor has an obligation to pay or deposit any Reinstatement Amount shall be deemed to be Major Alterations and shall be subject to all provisions of this Section 11 relating to Major Alterations.  Except as otherwise expressly provided in the following provisions of this Section 11.3(a), Lessee shall not commence the construction or installation of any Required Alteration, whether described in Exhibit F or in Section 11.3(b) hereof, unless and until there are sufficient funds available on deposit in the Required Alterations Escrow Account for completion of such Required Alteration as well as any then uncompleted Required Alteration for which work is either then currently in progress or for which Lessee has previously deposited funds within the Required Alterations Escrow Account but has not yet commenced performance of the work required to complete such Required Alteration; provided that the amount required to be on deposit in the Required Alterations Escrow Account with respect to the completion of certain Property Enhancements shall be subject to the provisions of Section 4.1(c) of the Purchase Agreement.  Lessee hereby agrees to commence construction and installation of each Required Alteration described in Exhibit F (in such priority of construction and installation as shall be reasonably approved by Lessor) as soon as the funds on deposit in the Required Alterations Escrow Account are sufficient to pay the Eligible Costs therefor, provided that in the event that upon the second anniversary of the Term Commencement Date there are not sufficient funds on deposit in the Required Alterations Escrow Account to pay the Eligible Costs of all such Required Alterations described in Exhibit F, Lessee shall nevertheless be obligated to commence (within thirty (30) days following the second anniversary of the Term Commencement Date) construction and installation of all Required Alterations described in Exhibit F for which construction or installation has not yet commenced and shall complete the same (subject to Force Majeure Events) within not more than six (6) months after commencement of construction and installation, and in addition Lessee shall either (i) deposit into the Required Alterations Escrow Account, from sources other than Monthly Cash Flow, an amount equal to the Eligible Costs for all Required Alterations for which construction or installation has not yet commenced, or (ii) cause Morgans to deliver to Lessor a completion guaranty, in form and substance reasonably acceptable to Lessor, assuring Lessee and Lessor that the Eligible Costs and any Excess Costs of the construction and installation of all such Required Alterations will be paid in a timely manner and in full compliance with all applicable requirements of this Lease, in which event Lessee shall undertake to pay such costs as the same become due and owing under the applicable contracts for such construction and installation.

(b)                Additional Required Alterations.  In the event that, pursuant to the provisions of the Purchase Agreement, the Seller delivers a Hazardous Materials Remediation Notice or a Code Compliance Notice that contemplates deferring the completion of any Hazardous Materials remediation, removal or restoration work or Property Enhancements until after the Closing of the purchase of the Property by Purchaser (as such capitalized terms are defined in the Purchase Agreement), Lessee shall be obligated following the Term Commencement Date to diligently undertake and complete as quickly as practicable, but in any event not later than six (6) months following the Term Commencement Date (subject to extension of such six (6) month period upon approval by Lessor, which approval shall not be unreasonably withheld or delayed), the Hazardous Materials remediation, removal or restoration work referred to in the Hazardous Materials Remediation Notice in compliance with the provisions of this Section 11 and Section 12.3 of this Lease and/or such Property Enhancements referred to in the Code Compliance Notice in compliance with the provisions of this Section 11, and for such purpose, such Hazardous Materials remediation, removal or restoration work.

(c)                 Additional Costs.  Without limiting the foregoing provisions of this Section 11.3, in the event that the actual costs of construction or installation of any Required Alterations will exceed the Eligible Costs for such Required Alterations, Lessee shall be obligated to pay all such excess costs, and in such event as a condition to the making of any further disbursements from the Required Alterations Escrow Account for such Required Alterations, Lessor may require that Lessee deposit into the Required Alterations Escrow Account the full amount of the additional costs required to complete such Required Alterations, as reasonably approved by Lessor, to the extent such costs are in excess of the Eligible Costs (“Excess Costs”).

11.4                Design of Alterations

The following provisions shall apply to all Alterations, except to the extent such provisions are expressly limited to Major Alterations or Designated Alterations:

(a)                 General Requirements.  The design of all Alterations shall:  (i) provide for the construction of Improvements that are first class in quality and appearance; and (ii) satisfy the requirements of the Entitlements applicable to the Premises and all Applicable Laws.

(b)                Architects’ Qualifications.  Lessee shall engage only design professionals who are licensed, reputable, financially capable, experienced in the design of projects similar to the proposed Alterations and, if applicable, experienced in making effective public presentations for similar projects.  Any design professional engaged by Lessee for any Major Alteration or any Designated Alteration shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld or delayed, and Lessee shall provide Lessor with copies of all contracts with such design professional upon execution.

(c)                 Lessor’s Review and Approval.  Prior to making any application or submittal to the City, State or any other public agency with jurisdiction for any architectural review, design or site review, building permit or any other governmental approval for any Major Alterations or Designated Alterations, Lessee shall submit to Lessor for Lessor’s information:  (i) two duplicate sets of all plans, drawings, specifications, studies, renderings and related design documents that are required by the public agency as a part of such application or submittal (“Design Documents”); and (ii) copies of the application and any other items to be submitted to the public agency in connection with the application.  The Design Documents for any Major Alteration or Designated Alteration shall be subject to Lessor’s written approval, which approval shall not be unreasonably withheld or delayed, and in such instances Lessee shall not submit the application until after obtaining Lessor’s written approval of the Design Documents.

Copies of all submittals to the City, State or any other public agency with jurisdiction concerning the design of any Major Alteration or Designated Alteration shall be submitted concurrently to Lessor for its information.  Subsequent Design Documents shall be submitted to Lessor in two duplicate sets upon which any material change from design elements previously required to be approved by Lessor (including any material design element not shown in previously approved documents) shall be indicated, and Lessor shall have the right to review and approve or disapprove such modified Design Documents, which shall not be unreasonably withheld or delayed.

If Lessor disapproves any aspect of the Design Documents or related submittals for which Lessor’s consent is required, Lessor shall specify in reasonable detail the reasons for such disapproval and Lessee shall take such steps as may reasonably be necessary to correct any objections by Lessor made in accordance with the applicable standards set forth in this Lease.

Lessee shall pay all third party costs incurred by Lessor in reviewing any request for approval of a proposed Alteration or the Design Documents for any Alteration for which Lessor’s approval is required pursuant to this Lease.  Lessor shall use commercially reasonable efforts to review and respond to any request for approval of a proposed Alteration or the Design Documents for an Alteration within ten (10) Business Days of request.  Lessor’s failure to respond to such request within ten (10) Business Days shall not be deemed to constitute approval by Lessor of the request; provided that Lessee shall have the right to deliver a second notice to Lessor following the expiration of such ten (10) Business Day period that expressly states that such notice is being provided on account of Lessor’s failure to respond to the original request for approval and expressly advises Lessor that Lessor’s subsequent failure to respond by either approving or disapproving such request within a further period of five (5) Business Days from the date of Lessor’s receipt of such second notice shall be deemed to constitute approval by Lessor of such request, and if Lessor thereafter fails to respond to such second notice within such five (5) Business Day period, the original request shall be deemed to have been approved by Seller.  No approval or deemed approval by Lessor shall be interpreted as a representation of any sort with respect to the quality or suitability of the design, or a waiver of any rights Lessor may have under this Lease other than with respect to Lessee’s obligation to seek approval of the Alteration.

11.5                Construction of Alterations

The following provisions shall apply to all Alterations, except to the extent such provisions are expressly limited to Major Alterations or Designated Alterations:

(a)                 Preconditions.  Before commencing construction of any Alteration, Lessee shall:  (i) procure all Entitlements that may be required by Applicable Laws as a condition to the start of construction; (ii) obtain the consent of the City, State and any other public agencies with jurisdiction from whom consent is required, if any; and (iii) provide Lessor with certified copies of all insurance policies required by Section 11.5(d) below and, in the case of any Major Alteration or Designated Alteration, with evidence satisfactory to Lessor of the availability of financing to pay in full the construction costs of such Alteration (to the extent such costs are not Eligible Costs for Designated Alterations to be funded from the Escrow Account).  Lessee shall provide Lessor with at least fifteen (15) days’ written notice before commencing construction of any Alteration so that Lessor may post and record one or more notices of non-responsibility, and Lessee shall maintain the notice(s) in the location(s) reasonably designated by Lessor.

(b)                General Requirements.  All Alterations shall be constructed in a first class manner, substantially in accordance with and without material deviation from, the approved Design Documents (where applicable), and subject to the requirements of all Entitlements applicable to the Premises and all other requirements of Applicable Laws and this Lease, using workmanship and materials of a quality consistent with the first class nature of the Premises and the operation of the Hotel as a Luxury Hotel, all at no cost or liability to Lessor.  Once construction is commenced, Lessee shall prosecute the work diligently and continuously to Substantial Completion, subject to delays attributable to Force Majeure Events.  Lessee shall at no cost to Lessor correct, or cause its contractor to correct, any defects in any construction work performed in connection with any Alterations.

(c)                 Selection of Contractor and Contracts.  Lessee shall engage only general contractors and construction or project managers who are licensed, reputable, have strong financial capability and are experienced in the construction of projects similar to the Alterations.  All such general contractors and construction or project managers, as well as the terms and conditions of the construction contract or construction management agreement, as applicable, shall be subject to Lessor’s prior written approval (not to be unreasonably withheld or delayed) in the case of any Major Alteration or Designated Alteration.  All general contractors and construction managers shall be required to:  (i) carry worker’s compensation insurance, commercial general liability insurance naming Lessee and all Lessor Indemnitees as additional insureds with minimum coverage limits of at least Five Million Dollars ($5,000,000.00), and automobile and employer’s liability insurance; and (ii) comply with all applicable requirements of the approved Design Documents, Entitlements and Applicable Laws.  Lessee shall provide Lessor with copies of all contracts upon execution.

(d)                Insurance and Bonds.  Without limiting any of the provisions of Section 10 above, Lessee shall maintain or cause to be maintained the construction-related insurance described in Section 10.1(f) above at all times during the construction of any Alterations.  For any Major Alterations or Designated Alterations, all contractors with contracts in excess of $500,000 (such amount to be increased as of each Adjustment Date by an amount equal to the percentage increase in the CPI occurring since the immediately preceding Adjustment Date, or since the Term Commencement Date in the case of the first Adjustment Date) shall be bondable, and if Lessee or any Leasehold Mortgagee requires performance and/or payment bonds from any contractor, such bonds shall name Lessor and any Fee Lender as additional obligees.

(e)                 Observation.  For any Major Alterations or Designated Alterations, Lessee shall provide Lessor with copies of all contractors’ regular progress reports, by facsimile, e-mail or other similarly timely means, promptly upon receipt.  Lessee may satisfy this obligation by contractually requiring its contractors to provide Lessor with such reports at the same time and in the same manner as such reports are provided to Lessee, and by taking reasonable steps to enforce such contractual requirements if Lessee becomes aware that any contractor is not complying with such requirements.  If any Leasehold Mortgagee requires independent third party construction oversight, Lessee shall request that the construction monitor provide Lessor with copies of all reports and other materials he or she generates.  If no such independent oversight is implemented by a Leasehold Mortgagee, or if the Leasehold Mortgagee refuses to provide copies of its oversight reports, Lessor shall have the right (but not the obligation) in the case of any Major Alterations or Designated Alterations to engage at Lessee’s cost an independent third party construction monitor to provide periodic observation of any construction-related activities.  In addition, Lessor shall have the right, but not the obligation, upon reasonable advance notice to Lessee, to be present at the Premises and observe all aspects of construction at any reasonable time during construction of any Alterations.  No observation by a third party at Lessor’s request or by Lessor, whether performed or not performed, shall:  (i) impose upon or be deemed to impose upon Lessor any responsibility or liability with respect to the design or construction of the Alterations; (ii) be construed as an approval or acceptance of the design or construction of the Alterations; or (iii) constitute or be deemed to constitute a waiver of any rights Lessor may have.

(f)                   Changes.  In the case of any Major Alteration or Designated Alteration, once such Alteration has been approved by Lessor, Lessee shall not make or permit to be made any changes in or modifications to the plans and specifications for such Alteration which would change the aesthetic quality of the Alteration in any material respect, or which would be material in relation to the nature or type of construction or the quality thereof, quality or quantity of materials used, location, cost, method of construction, effect on adjoining areas of the Hotel, or completion time, without first obtaining Lessor’s approval of such changes or modifications, which approval shall not be unreasonably withheld or delayed.  In the case of any Alteration other than a Major Alteration or Designated Alteration, Lessee shall not make or permit to be made any changes in or modifications to the plans and specifications for such Alteration if such Alteration, as so changed or modified, would have required Lessor’s approval had such changes or modifications been part of the original proposed Alteration.

(g)                Completion Requirements.  Upon Substantial Completion of any Alterations which are Major Alterations or Designated Alterations, Lessee shall:  (i) record a notice of completion in the Official Records of the County in which the City is located; (ii) provide Lessor with reasonable evidence (e.g., copies of lien releases) that no Liens have resulted from the construction work, subject to Lessee’s right to contest such Liens pursuant to Section 15.4 below; (iii) as soon as available, provide Lessor with a new or modified certificate of occupancy for the Alterations, if required for the lawful use or occupancy thereof; and (iv) upon request from Lessor, provide Lessor with a complete set of as-built drawings for any Major Alterations or Designated Alterations showing (to the extent customarily included in as-built drawings for comparable projects) field changes, substitutions and other deviations from and/or approved Design Documents, on a CAD electronic file and/or mylar or another high quality reproducible medium.

(h)                Temporary Closure of Hotel Areas.  In the event that the construction of any Alteration requires, in the prudent business judgment of Lessee, the temporary closure of, or erection of a temporary barrier affecting access to, any portion or area of the Hotel and there is no commercially reasonable alternative available to Lessee to avoid such closure or barrier, Lessee may implement such closure or erect such barrier, provided that the Hotel Business may not cease or be substantially reduced due to any such barrier or closure and that Lessee shall use all reasonable efforts to conduct the relevant construction activity in such a way, and to complete such construction activity as quickly as reasonably possible, so as to limit, to the maximum extent feasible, the impact of such closure or barrier on the Hotel Business and the comfort of Hotel guests, patrons and customers as well as Hotel Employees.

12.               Hazardous Materials

12.1                Use of Hazardous Materials; Compliance with Environmental Laws

Lessee may use and store, or permit the use and storage of Hazardous Materials at the Premises to the extent that (i) such Hazardous Materials are commonly used and employed in the operation, maintenance, repair and servicing of a Luxury Hotel (“Permitted Materials”), and (ii) are used, stored, and disposed of in compliance with the requirements of all Applicable Laws.  Upon demand by Lessor, Lessee shall immediately cease, or cause to be ceased, the use and storage on the Premises of any Hazardous Materials which are not being used or stored in full compliance with all Applicable Laws.  Lessee shall at all times during the Term and any holdover period substantially comply with all applicable Environmental Laws applicable to the Premises.  Lessee shall promptly provide Lessor with copies of any notices that Lessor or the Operator receives from governmental agencies with jurisdiction over the Premises or pursuant to any Environmental Law, concerning the presence or Release of any Hazardous Materials on, under, about or beneath the Premises.  In addition, from time to time upon written request by Lessor made not more frequently than once per year, Lessee shall provide to Lessor, or cause the Operator to provide to Lessor, a complete list of all Hazardous Materials known to Lessee or Operator and then being used or stored on the Premises, or contained in any products or materials then being used by Lessee or Operator, or any of their respective agents, employees or contractors on the Premises, which list shall contain the common name of each product or material and, if requested by Lessor, and known to Lessee or Operator, both the scientific name and the CAS number of all chemical substances contained in such product or material, and shall indicate the quantities thereof at the time known by Lessee or Operator to be used or stored on the Premises.

12.2                Releases

Lessee shall use its best efforts to not cause or permit to occur at any time during the Term or any holdover period any Release of a Hazardous Material in violation of any Environmental Laws or that would require remediation, expose Lessor to any liability, or expose the Property to any restriction on use or occupancy under any Environmental Laws.  Lessee shall remove or cause to be removed, at no cost to Lessor as between Lessor and Lessee, from the Premises any Hazardous Materials existing on, under, or (if caused by Lessee, the Operator, any Food and Beverage Operator, any Hotel Employee, or any employee of any independent contractor working at or performing services for the Hotel, including any parking operator or parking management company) about the Premises, to the extent such removal is required by any governmental agency with jurisdiction over the Premises or pursuant to any Environmental Laws, and Lessee shall commence and complete such removal with all diligence and within such period of time as shall be required by such governmental agency or under any Environmental Laws.  In addition, Lessee shall comply with any additional reasonable requirements of Lessor that are reasonably necessary to protect the value of the Premises or the Improvements, provided that the costs of such compliance shall, to the extent of any expenditures that are attributable solely to Lessor’s additional requirements which are beyond what would otherwise be required by Environmental Laws, be funded as Designated Alterations pursuant to Section 11.2 of this Lease.  Without limiting the foregoing, Lessor and Lessee acknowledge that asbestos containing materials are currently located within portions of the Hotel which Lessee will be required to remove and remediate.  In connection therewith, Lessee has prepared, and Lessor has approved, the O&M Plan (“Approved O&M Plan”) attached hereto as Exhibit G, which outlines procedures for the containment, maintenance and ultimate removal of such asbestos containing materials.  Lessee shall, at all times, substantially comply with the provisions of the Approved O&M Plan and, periodically as reasonably necessary, update the Approved O&M Plan with a response plan complying with the provisions of Section 12.3(c) below.  Additionally, in the event that there are located on the Premises any underground or above-ground storage tanks or facilities in which any Hazardous Materials are kept, Lessee shall obtain and maintain, and substantially comply with all requirements and conditions of, all governmental permits and approvals required under Applicable Laws for the use or maintenance of such tanks or facilities and, on or prior to the Surrender Date, Lessee shall, at the request of Lessor and at Lessee’s sole cost and expense, remove all such tanks and facilities from the Premises in accordance with removal procedures prescribed or authorized by Environmental Laws and remediate and remove all contamination or other spillage or leakage that may have emanated from or been released from such tanks or facilities at any time prior to the Surrender Date in accordance with all Environmental Laws.  Lessee shall promptly undertake, in accordance with the provisions set forth in Section 12.3 below, all remedial measures reasonably required by Lessor or required by any governmental agency with jurisdiction over the Premises or pursuant to any Environmental Laws to investigate, monitor, clean up, abate or otherwise respond to any Release of a Hazardous Material on, under or about the Premises or in connection with the operation of the Hotel, regardless of the source or cause of origination, at no cost to Lessor and in compliance with all applicable Environmental Laws.  Nothing herein shall preclude or prevent Lessee from pursuing any remedy, recourse, claim or liability against any third party for any remedial measures undertaken pursuant to this Section 12.

12.3                Remediation

If Lessee is obligated pursuant to Section 11.3 or Section 12.2 above to remediate any Hazardous Materials, the following additional provisions shall apply:

(a)                 There shall be no cost to Lessor in connection with the remediation.

(b)                Lessee shall proceed with reasonable diligence and continuity to develop and carry out an appropriate response plan consistent with the requirements of this Section 12 (including obtaining approval of such response plan from all governmental agencies with jurisdiction over the Premises).

(c)                 The response plan:  (i) shall be prepared by a licensed environmental consultant engaged by Lessee and reasonably approved in writing by Lessor; (ii) shall satisfy the requirements of all applicable Environmental Laws; (iii) shall, to the maximum extent feasible, achieve a long-term solution for the Premises that will permit the use of the Premises for the Permitted Uses without the imposition of restrictive covenants or other provisions that would materially restrict or limit the use of any material portion of the Premises; and (iv) shall not (A) require the retention of any monitoring or other facilities on the Premises past the end of the Term (unless no other alternative is both commercially feasible and permitted by Environmental Law), in which event such monitoring and other facilities shall be maintained and operated at Lessee’s sole cost and expense (as between Lessor and Lessee) for the shortest period that is commercially reasonable and thereafter (unless prohibited by applicable Environmental Laws or governmental agencies with jurisdiction over the Premises) shall be removed and the Premises restored to its original condition as expeditiously as is feasible, at Lessee’s sole cost and expense (as between Lessor and Lessee), which obligations shall survive the termination of this Lease, or (B) cause the imposition of any material restriction on the use or occupancy of any Improvements on the Premises following completion of the remediation, or impose any material obligation or liability on Lessor.

(d)                The remediation work shall be performed by a licensed environmental contractor (such contractor to be subject to Lessor’s reasonable approval) under the supervision of the environmental consultant, and shall be conducted and completed in accordance with all applicable Environmental Laws and substantially in accordance with the approved response plan.

(e)                 Lessor may engage an independent environmental consultant to observe the remediation work at reasonable intervals, and Lessee shall pay such consultant’s reasonable fees and charges.

(f)                   As between Lessor and Lessee, Lessee shall be responsible for complying with, and Lessor shall not be named under, any and all manifest and disposal requirements relating to any Hazardous Materials to be disposed of off-site, except solely to the extent otherwise required by Environmental Laws.

12.4                Lessee’s Environmental Indemnity

Without limiting the generality of the indemnity provided by Lessee pursuant to Section 10.3 above, Lessee shall indemnify, defend, and hold Lessor and all other Lessor

Indemnitees harmless from and against any and all claims, suits, causes of action, demands, losses, damages, liabilities, fines, penalties, costs, taxes, charges, administrative and judicial proceedings, orders, judgments, remedial actions and compliance requirements, including enforcement and clean-up actions, third-party tort and property claims, and other costs and expenses (including reasonable attorneys’ and consultants’ and experts’ fees and costs of defense) (collectively, “Claims”) arising, directly or indirectly, in whole or in part, out of:  (a) any non-compliance with any Environmental Laws by Lessee, its Affiliates, any Operator, any Food and Beverage Operator, or any of their respective officers, directors, members, employees, guests, invitees, agents or contractors, any Hotel Employee, or any employee of any independent contractor working at or performing services for the Hotel, including any parking operator or parking management company, and in the case of Lessee, any non-compliance with any of Lessee’s other obligations under this Section 12; (b) any use, storage, generation, production, Release, disposal or transportation by Lessee, its Affiliates, any Operator, or any of their respective officers, directors, members, employees, guests, invitees, agents or contractors, any Hotel Employee, or any employee of any independent contractor working at or performing services for the Hotel, including any parking operator or parking management company of any Hazardous Materials at, on, in, about or under the Premises at any time during the Term or any holdover period; (c) any remediation or removal actions taken or permitted by Lessee or any Affiliate of Lessee on or about the Premises with respect to any Hazardous Materials, whether or not conducted in accordance with the requirements of Section 12.3 above; (d) any liability or obligation that may be imposed on or applicable to Lessor by reason of Lessor being named in or included under any manifest or other disposal requirement referred to in Section 12.3(f) above; and/or (e) the presence of any Hazardous Materials on, under or about the Premises at any time during the Term or any holdover period, regardless of the source or cause of origination and irrespective of whether such Hazardous Materials first became present on, under or about the Premises prior to or during the Term.

Lessee shall promptly assume its defense and indemnification obligations upon written notice from any Lessor Indemnitee.  Any Lessor Indemnitee may also participate in the defense of any such claim at its own expense, unless such participation is required because of Lessee’s failure to provide a reasonable and consistent defense of such Lessor Indemnitee’s interests, in which event such additional participation shall be at Lessee’s expense.  Lessee shall not settle any claim without the consent of all Lessor Indemnitees who would incur any liability for such claim under or following such a settlement.  The provisions of this Section 12.4 shall survive any termination of this Lease.  The provisions of Section 10.1 shall not limit in any way Lessee’s obligations under this Section 12.4.  The indemnification set forth in this Section 12.4 is in addition to, and shall not diminish, modify or substitute for, any common law, statutory or other rights that Lessor or any other Lessor Indemnitee may have against Lessee regarding environmental matters.  The provisions of this Section 12.4 shall not require Lessee to indemnify, defend, protect or hold harmless Lessor or any Lessor Indemnitee to the extent of any Claims arising from the gross negligence or willful misconduct of Lessor or any Lessor Representative.  Nothing herein shall preclude or prevent Lessee from pursuing any remedy, recourse, claim or liability against any third party for any matter for which Lessee is obligated to indemnify any Lessor Indemnitee hereunder.

12.5                Waiver and Release

Without limiting the provisions of Section 2.2 or 4.4 above, Lessee on behalf of itself and its successors and assigns unconditionally waives and releases Lessor, and its successors and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to the presence, or alleged presence, at any time of any Hazardous Materials in, on, under or about the Premises, including any claims arising under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or (iii) this Lease or the common law.

The foregoing release shall not apply with respect to any claims arising from or relating to any Release of Hazardous Materials to the extent that such Release was directly caused by Lessor, any Lessor Indemnitee or any Lessor Representative.

12.6                Survival

The terms and provisions of this Section 12 shall survive the expiration or earlier termination of this Lease.

13.               Assignment and Subletting

13.1                Lessor’s Consent

(a)                 Lessee shall not effect a Transfer, or enter into any contract or commitment to effect a Transfer (unless such contract or commitment is expressly conditioned upon such Transfer complying fully with the requirements of this Lease), without Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided that (i) no Event of Default or Potential Default shall exist hereunder either on the date Lessee delivers the applicable Transfer Notice (as hereinafter defined) to Lessor or on the effective date of such Transfer, (ii) there would be no change in the Permitted Uses of the Premises following such Transfer, and (iii) such Transfer is to a Person (a “Qualified Transferee”) having both (A) Hotel Investment Experience or who has retained a Person with Hotel Investment Experience to oversee the operation and management of the Hotel, and (B) the financial ability to fully perform the obligations of Lessee under this Lease over the Term (including the payment of all Monetary Obligations); and in determining whether a Person is a Qualified Transferee, Lessor shall be entitled to consider all reasonable criteria including the level of experience of the proposed Transferee in the ownership, management, and operation of Luxury Hotel properties that are similar in character and quality to the Hotel, and the creditworthiness and financial stability of the proposed Transferee in light of the responsibilities involved.  For any proposed Transfer that would be made to a Person which is not a Qualified Transferee, Lessor may give or withhold its consent in Lessor’s sole and absolute discretion, and may impose in connection therewith any conditions or requirements as Lessor shall determine are necessary or appropriate to preserve and protect the value of the Premises.  Any Transfer made without Lessor’s prior written consent in accordance with the foregoing provisions of this Section 13.1 shall be void at Lessor’s sole option, which may be exercised by Lessor at any time within one (1) year after Lessor obtains Actual Knowledge of the consummation of such Transfer.  Notwithstanding the foregoing, and provided that no Event of Default or Potential Default is in existence on the effective date of such Transfer, the consent of Lessor shall not be required for a Transfer (a “Permitted Transfer”) to any Person which (1) has a tangible net worth (determined in accordance with GAAP) which is not less than the tangible net worth of the then current Lessee, and (2) is a national hotel investment or operating company or firm for which, at all times following the Transfer during which such Person is the Lessee hereunder, any one or more of David Hamamoto, Edward Scheetz, or Ian Schrager (or any successor individuals who have been expressly approved in writing by Lessor for the purposes of this provision) will be senior managers or senior executives with primary responsibility for overseeing the day-to-day operations of such company or firm relating to the Hotel; provided that (a) in the event that at any time within the three (3) year period immediately following such Transfer the requirements of clause (2) above are not satisfied, the failure to satisfy such requirements shall be deemed to constitute a Transfer which shall require Lessor’s approval as provided above in this Section 13.1, and Lessee’s failure to request such approval within ten  10) Business Days following the date on which the requirements of clause (2) above are not satisfied, or the subsequent failure of Lessee to obtain Lessor’s approval of such deemed Transfer described in this clause (a) in accordance with the foregoing provisions of this Section 13.1(a), shall constitute an Event of Default by Lessee hereunder, and (b) the Lessee shall nevertheless, as a condition to the effectiveness of any such Permitted Transfer, provide Lessor with written notice of the proposed Transfer not less than ten (10) Business Days prior to the effective date thereof, accompanied by reasonably detailed information demonstrating compliance with the foregoing requirements.

(b)                Notwithstanding the provisions of Section 13.1(a) above, Lessee shall have the right from time to time to:  (i) enter into, or permit the Operator or any Food and Beverage Operator to enter into, minor subleases or concessions of space within the Improvements (as used herein, a “minor sublease or concession” shall mean a sublease or concession arrangement with a retail merchant or other service provider which is compatible with a Luxury Hotel, is of reasonable size in relation to the areas of the Hotel suitable for such retail or other service uses, and (unless approved by Lessor in its reasonable discretion upon request from Lessee, which request shall include evidence reasonably satisfactory to Lessor that (A) such minor sublease or concession will not reduce the total keyed guest rooms and suites at the Hotel to less than ninety-five percent (95%) of the total keyed guest rooms and suites at the Hotel on the Term Commencement Date, and (B) the net operating revenues of the Hotel will not be decreased by reason of such minor sublease or concession) does not reduce the size or number of keyed guest rooms and suites in the Hotel); (ii) engage, or permit the Operator to engage, a qualified parking operator to be responsible for all garage and valet parking of vehicles at the Hotel for guests and other customers, which engagement may be in the form of a parking agreement or a garage sublease, in either instance on customary terms and conditions for a Luxury Hotel; (iii) subject to the provisions of Section 9 hereof, enter into, or permit the Operator to enter into, one or more food and beverage operating agreements or leases for the operation of the food and beverage services at the Hotel, on customary terms and conditions for a Luxury Hotel, provided that the same shall comply with the provisions of Section 14.2(h); and (iv) enter into, or permit the Operator to enter into, any other ordinary and customary agreements reasonably required for the proper and efficient operation of the Hotel as a Luxury Hotel which do not involve the creation of any subleasehold estate or other interest in the Premises on the part of the contracting party.  None of the foregoing subleases, concession agreements, parking agreements or garage leases, food or beverage operating agreements or leases, or other ordinary and customary agreements (collectively, an “Operating Contract”), shall be considered to constitute a “Transfer” within the meaning of this Lease; provided that (A) Lessee shall deliver to Lessor within thirty (30) days after the Term Commencement Date a true and complete list of all Operating Contracts for the Hotel, and shall update such list from time to time upon Lessor’s reasonable request, but in any event not less frequently than once each Operating Year, and further, at Lessor’s request from time to time, Lessee shall deliver to Lessor a true and complete copy of each such Operating Contract then in existence, and (B) except as otherwise expressly provided in this Lease or as Lessor may hereafter agree otherwise in writing, each Operating Contract shall be subject and subordinate to the right, title and interest of Lessor under this Lease and no Operating Contract shall survive the expiration or any earlier termination of this Lease or otherwise be binding on Lessor in any respect.

13.2                Approval of Transfer Documentation

Lessee shall provide Lessor, at least thirty (30) days prior to the purposed effective date of any Transfer other than a Permitted Transfer (which shall comply with the provisions of Section 13.1(a) hereof), with:  (a) written notice of such proposed Transfer (a “Transfer Notice”); (b) reasonably detailed documentation regarding the proposed Transferee’s experience and background, financial condition, reputation, references and capability; (c) the economic and other material terms of the proposed Transfer; and (d) such other information as Lessor may reasonably request in order to permit Lessor to make an informed judgment regarding satisfaction of the conditions of approval for such proposed Transfer set forth in Section 13.1.  Lessor’s consent to any proposed Transfer shall be conditioned upon Lessor’s review and approval (not to be unreasonably withheld or delayed) of both the qualifications of the proposed Transferee and the form of Transfer documentation (which shall, if required by Lessor, contain an assumption of all the obligations of the Lessee under this Lease with respect to the portion of the Premises affected by such Transfer, provided that Lessor shall not be deemed to be a party to such Transfer or Transfer documentation or to have assumed any obligations or liabilities to the Transferee or under such Transfer documentation), and Lessor’s subsequent receipt of a fully executed copy thereof.  Lessor’s consent to one Transfer shall not waive the requirement of its consent to any subsequent Transfer.

13.3                Administrative Costs

If Lessee requests Lessor’s consent to a Transfer, Lessee shall pay, as Additional Rent, all reasonable attorneys’ fees and other reasonable out-of-pocket costs actually incurred by Lessor in connection with its review of, and response to, Lessee’s proposed Transfer.

13.4                Continuing Responsibility

Except as expressly provided below, and except to the extent that Lessor may hereafter agree in writing, in Lessor’s sole and absolute discretion, to release Lessee from its obligations under this Lease from and after the date of a Transfer, no Transfer shall release Lessee from any of its obligations under this Lease, and Lessee and the Transferee shall be and remain jointly and severally liable for the payment of Rent with respect to the portion of the Premises which is the subject of such Transfer and due performance of all other obligations of the Lessee under this Lease relating to such portion of the Premises, regardless of whether this Lease is subsequently terminated; provided, however, that (i) the Lessee making a Transfer shall be released from liability under this Lease with respect to all obligations of the Lessee first accruing or arising following the effective date of such Transfer in the case of any Permitted Transfer or any Transfer to a Qualified Transferee, and (ii) upon an assignment of this Lease in accordance with the terms hereof by any Leasehold Mortgagee that has acquired its interest in this Lease through foreclosure or a deed or assignment in lieu thereof, the Leasehold Mortgagee shall be relieved from any further liability hereunder with respect to all obligations first accruing or arising on or after the date of such assignment by such Leasehold Mortgagee so long as such assignment is made in compliance with the provisions of Section 15.7.

13.5                Successors

Each and every successor to the Lessee herein named with respect to the interest of the tenant under this Lease, including any purchaser of Lessee’s leasehold interest pursuant to a foreclosure of any Leasehold Mortgage (who also shall be deemed a Transferee), but subject to the provisions of Section 13.4 above and Section 15.7 below, shall be liable for the payment of Rent and due performance of all other obligations of the Lessee under this Lease from and after the date of the Transfer with the same force and effect as though such Transferee were the Lessee named in this Lease.

13.6                Right to Collect Rent

If a Transfer of this Lease is effected without first procuring Lessor’s consent in accordance with Section 13.1, Lessor may, at its option to be exercised within one (1) year after Lessor obtains Actual Knowledge of such Transfer, declare such Transfer to be null and void or proceed to collect any of the Rent provided for in this Lease from the Transferee.  If Lessor elects to collect any Rent from the Transferee, Lessor shall apply the amount received by it to the Rent due hereunder, but no such collection or application of proceeds shall be deemed:  (a) a waiver of the restriction against Transfer; (b) Lessor’s consent to the purported Transfer or acceptance or recognition of the purported Transferee as Lessee under this Lease or as otherwise being entitled to any of the benefits of this Lease or any rights of Lessee hereunder; (c) a release of Lessee from any of its obligations under this Lease; or (d) a cure of any Event of Default resulting from such Transfer.

13.7                Lessor’s Right to Mortgage or Encumber

(a)                 General.  Lessor may at any time and from time to time pledge, assign, sell, convey, transfer, mortgage or encumber its interest in this Lease, the Rent, and/or its fee estate in the Premises (individually and collectively, a “Lessor Transfer”); provided, however, that:  (a) any such transaction shall be made subject to this Lease and Lessee’s leasehold estate in the Premises, and any loan, indebtedness or other obligation secured by Lessor’s interest in this Lease, the Rent, and/or fee interest in the Premises shall be and remain subordinate to this Lease and Lessee’s leasehold estate in the Premises; (b) the lien of any Fee Mortgage shall not attach to the Lessee’s interest in the Premises, and Lessee’s right of quiet possession of the Premises and other rights arising out of this Lease shall not be materially and adversely affected thereby so long as this Lease has not been terminated following the occurrence of an Event of Default; (c) any party acquiring Lessor’s entire fee interest in the Premises pursuant to a transfer from Lessor, or in the case of a Fee Mortgage pursuant to the foreclosure of such Fee Mortgage or any conveyance in lieu of such foreclosure, shall be required to recognize Lessee’s interests hereunder and shall be deemed to have assumed and agreed to perform Lessor’s obligations under this Lease arising on and after the date such party acquires Lessor’s fee interest in the Premises (provided that the holder of any Fee Mortgage or any Affiliate of such holder shall be liable for the performance of the Lessor’s obligations only to the extent that the same arise and are performable during the period of such Fee Lender’s or Affiliate’s ownership of the Land and Improvements), in which event the Lessor making such transfer shall thereupon be released from any further liability under this Lease with respect to all obligations and liabilities accruing or arising after the effective date of such transfer; and (d) Lessor shall promptly deliver to Lessee written notice of the consummation of any such Lessor Transfer, and until Lessee receives such notice Lessee shall be fully protected in making all payments and tendering all performance required of Lessee under this Lease to Lessor and not to Lessor’s transferee, and in relying on all consents and approvals given by Lessor pursuant to this Lease.  If requested by any Fee Lender, Lessee shall promptly execute and deliver to such Fee Lender a commercially reasonable attornment agreement (an “Attornment Agreement”) providing for, among other things, the delivery to Fee Lender of notices of default provided to Lessor hereunder concurrently with the delivery of such notices to Lessor, and the agreement of Lessee to attorn to Fee Lender or any purchaser of the interest of Lessor hereunder upon the exercise by such Fee Lender of its remedies under a Fee Mortgage, including a foreclosure of such Fee Mortgage or a conveyance in lieu of foreclosure.  Except as provided in the immediately preceding sentence with respect to the furnishing of notices, no Attornment Agreement shall increase the obligations or decrease the rights of Lessee under this Lease in any material respect.

(b)                Notice of Intent to Dispose of Entire Fee Interest.  In the event that Lessor shall decide to dispose of Lessor’s entire fee interest in the Land and Improvements, and provided that no Event of Default has occurred and is continuing, Lessor agrees to provide, on a one-time basis only, written notice of such intention to Lessee, and within ten (10) Business Days following Lessee’s receipt of such notice Lessee may elect to notify Lessor that Lessee may have an interest in acquiring Lessor’s entire fee interest (“Lessee’s Interest Notice”).  In the event that Lessee delivers a Lessee’s Interest Notice to Lessor within such ten (10) Business Day period, Lessor and Lessee agree to meet to discuss in good faith whether and upon what terms and conditions Lessor might be prepared to dispose of its entire fee interest and Lessee might be willing to acquire such entire fee interest, but such discussions shall not impose any obligation whatsoever on the part of either Lessor or Lessee to reach agreement on the sale or other transfer of Lessor’s fee interest in the Land and Improvements to Lessee or on any terms or conditions of any such disposition or acquisition, and unless (and then only to the extent that) Lessee and Lessor, each acting in its sole and absolute discretion, shall within a period of thirty (30) days following Lessor’s receipt of Lessee’s Interest Notice reach agreement on the terms and conditions of any such disposition or acquisition or on the terms of an extension of such thirty (30) day period to permit such discussions to continue, Lessor shall have no further obligation under this Lease to continue any discussions with Lessee relating to Lessor’s decision to dispose of its entire fee interest in the Land and Improvements.  In such event, or in the event that Lessee fails to deliver to Lessor a Lessee’s Interest Notice within the aforesaid ten (10) Business Day period provided for the delivery of a Lessee’s Interest Notice, it shall be conclusively presumed that Lessee has no interest in discussing with Lessor the possible acquisition of Lessor’s entire fee interest in the Land and Improvements, either pursuant to Lessor’s notice of intention to Lessee provided for above or in the event of any later decision by Lessor to dispose of Lessor’s entire fee interest in the Land and Improvements, and Lessor may thereupon proceed to market and dispose of its entire fee interest in the Land and Improvements without further notice to Lessee and without any right or option of Lessee to negotiate with Lessor for the possible acquisition of such fee interest.  In no event shall the provisions of this Section 13.7(b) (i) be deemed or construed to provide to Lessee any right of first offer, right of first refusal, right of first negotiation, or similar or equivalent right or option to acquire or negotiate for the acquisition of any interest of Lessor in the Land and/or Improvements, or (ii) be deemed to apply to the creation or enforcement of any Fee Mortgage, or any direct or indirect Transfer by Lessor of only a portion of its fee interest in the Land and/or Improvements, or any sale, encumbrance, transfer or other disposition by any Person which is a constituent partner, member, or equity or capital holder of any entity which is the Lessor or which holds any direct or indirect interest in Lessor, or any restructuring or reorganization of any entity comprising Lessor.  Without limiting the foregoing, this Section 13.7(b) shall automatically terminate upon, and shall have no further force or effect following, any foreclosure of a Fee Mortgage or any conveyance in lieu of such foreclosure.

(c)                 Creation of Intervening Lease.  Lessor reserves the right to create a so-called “sandwich” or intervening leasehold estate (“Intervening Lease”) so that this Lease will thereupon be and become a direct lease between the lessee under such Intervening Lease and Lessee, and Lessee shall attorn to and recognize the lessee under such Intervening Lease as Lessor hereunder pursuant to an attornment agreement reasonably acceptable to Lessee, Lessor and the lessee under the Intervening Lease; provided, however, that (i) the Intervening Lease shall clearly provide that either the Lessor under this Lease or the lessee under the Intervening Lease shall be the sole and only Person with whom Lessee shall be obligated to deal with respect to any and all matters relating to this Lease, including without limitation obtaining any approvals or consents from Lessor that are provided for or required herein or the giving of any notices by Lessee to Lessor; (ii) upon the creation of such Intervening Lease, the lessee under the Intervening Lease shall assume and agree to comply with all obligations of the Lessor under this Lease arising on and after the effective date of the Intervening Lease, and either (A) such lessee shall be an Affiliate of Divco West Properties, LLC, Lubert-Adler Management, Inc., or the Korr Group, or (B) the value of such lessee’s leasehold estate created by the Intervening Lease shall equal not less than fifteen percent (15%) of the aggregate value of the Lessor’s fee interest in the Premises immediately prior to the effective date of the Intervening Lease; (iii) Lessor or the lessee under the Intervening Lease shall pay all reasonable out-of-pocket costs and expenses of Lessee, including without limitation reasonable attorneys’ fees and costs, incurred by Lessee in connection with the creation of the Intervening Lease or the negotiation or documentation thereof (including without limitation any attornment agreement to be entered into by Lessee as provided above); (iv) in the event of any termination of the Intervening Lease for any reason whatsoever, such termination shall not affect this Lease or the rights and interests of Lessee hereunder, and Lessee’s use and occupancy of the Premises shall not be impaired or adversely affected in any manner by any such termination of the Intervening Lease; (v) Lessee shall not incur by reason of the Intervening Lease any additional obligation under this Lease or with respect to the Premises or suffer any loss, impairment or diminishment of, or limitation on, any rights or interests of Lessee under this Lease; and (vi) Lessee shall deliver to Lessor upon request, for the benefit of Lessor and the lessee under the Intervening Lease, an estoppel certificate confirming that all requirements of this Section 13.7(c) have been met or stating in what particulars Lessee claims such requirements have not been met, which estoppel certificate shall be conclusive and binding on Lessee.  Notwithstanding anything to the contrary in this Section 13.7(c), upon the termination or expiration of any Intervening Lease, this Lease shall once again automatically, and without any further action of the parties, be and become a direct lease by and between Lessor and Lessee, and shall thereupon be and remain in full force and effect unless and until Lessor shall elect to create a new Intervening Lease in accordance with the provisions of this Section 13.7(c).

14.               Events of Default; Lessor’s Remedies

14.1                Events of Default

The occurrence of any one or more of the following shall constitute an event of default (“Event of Default”) and breach of this Lease by Lessee:

(a)                 If Lessee fails to pay any installment of Annual Base Rent when due;

(b)                If Lessee fails to make any payment of Rent or any other Monetary Obligation (other than any installment of Annual Base Rent), if such failure continues for five (5) Business Days after notice from Lessor;

(c)                 If Lessee effects a Transfer without first obtaining the written consent of Lessor where such consent is required pursuant to Section 13 of this Lease;

(d)                If Lessee fails to timely and properly perform any of its obligations under this Lease, other than as described in Sections 14.1(a), (b) and (c), including, without limitation, any failure to perform any Assumed Obligations and any failure to cause the Hotel to be operated as a Luxury Hotel, and such failure continues for twenty (20) days after Lessor gives written notice to Lessee of such non-performance; provided, however, that if the nature of the obligation is such that more than twenty (20) days is reasonably required for its proper performance, Lessee shall not be deemed in default if it commences performance within the twenty (20) day period and thereafter diligently prosecutes such cure to completion within a reasonable time, and in any event within not more than one hundred eighty (180) days.  No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in the notice;

(e)                 If any material representation or warranty made by Lessee in or pursuant to this Lease is knowingly false or knowingly misleading in any material respect;

(f)                   If any petition is filed against Lessee in any court, whether or not under any statute of the United States of America or of any state, in any bankruptcy, reorganization, composition, extension, arrangement, insolvency or other debtor-relief proceeding, and Lessee is thereafter adjudicated bankrupt or insolvent, or if such proceeding is not finally dismissed within sixty (60) days after the institution of same, or if any such petition is so filed by Lessee or a liquidator;

(g)                If, in any proceedings, a receiver, manager, trustee or liquidator is appointed for all or substantially all of Lessee’s property, and such receiver, manager, trustee or liquidator is not finally discharged within sixty (60) days after the appointment of such receiver, manager, trustee or liquidator; and/or

(h)                If Lessee shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make any assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

14.2                Lessor’s Remedies

In addition to such other remedies as may be available to Lessor under this Lease, at law or in equity (including the right to enforce indemnities and recover damages), but subject to the provisions of Section 15.7 below, Lessor shall have right, upon the occurrence of an Event of Default, to exercise any or all of the following remedies:

(a)                 Termination.  Lessor may elect to terminate this Lease immediately, or at any time thereafter while the Event of Default remains uncured.  If Lessor terminates this Lease, Lessor shall have the right to recover from Lessee:

(i)                           The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(ii)                        The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such unpaid Rent which Lessee proves reasonably could have been avoided; plus

(iii)                     The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such unpaid Rent which Lessee proves reasonably could be avoided; plus

(iv)                    Any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, attorneys’ fees and costs, brokers’ commissions, the costs of refurbishment, alterations, renovation and repair of the Premises, removal (including the repair of any damage caused by such removal) and storage (or disposal) of any personal property of Lessee, and removal from the Premises of any and all third parties claiming any rights of use or occupancy with respect to the Premises by, through or under Lessee, or any rights to manage, operate, or perform any services for or with respect to the Premises pursuant to any contractual or other arrangement with Lessee (excluding only Persons who are Hotel guests and Hotel customers in the ordinary course).

As used in Sections 14.2(a)(i) and (ii), the “worth at the time of award” shall be computed by allowing interest at the Interest Rate.  As used in Section 14.2(a)(iii), the “worth at the time of award” shall be computed by discounting such amount at a rate equal to the sum of the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

In the event that in connection with any termination of this Lease on account of an Event of Default, Lessor shall receive (i) any funds from any Capital Reserve Account, the Designated Alterations Escrow Account, and/or the Required Alterations Escrow Account, as provided in Section 8.2(b)(iv), Lessee shall receive a credit against any damages otherwise recoverable by Lessor from Lessee pursuant to the provisions of clause (iv) of this Section 14.2(a) equal to the amount, if any, of the funds in any such account which Lessor does not apply for the purpose for which such account was created; or (ii) any funds from the Base Rent Escrow Account and/or the Seasonal Rent Reserve, as provided in Section 8.2(b)(iv), such funds shall be applied in reduction of any claim of Lessor for recovery of accrued or future Rent pursuant to the provisions of clauses (i) through (iii) of this Section 14.2(a).

(b)                Re-Entry.  Lessor may re-enter the Premises, with or without terminating this Lease, and remove any or all persons and property from the Premises, subject only to any provisions of this Lease which expressly require Lessor to recognize the occupancy rights of such persons.  Lessor shall have the right to use or permit the use at the Premises of any personal property of Lessee and any FF&E, or Lessor may remove the same and store the same in a public warehouse or elsewhere, and may dispose of any such personal property or FF&E at Lessee’s cost in accordance with any procedures permitted by law.  No re-entry or taking possession of the Premises by Lessor pursuant to this Section 14.2(b) shall be construed as an election to terminate this Lease unless Lessor delivers a written notice of such termination to Lessee.  Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver at Lessor’s initiative to protect its interest under this Lease shall not constitute a termination of Lessee’s right to possession.  Lessee shall reimburse Lessor for all costs and expenses incurred in connection with such actions, including, without limitation, reasonable consultants’, contractors’ and attorneys’ fees and costs, within ten (10) days after receipt of Lessor’s invoice.

(c)                 Re-Letting.  Lessor shall have the right, without terminating this Lease, to either recover all Rent from Lessee as it becomes due or relet the Premises or any part thereof to third parties for the account and at the expense of Lessee for all or any part of the Term, and in connection therewith Lessor may retain the then existing Operator or contract with a new Operator to manage and operate the Hotel, in either instance under such terms and conditions as Lessor may determine in its sole and absolute discretion.  Without limiting the generality of the foregoing, Lessor shall have the remedy described in Civil Code Section 1951.4 and any amended, similar or successor laws.  Lessor may re-let the Premises on such terms and conditions as Lessor in its sole and absolute discretion may deem advisable, and Lessor shall have the right, but not the obligation, at the cost and expense of Lessee, to make any necessary or appropriate (as determined by Lessor in good faith) alterations and repairs to the Premises.  If Lessor elects to so relet, rents received by Lessor from such reletting shall be applied as follows:  (i) first, to the payment of any indebtedness, other than Rent due hereunder, from Lessee to Lessor; (ii) second, to the payment of any costs of such reletting; (iii) third, to the payment of the costs of any alterations and repairs to the Premises; (iv) fourth, to the payment of Rent due and unpaid hereunder; and (v) the residue, if any, shall be held by Lessor and applied to payment of future Rent as the same may become due and payable.  Should that portion of the rents received from any reletting and applied to the payment of Rent be less than the Rent then due and payable by Lessee, Lessee shall pay the deficiency to Lessor within ten (10) days after receipt of Lessor’s invoice.  Lessee also shall reimburse Lessor for any costs and expenses incurred by Lessor in such reletting or in making any alterations and repairs not covered by the rents received from such reletting, including, without limitation, reasonable consultants’, contractors’ and attorneys’ fees and costs, within ten (10) days after receipt of Lessor’s invoice.

(d)                Performance for Lessee.  To the extent permitted by Applicable Laws, Lessor shall have the right, without waiving or releasing Lessee from any of its obligations, to make any payment or perform any other obligation on Lessee’s behalf and at Lessee’s expense whenever and for so long as an Event of Default exists.  Without limiting the generality of the foregoing, upon and during the continuance of an Event of Default, Lessor may, but shall not be required to, pay any Imposition payable by Lessee hereunder, discharge any Lien, take out, pay for and maintain any insurance required under Section 10, take any and all actions necessary or appropriate in the good faith judgment of Lessor to carry on the business of Lessee at the Premises relating to the operation of the Hotel as a Luxury Hotel, and/or do or perform or cause to be done or performed any other act or thing (entering upon the Premises for such purposes, if Lessor shall so elect) intended to protect and preserve the rights and interests of Lessor with respect to the Premises, and Lessor shall not be or be held liable or in any way responsible for any loss, claim, liability, disturbance, inconvenience, annoyance or damage resulting to Lessee or any other Person on account thereof.  Lessor may act without notice to Lessee if necessary in Lessor’s reasonable judgment to respond to an emergency situation or governmental or municipal time limitation or otherwise to protect Lessor’s interest in the Premises.  Lessor shall not be required to inquire into the correctness of the amount or validity of any Imposition or Lien or other amount which may be paid by Lessor, and Lessor shall be duly protected in paying the amount of any such Imposition or Lien claimed, and in such event Lessor shall also have the full authority, in Lessor’s sole and absolute judgment and discretion and without prior notice to or approval by Lessee, to settle or compromise any such Lien or Imposition.  Any act or thing done by Lessor pursuant to the provisions of this Section 14.2(d) shall not be or be construed as a waiver of any Event of Default by Lessee, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.  If Lessor cures a failure to perform on behalf of Lessee, Lessee shall reimburse Lessor for all costs incurred in connection with such cure, including, without limitation, reasonable consultants’, contractors’ and attorneys’ fees and costs, within ten (10) days after receipt of Lessor’s invoice.

(e)                 Security.  Lessor shall have the right, but not the obligation, to draw on and apply any funds in the Escrow Account against any Rents, damages or other amounts that Lessor would be entitled to expend or recover pursuant to this Lease, and further to use the funds in the FF&E Reserve Account and any other reserve account maintained for the Hotel for the purposes for which such funds were reserved.

(f)                   Receivership.  Lessor may have a receiver appointed, upon application, to take possession of the Premises and to collect the rents or profits therefrom and to exercise all other rights and remedies available to Lessor pursuant to this Section 14.

(g)                Injunctive Relief.  Lessor may seek to enjoin any breach of this Lease, seek specific performance of any obligation under this Lease, or pursue any other remedy or right now or hereafter available to a lessor against a defaulting lessee under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(h)                Continued Operation of Hotel.

(i)                           Lessee acknowledges and agrees that in the event of the termination of this Lease upon or following an Event of Default, it is critical that Hotel operations, including all food and beverage services, will proceed uninterrupted and unimpaired.  To that end, Lessee agrees that Lessee shall cause each Liquor Licensee (other than a Liquor Licensee in which Lessor or an Affiliate of Lessor and Lessee, Operator or an Affiliate of Lessee or Operator, have a capital interest as contemplated in Section 2.52.5(c) hereof) to agree (and if Lessee at any time is the Liquor Licensee, Lessee hereby so agrees), in each contract or agreement entered into with any Liquor Licensee for or relating to the sale or serving of any alcoholic beverages at, within or from the Hotel pursuant to the liquor license held by such Liquor Licensee to (A) at the request of Lessor, stay on the Premises following any Event of Default and also following any exercise by Lessor of its right to terminate this Lease on account of such Event of Default, and continue to perform its services and obligations under such contract or agreement, including the operation of any restaurant and/or bar or lounge facilities within the Hotel which require the holding of a liquor license under Applicable Laws for the lawful sale and serving of alcoholic beverages at, from or within the Hotel, including room service and mini-bar service (collectively, “Alcoholic Beverage Service Operations”), such performance to be on the same terms and conditions as in effect immediately prior to such Event of Default or on such other terms and conditions as shall hereafter be agreed in writing between Lessor and the Liquor Licensee; or (B) at the option of Lessor, quit and surrender the Alcoholic Beverage Service Operations and any premises within the Hotel occupied by such Liquor Licensee for the purposes of such operations, and if and to the extent permitted by Applicable Laws, sell, transfer and assign to Lessor or Lessor’s designee, all alcoholic beverage inventory (whether opened or unopened), and all liquor license(s) held by the Liquor Licensee relating to the Hotel, and all other transferable licenses or permits used in connection with the Alcoholic Beverage Service Operations (with such inventory to be sold at cost, and such liquor license(s) and other licenses to be sold at the total price of Thirty-Five Thousand Dollars ($35,000.00), such amount to be escalated by the percentage increase in the CPI occurring between the Term Commencement Date and the date on which Lessor shall declare that an Event of Default exists), and the Liquor Licensee shall reasonably cooperate with Lessor in the submittal and processing of all applications for approval by the California Department of Alcoholic Beverage Control (or its successor) of the transfer of the liquor license(s) to Lessor or Lessor’s designee, it being agreed that such agreement to sell and transfer such liquor license(s) to Lessor or Lessor’s designee shall not be construed to give Lessor or Lessor’s designee the lawful right to sell or serve alcoholic beverages at, from or within the Hotel unless and until the approval of the Department of Alcoholic Beverage Control (or its successor) has been obtained, to the extent then required by Applicable Laws.

(ii)                        Further, in order to facilitate the ongoing operation of the Hotel and the Hotel Business following any termination of this Lease by reason of an Event of Default, Lessee agrees that Lessor shall have the right to elect, in Lessor’s sole and absolute discretion, to attempt to hire, or cause any Affiliate of Lessor or any replacement Hotel management company to attempt to hire, any or all of the Hotel Employees (excluding only the General Manager of the Hotel) who are employed by Lessee, the Operator or any Food and Beverage Operator, on such terms and conditions as Lessor, such Affiliate of Lessor, or such Hotel management company shall determine and the applicable Hotel Employee(s) may accept, and upon request by Lessor, Lessee shall cooperate with Lessor in all reasonable respects, at no material cost or expense to Lessee (provided that the foregoing restriction shall not be construed to limit any right of Lessor to recover damages from Lessee on account of an Event of Default as permitted under Applicable Laws), in connection with any such hiring effort undertaken by Lessor, such Affiliate of Lessor, or such Hotel management Company.  Except as otherwise provided in Sections 1.3 and 10.3(b)(xxii) of the Purchase Agreement with respect to the SC Geary Related Agreements, each Management Agreement and Food and Beverage Agreement shall include provisions (or shall be subject to a subordination agreement imposing such provisions) that give to Lessor substantially equivalent rights, and provide for such cooperation of the Operator or Food and Beverage Operator, as applicable, with respect to any Hotel Employees employed by such Operator or Food and Beverage Operator.

(i)                    Past Due Rent Obligations.  If Lessee fails to make any payment of Rent or any other Monetary obligation within thirty (30) days following the date on which such payment shall be due under this Lease, the amount owing shall automatically thereafter bear interest at the Default Rate until paid, without the requirement for the delivery of any notice or demand by Lessor.  Payment of interest at the Default Rate shall be in addition to any other sums that Lessee may owe pursuant to Section 4.5 hereof, and shall in no event be deemed to cure or remedy any Event of Default arising on account of such nonpayment of Rent or other Monetary obligation.

14.3                Survival of Obligations

Lessor’s rights pursuant to this Section 14, including Lessor’s rights to collect Annual Base Rent and Additional Rent, shall survive the expiration or any earlier termination of this Lease, whether such termination is effected pursuant to Section 14.2 of this Lease or otherwise.

14.4                Reentry No Acceptance of Surrender

Notwithstanding anything to the contrary contained herein, except only to the extent required by Applicable Laws and not subject to waiver under such laws, Lessor and Lessee hereby expressly agree that any reentry by Lessor onto the Premises shall not be deemed an acceptance of Lessee’s surrender.

14.5                Application of Payments

Any payment by Lessee of a sum of money less than the entire amount due Lessor at the time of such payment shall be applied to the obligations of Lessee then furthest in arrears.  No endorsement or statement on any check or accompanying any payment shall be deemed an accord and satisfaction, and any payment accepted by Lessor shall be without prejudice to Lessor’s right to obtain the balance due or pursue any other remedy available to Lessor both in law and in equity.

14.6                Waiver of Notice and Right of Redemption

Except as otherwise expressly provided in Section 14.1, Lessee hereby expressly waives, to the maximum extent permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Lessee, for and on behalf of itself and all persons claiming through or under Lessee, also waives any right of redemption if Lessee is evicted or Lessor takes possession of the Premises by reason of any Event of Default.

14.7                Rights Cumulative

The various rights and remedies reserved to Lessor and Lessee, including those not specifically described herein, shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity.  The exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies.

15.               Impairment of Lessor’s Title; Leasehold Mortgage

15.1                No Encumbrance on Lessor’s Title

Lessor and Lessee expressly agree that in no event shall Lessor’s fee title to the Premises or its interest as Lessor under this Lease (including its right to receive Rents), be encumbered, impaired or subordinated for the benefit of Lessee or any Lender, and Lessee shall not enter into (and Lessor shall have no obligation to approve or consent to) any agreement or transaction that would, could or might deprive Lessor of its fee title to the Premises, or impose any conditions or restrictions on Lessor’s fee title, or otherwise affect or limit Lessor’s right to receive Rents, or impair any of Lessor’s rights and remedies under this Lease.  Nothing contained in this Lease, and no action or inaction by Lessor (other than a separate agreement in writing hereafter signed by Lessor), shall be deemed or construed to mean that Lessor has granted to Lessee any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Lessor in the Premises or its interest in this Lease.

15.2                Adverse Claims

In amplification and not in limitation of the provisions of Section 15.1 above, Lessee shall not permit any portion of the Premises to be used by any person or persons, or by the public, as such, at any time or times during the Term or any holdover period in such manner as may give rise to the creation of prescriptive rights or adverse possession, dedication, or other similar claims of, in, to or with respect to the Premises or any part thereof.

15.3                Lessor’s Notice of Nonresponsibility

Notice is hereby given that Lessor shall not be liable for any labor or materials furnished or to be furnished to Lessee, the Operator, or any occupant or user of the Premises, and that no mechanic’s, materialmen’s or other liens, stop notices or encumbrances for any such labor or materials shall attach to or affect the estate or interest of Lessor in and to the Premises.  Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or furnishing of any materials in connection with the construction, repair or replacement of the Improvements or any Alterations, or as giving Lessee any right, power or authority to contract for or to permit, on Lessor’s behalf or as to Lessor’s interest, the rendering of any services or the furnishing of any materials.  Lessor shall have no obligation to Lessee or to any contractor, subcontractor, supplier, materialman, worker or other Person who engages in or participates in any construction of any work unless Lessor expressly undertakes such obligation in writing.

15.4                Liens

Lessee shall not permit or suffer any mechanic’s, materialmen’s or other liens or encumbrances of any nature, including any environmental lien (collectively, “Liens”), to exist or attach against all or any part of the Premises, excluding only Leasehold Mortgages and security interests securing Equipment Financing that are created in full compliance with Sections 15.5 or 15.6, as applicable, and liens for real estate taxes and assessments that are not delinquent or that are being contested in full compliance with Section 5.3(c).  If any claim or notice of Lien is filed, Lessee shall have the right to contest the Lien in accordance with Applicable Laws, provided that at Lessor’s written request, Lessee shall promptly cause the Lien to be bonded over, at no cost to Lessor.  If Lessee fails to bond over the Lien within ten (10) days after receiving Lessor’s written request, Lessor shall have the right, but not the obligation, without waiving any other rights and remedies it may have against Lessee and without further notice to Lessee, to cause the Lien to be removed from record by any means Lessor deems proper in its sole and absolute discretion, including making full payment to the Lien claimant without regard to the validity of its claim.  In the event Lessor causes a Lien to be removed from record, Lessee shall pay Lessor on demand, as Additional Rent, all the cost of such removal and all other costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and costs.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

15.5                Leasehold Financing

Lessee shall obtain Lessor’s written consent, which may be given or withheld in Lessor’s sole and absolute discretion, before procuring any loan and/or entering into any other arrangement (singly or collectively, a “Lessee Loan”) which would have the effect of creating a Leasehold Mortgage, except for a Lessee Loan which meets each of the following requirements (in which case Lessor’s consent shall not be required):

(a)                 The proceeds of the Lessee Loan shall be used by Lessee to pay the cost of any Alterations to be made by Lessee, or to provide permanent or mini-permanent financing for Lessee’s leasehold estate created by this Lease;

(b)                The Lessee Loan shall be with a commercial bank or other institutional or private lender (“Lender”) which has assets of over Five Hundred Million Dollars ($500,000,000.00) (which amount shall escalate on each Adjustment Date in an amount equal to the percentage increase in the CPI occurring since the last Adjustment Date, or in the case of the first such adjustment the Term Commencement Date);

(c)                 The Lessee Loan shall be for a maximum aggregate principal amount (including any optional or mandatory advances, and including any prior Lessee Loan that will not be fully repaid concurrently with the closing of such Lessee Loan) that does not exceed seventy-five percent (75%) of the value of Lessee’s leasehold estate created by this Lease at the time of loan closing (inclusive of Lessee’s leasehold interest in the Improvements), and the DSCR (following the closing of such Lessee Loan) shall not be less than 1.4;

(d)                The Leasehold Mortgage securing the Lessee Loan shall encumber Lessee’s entire leasehold interest in the Premises, including Lessee’s leasehold interest in the Improvements, and the Lender shall expressly agree for the benefit of Lessor that the Premises is a single integrated project and there shall be no partial foreclosure, partial deed in lieu, or other Transfer of anything less than Lessee’s entire leasehold interest in the Premises, including Lessee’s entire leasehold interest in the Improvements; and

(e)                 The Lessee Loan shall not be cross-defaulted or cross-collateralized with any other obligations of Lessee to Lender or any Affiliate of Lender not arising with respect to the Lessee Loan, or with the obligations of any Affiliate of Lessee or any other Person, except for any guaranty or other credit enhancement that may be provided by an Affiliate of Lessee to the Lender in consideration of the Lessee Loan.

Lessee may encumber its leasehold interest in this Lease, including its leasehold interest in the Improvements, only in accordance with this Section 15.5.  Lessee shall provide to Lessor, within not more than thirty (30) days following the recordation of any Leasehold Mortgage, a true and correct copy thereof, together with a summary in reasonable detail of the payment terms and other material monetary obligations of the Lessee under the loan documents secured by such Leasehold Mortgage to the extent not expressly set forth in the copy of the Leasehold Mortgage provided by Lessee to Lessor.  No Lessee Loan shall contain any provisions that would be inconsistent with or impair in any manner the rights and interests of Lessor under this Lease, provided that the exercise of the Lessor’s rights and remedies under this Lease on account of an Event of Default shall be subject to the provisions of Section 15.7 hereof.  There shall be no modification of a Lessee Loan or Leasehold Mortgage that would be inconsistent with any of the requirements of this Lease without Lessor’s prior written consent, which may be granted or withheld in Lessor’s sole and absolute discretion.

Lessor shall execute and deliver to Lessee, within ten (10) Business Days following Lessee’s request, for the benefit of any Lender, and provided that the pertinent particulars of the applicable Lessee Loan are described in such request from Lessee, a certificate stating whether a Lessee Loan which is proposed to be, or has been, funded by such Lender will satisfy the requirements of this Section 15.5 and entitle the Lender to the benefits contained in Section 15.7 of this Lease or in any other provision hereof which expressly runs in favor of a Lender.

15.6                Equipment Financing

In addition to Leasehold Mortgages obtained by Lessee in accordance with Section 15.5 above, Lessee shall have the right to obtain financing (“Equipment Financing”) for the acquisition of items of equipment and other tangible personal property for use in the Hotel (collectively, “Personal Property”), with vendors or third party lenders (“Equipment Lenders”) so long as (i) the aggregate principal amount of such financing, whether structured as a loan or a lease, shall not exceed at any time the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (which amount shall be escalated by the percentage increase in the CPI occurring between the Term Commencement Date and the date of such Equipment Financing); (ii) the security interest provided to such Equipment Lenders, whether in the form of a loan or a lease, is limited to the Personal Property so financed and does not constitute a Leasehold Mortgage or any other lien on the leasehold estate of Lessee, including Lessee’s leasehold interest in the Improvements, and any other purported encumbrance shall be void and of no effect; (iii) the actual or imputed interest rate on such equipment financing shall be at the then current market rate for such type of financing; and (iv) Lessee shall promptly provide to Lessor a true and correct copy of the financing documents entered into by Lessee in connection with such Equipment Financing.  In the event that Lessee wishes to use Equipment Financing to acquire any Personal Property other than as expressly permitted pursuant to the foregoing provisions of this Section 15.6, such Equipment Financing shall comply with the requirements of clauses (ii) and (iii) above and in addition Lessee shall first obtain Lessor’s prior written approval of such equipment financing and the amount to be financed in relation to the cost of the equipment, which approval shall not be unreasonably withheld or delayed, provided that, without limiting the grounds on which Lessor shall be entitled to reasonably withhold such consent, it shall be reasonable for Lessor to withhold its consent to any such proposed equipment financing if Lessor reasonably determines that the lack of ownership of such equipment by Lessee could materially adversely affect the continued operation of the Hotel or the Hotel Business following the termination of this Lease on account of an Event of Default or could materially increase the cost of operation of the Hotel following such termination.  In connection with any Equipment Financing which is permitted under this Section 15.7, Lessor shall execute such agreements reasonably required by the Equipment Lenders pursuant to which, among other things, (a) Lessor shall disclaim any title to or interest in the Personal Property being financed, (b) the Equipment Lenders shall have reasonable rights of entry upon the Premises and the Improvements for a reasonable period of time and upon reasonable prior written notice to Lessor for purposes of inspecting, evaluating, removing and disposing of the Personal Property (provided that the Equipment Lenders agree not to interfere with or disrupt the operation of the Hotel as a Luxury Hotel, to restore any damage to the Improvements occasioned by such removal, and to indemnify Lessor from and against any claims arising out of or resulting from such damage or removal), and (c) in the event of a termination of this Lease, the Equipment Lenders agree to remove the Personal Property from the Premises within ten (10) days after receipt of written request from Lessor.

15.7                Lender Protections

Lessor and Lessee expressly agree that any Lender making a Lessee Loan secured by a Leasehold Mortgage, other than a Lender Affiliate, shall have the rights and protections set forth in the following paragraphs of this Section 15.7.  No Lender Affiliate shall have or be entitled to exercise any of such rights and protections, except only to the extent otherwise hereafter expressly agreed in writing by Lessor in Lessor’s sole and absolute discretion.

(a)                 Lessor shall send to the Lender a duplicate copy of any and all notices Lessor may from time to time give to or serve on Lessee pursuant to this Lease to the extent such notices relate to a threatened or claimed Event of Default, to any purported modification or amendment of this Lease, or to any material dispute between Lessor and Lessee.  Such duplicate copy shall be sent to the Lender concurrently with the notice given to or served on Lessee, but only if and for so long as Lessee or the Lender shall keep Lessor informed, in writing, of the name and mailing address of the Lender and any changes in the Lender’s mailing address.  As between Lessor and Lender only, no notice of default shall be effective as to Lender unless and until Lessor gives to Lender a copy of its notice to Lessee at the most recent address for Lender as provided to Lessor by Lessee; and without limiting the foregoing, Lessee shall have no defense to the exercise of any right or remedy by Lessor under this Lease, including on account of an Event of Default, by reason of any failure of Lessor to deliver a copy of any notice to any Lender, nor shall Lessee or Lender have any other claim against Lessor on account of such failure, but rather the only effect of such failure shall be to toll for the benefit of the Lender only the applicable time period within which such Lender is required to act or respond pursuant to the provisions of Sections 15.7(d) and 15.7(e).  Any notices or other communications required or permitted by this or any other provision of this Lease or by law to be served on or given to the Lender by Lessor may be delivered in the manner specified in Section 20.1.  Lessee shall deliver to Lessor, promptly after execution, true and complete copies of the Leasehold Mortgage and all other documents given to evidence or secure the Lessee Loan, and any subsequent amendments, modifications or extensions thereof.

(b)                If the terms of the applicable loan documents so provide, Lessee and Lessor shall not modify or consensually terminate this Lease without the prior written consent of the Lender and any such modification or consensual termination of this Lease without the Lender’s consent shall not be binding upon the Lender, provided that, if the proposed modification of this Lease will not limit or impair the rights or security of the Lender, then the Lender shall not arbitrarily or unreasonably withhold its consent to such modification.  No voluntary termination or surrender of this Lease by Lessee shall be effective without the written consent of the Lender.  No merger of this Lease and the fee estate in the Premises shall occur on account of the acquisition by the same or related parties of the leasehold estate created by this Lease and the fee estate in the Premises without the prior written consent of the Lender.

(c)                 Lessor agrees that, but only to the extent agreed by Lessee and the Lender (as evidenced by a writing delivered to Lessor), the Lender shall have the right at any time during the Term to:

(i)                           do any act or thing required of Lessee under this Lease, including any act or thing which, if not timely performed, could constitute an Event of Default, and any such act or thing done and performed by such Lender shall be as effective to prevent a termination of this Lease and a forfeiture of Lessee’s rights under this Lease as if done by Lessee itself; and/or

(ii)                        realize on the security afforded by the leasehold estate by exercising foreclosure proceedings or power of sale or other remedy afforded at law or in equity, or under any Leasehold Mortgage, and pursuant to such proceedings to:  (A) transfer, convey or assign Lessee’s leasehold interest to an Affiliate of the Lender or to any Qualified Transferee at any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in the Leasehold Mortgage; or (B) acquire and succeed, in its own name or that of an Affiliate of the Lender, to the interest of Lessee under this Lease by virtue of any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in the Leasehold Mortgage, or by assignment or other conveyance in lieu of foreclosure.

Foreclosure of a Leasehold Mortgage or any sale thereunder to Lender, an Affiliate of Lender, or any Qualified Transferee, whether by judicial proceedings or pursuant to any power of sale contained therein, or any assignment or other conveyance to Lender, an Affiliate of Lender, or any Qualified Transferee in lieu of foreclosure, shall not require the consent of Lessor or constitute an Event of Default under this Lease.  Upon any such foreclosure, sale, assignment or other conveyance, Lessor shall recognize Lender, such Affiliate of Lender, or any grantee of a conveyance in lieu of foreclosure who is a Qualified Transferee, or any foreclosure sale purchaser who is a Qualified Transferee, as the Lessee hereunder.  Notwithstanding anything in the foregoing to the contrary, any Operator and any Food and Beverage Operator (whether or not an Affiliate of Lessee) will be subject to Lessor’s approval as described in Section 9.1 above.

(d)                Before Lessor may terminate this Lease because of any Event of Default, Lessor shall give written notice of the Event of Default to the Lender (which notice of default may be given at the same time as the notice of default given to Lessee) and afford the Lender the opportunity after service of the notice to:  (i) cure any Event of Default involving nonpayment of Rent or any other sum to be paid hereunder within fifteen (15) days after receipt of notice of default from Lessor; or (ii) cure any non-monetary Event of Default under this Lease within thirty (30) days after receipt of Lessor’s notice of default, or within such longer period of time as may be reasonably required to cure such Event of Default (including such period as may be required to foreclose the lien of the Leasehold Mortgage in accordance with and to the extent provided in Section 15.7(e) below), provided that Lender commences such cure within thirty (30) days after receipt of notice from Lessor and thereafter diligently prosecutes such cure to completion within a reasonable time.

(e)                 Lessor agrees that, to the extent agreed by Lessee and the Lender (as evidenced by a writing delivered to Lessor), the Lender may forestall termination of this Lease by Lessor by complying with subsections (d) above and (m) below and by commencing foreclosure proceedings (whether judicially or by exercise of a power of sale) within forty-five (45) days after Lessor gives Lender a notice of default, so long as:  (i) Lender, following commencement of such foreclosure proceedings, diligently pursues such proceedings to completion within a reasonable time (taking into account any bankruptcy filings by Lessee or any other actions by Lessee in any insolvency proceedings which may, as a matter of law, and despite the exercise of all diligence by Lender, delay or postpone Lender’s foreclosure proceedings); and (ii) Lender or a receiver appointed by a court of competent jurisdiction upon the application of Lender performs all of the terms and conditions of this Lease requiring payment or expenditure of money by Lessee, including the payment of all unpaid Rent due hereunder, and all other terms and conditions of this Lease which may be performed by Lender or such receiver, until the foreclosure proceedings are complete or are discharged by redemption, satisfaction, payment or conveyance of the leasehold estate to Lender or to any other person or party.

(f)                   Neither Lender nor an Affiliate of Lender shall be liable to Lessor as Transferee of Lessee’s interest under this Lease unless and until such time as Lender or such Affiliate acquires the rights of Lessee under this Lease through foreclosure or other proceedings in the nature of foreclosure, by deed or voluntary assignment in lieu thereof, or as a result of some other action or remedy provided by law or by any Leasehold Mortgage.  At no time shall the Lender or such Affiliate be liable for any breach of default by Lessee arising or occurring prior to the time that the Lender or such Affiliate acquires the leasehold estate of Lessee under this Lease; provided, however, that the Lender or such Affiliate shall be liable for its acts or omissions once it, or any receiver obtained by the Lender or such Affiliate, takes possession of the Hotel, and provided further that Lessor shall have the right to exercise all remedies available as the result of any breach or default under this Lease, including termination hereof, unless Lender or such Affiliate cures or causes all such breaches and defaults to be cured in accordance with clauses (i) and (ii) of subsection (d) above and complies with clause (ii) of subsection (e) above.  Subject to compliance with the provisions of Section 13.1 relating to a subsequent Transfer by the Lender or such Affiliate, in its capacity as a successor Lessee, of its interest in this Lease, the Lender or such Affiliate shall remain liable to Lessor for the obligations of the Lessee under this Lease only for and with respect to obligations arising under this Lease while the Lender or such Affiliate remains the owner of the leasehold estate.  In the event that Lender or such Affiliate subsequently Transfers its interest under this Lease in accordance with the terms hereof after acquiring all rights of Lessee hereunder and in connection with any such Transfer Lender or such Affiliate takes back a mortgage, deed of trust, security agreement, lien or other encumbrance in or against the Lessee’s leasehold interest in this Lease, including Lessee’s leasehold interest in the Improvements to secure a portion of the purchase price payable to Lender or such Affiliate for such Transfer, which loan meets the requirements of a Lessee Loan described in Sections 15.7(a) through 15.5(e) above, then such mortgage, deed of trust, security agreement, lien or other encumbrance shall also constitute a Leasehold Mortgage and the Lender or such Affiliate shall be entitled to the benefits of this Lease intended for the benefit of the holder of a Leasehold Mortgage.

(g)                If this Lease is terminated prior to the Expiration Date for any reason other than a termination pursuant to Section 17, including the termination by Lessor on account of an Event of Default or the rejection by a trustee of Lessee in bankruptcy or by Lessee as a debtor-in-possession, or if Lessee’s interest under this Lease shall be sold, assigned or transferred pursuant to the exercise of any remedy of the Lender, or pursuant to foreclosure, or deed or assignment in lieu thereof, then Lessor shall execute a new lease for the Premises with the Lender or an Affiliate of Lender as Lessee, if so requested by the Lender within ten (10) days following the date Lessor gives the Lender notice of the termination, subject to the following:

(i)                           the new lease shall:  (A) be for a term beginning on the date this Lease was so terminated and ending on the same date the Term of this Lease would have ended had not this Lease been terminated; (B) provide for the payment of Rent at the same rate that would have been payable under this Lease during the remaining Term of this Lease had this Lease not been terminated; (C) provide for the Premises to be used solely for the Permitted Uses; and (D) otherwise contain the same terms and conditions as are contained in this Lease (except for any requirements or conditions which have been fully satisfied by Lessee prior to the termination);

(ii)                        upon, and as a condition to execution of the new lease by Lessor, Lender or such Affiliate of Lender shall pay to Lessor any and all Rent and other sums that would, at the time of the execution of the new lease, be due under this Lease if this Lease had not been terminated, and shall also pay all sums and remedy, or agree in writing to commence to remedy any other defaults under this Lease committed by the former Lessee that can possibly be remedied by a party other than the former Lessee, and to diligently prosecute such cure to completion, with such cure to be completed within a reasonable period of time thereafter;

(iii)                     upon, and as a condition to execution of the new lease, Lender or such Affiliate of Lender shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by Lessor in connection with the prior defaults under this Lease and in preparing the new lease, and shall pay any and all other fees, costs, taxes (including transfer taxes) and impositions that may be payable as a result of the parties entering into the new lease;

(iv)                    as between Lessor, Lessee and Lender or such Affiliate of Lender, and with respect to all third parties having actual or constructive notice of the terms of this Lease, the new lease shall have the same priority as this Lease, and shall be transferable by Lender or such Affiliate of Lender to the extent expressly provided in this Lease;

(v)                       The ownership of the Improvements now or hereafter located on the Premises, excluding any Alterations paid for by Lessee, shall at all times be and remain vested in Lessor throughout the Term of the new lease, and as to any such Alterations paid for by Lessee, Lessor shall relinquish any title thereto which Lessor may have acquired by virtue of the termination of this Lease in favor or Lender or such Affiliate of Lender pursuant to such new lease, but only for the remaining term of such new lease;

(vi)                    Upon the execution and delivery of such new lease, the Lender or such Affiliate of Lender, in its own name or in the name of Lessor (under the conditions provided herein) and at Lender’s or such Affiliate’s cost and expense, may take all appropriate steps as may be necessary to remove Lessee, or any other Person claiming by, through or under Lessee, from the Premises.  Lender or such Affiliate of Lender shall be solely responsible for bringing such actions and proceedings as shall be required to obtain possession of the Premises, including possession of the Improvements, from any third parties which are not lawfully occupying the Premises, and if Lessor shall be required by applicable law to be or become a party to any such action or proceeding, Lessor agrees to cooperate with Lender or such Affiliate in all reasonable respects in any such action or proceeding, provided that Lender or such Affiliate shall pay all costs and expenses of Lessor, including reasonable attorneys’ fees and costs, incurred in connection therewith and indemnify Lessor against any and all claims and liabilities arising by reason of such action or proceeding;

(vii)                 Together with the execution and delivery of the new lease, Lessor shall confirm and acknowledge, by such means as is customary or may be reasonably required by a reputable title insurance company to insure the leasehold estate of Lender or such Affiliate of Lender created by the new lease for the term of the new lease, that as between the Lender or such Affiliate and Lessor, and all Persons claiming by, through or under Lessor (including any Fee Lender), Lender or such Affiliate has a leasehold estate in and to the Premises, including the Improvements for the term of the new lease and subject to the terms and conditions of the new lease; provided, however, that such confirmation and acknowledgment of title shall not negate or otherwise adversely affect Lessor’s reversionary interest in the Premises; and

(viii)              In the event that there is more than one Leasehold Mortgage at the time such new lease is to be executed and delivered, the Lender which provides to Lessor evidence (as provided in subparagraph (h) below) that it is first in lien priority shall be entitled to such new lease.

The provisions of this Section 15.7(g) shall survive any termination of this Lease prior to the Expiration Date for any reason (other than a termination pursuant to Section 17) for a period of ten (10) days following the date Lessor gives the Lender notice of the termination, and shall constitute a separate agreement by Lessor for the benefit of and enforceable by the Lender.  If the Lender delivers notice to Lessor, within such ten (10) day period, of such Lender’s election to execute a new lease with Lessor as contemplated by this subparagraph (g), then Lessor and Lender shall be obligated to proceed with diligence and continuity to prepare and execute such new lease as rapidly as feasible, provided that in any event such new lease shall be fully executed and become effective no later than thirty (30) days following the date of delivery by Lessor to the Lender of a comprehensive draft of the proposed new lease, and if such new lease is not fully executed and effective within such thirty (30) day period, Lender shall have no further right to enter into a new lease with Lessor and all rights of Lender provided for in this Section 15.7 shall terminate, provided that such thirty (30) day period shall be subject to extension for and during the continuance of any Force Majeure Event and, in addition, for such period of time, if any, as Lessor shall unreasonably fail or refuse to cooperate with Lender in preparing, negotiating, or executing such new lease.

(h)                The Lender whose Leasehold Mortgage would be senior in priority if there were a foreclosure shall prevail if two or more Lenders exercise their rights hereunder, and there is a conflict which renders it impossible to comply with all such requests.  The Lender who claims such priority shall provide to Lessor reasonable evidence, which may include a non-appealable court order or assurance from a reputable title insurance company, in form and substance reasonably satisfactory to Lessor, on which Lessor shall have the right to rely in determining the relative priority among multiple Leasehold Mortgages.  Any Lender who pays any rent or other sums due hereunder which relate to periods other than during its actual ownership of the leasehold estate shall be subrogated to any and all rights which may be asserted against Lessee by Lessor with respect to such period of time.

(i)                    As used in this Lease, the term “Lender” shall include the entity that loaned money to Lessee under a Lessee Loan that meets the requirements of Section 15.5 above and is named as beneficiary, mortgagee, assignee, secured party or security holder in any Leasehold Mortgage, and also all subsequent assignees and holders of the security interest created by such instrument; provided, however, that any such subsequent assignees and holders must satisfy the requirements of Section 15.5(b) above.  As used in this Section 15.7, the term “Lender” shall not be deemed to include any Fee Lender.

(j)                    Any Leasehold Mortgage shall by its terms provide that all proceeds of any property insurance covering the Premises and/or the Improvements, and all Awards, shall be paid, held and applied in a manner consistent with the provisions of this Lease, and that the holder of the Leasehold Mortgage shall give Lessor written notice of any default of Lessee under such Leasehold Mortgage contemporaneously with the giving of such notice to Lessee; provided, however, that no failure by the Lender to give such notice shall deprive it of any rights or benefits provided by this Section 15.7 or elsewhere in this Lease.  Lessee shall give Lessor a copy of any notice of default received from any Lender promptly after receipt thereof.

(k)                 If Lessor receives a notice of default from a Lender based on Lessee’s failure to make payment when due on a Lessee Loan, and Lessee fails to cause the Lender to rescind the notice of default within ten (10) Business Days after the date Lessor gives Lessee a copy of the notice of default, then Lessor shall have the right, but not the obligation, to cure such default of Lessee on the Lessee Loan by payment to the Lender of the amount in default, and in such event Lessee shall repay such amount to Lessor on demand, and until repayment is made the amount owing to Lessor shall bear interest at the Default Rate; provided, however, that the failure by Lessee to make such repayment shall not entitle Lessor to terminate this Lease or exercise any other remedy that would require the Lender to return or otherwise pay over such amount to Lessor, provided that (i) Lessor shall have all other remedies available at law or in equity in order to enforce Lessee’s obligation to make such repayment to Lessor, including the right (but not the obligation) to draw on and apply any funds in any of the Escrow Accounts for such purpose, and (ii) the foregoing provisions shall not be construed to preclude Lessor from exercising its right to terminate this Lease for or on account of the existence of any other Event of Default.

(l)                    Within ten (10) days after receipt of a written request from time to time, Lessor shall execute and deliver to any Lender a written statement certifying:  (i) the Expiration Date; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which Rent has been paid; (iv) that, to the Actual Knowledge of Lessor, there are no current defaults under this Lease by either Lessor or Lessee (or, if defaults are asserted, so describing with reasonable specificity); and (v) such other matters as may be reasonably requested by the Lender.  Lessor intends that any statement delivered pursuant to this Section may be relied upon by any auditor, Lender, prospective Lender, or prospective purchaser of or investor in the leasehold estate in the Premises created by this Lease.

(m)              Notwithstanding any other provisions to the contrary in this Section 15.7 or in any other Section of this Lease, in no event and under no circumstances shall Lessor be forestalled from terminating this Lease if, except as otherwise expressly permitted by this Lease, any Hotel operations or the active conduct of the Hotel Business as a Luxury Hotel is suspended at any time during the Term, whether in connection with the exercise by such Lender of any rights or remedies under its Leasehold Mortgage, or under this Section 15.7, or otherwise.  In the event that the Lender is unable to enter the Hotel on a voluntary basis to continue any operations following any default under any Leasehold Mortgage, Lessor shall not terminate this Lease so long as the Lender shall diligently seek the appointment of a receiver to operate the Hotel and the Hotel Business in accordance with the requirements of this Lease, and (without limiting the provisions of Section 15.7(e) hereof) shall continue to make or provide for the payment of all Rent owing under this Lease for and during any period in which Lender is seeking the appointment of a receiver or otherwise pursuing the foreclosure of its Leasehold Mortgage.  Notwithstanding the foregoing, in the event that Lessor reasonably determines that the continued operation of the Hotel in accordance with this Lease following an Event of Default has ceased, regardless of the cause of such failure, then notwithstanding any other provisions of this Section 15.7 to the contrary, Lessor shall be entitled, upon ten (10) Business Days’ prior written notice to such Lender, to immediately terminate this Lease, and upon such termination Lender’s only remaining right under this Section 15.7 shall be to request and enter into a new lease pursuant to the provisions of subparagraph (g) of this Section 15.7.

(n)                Lessor and Lessee shall cooperate in including in this Lease by suitable amendment, or by execution of a supplement to this Lease, any provision which may be reasonably requested by a Lender in order to implement the provisions and intent of Section 15.5 and this Section 15.7; provided, however, that any such amendment or supplement shall not increase the obligations or decrease the rights of Lessor under this Lease in any material respect.

16.               Representations, Warranties and Covenants

16.1                Lessee’s Representations, Warranties and Covenants

Lessee hereby represents, warrants and covenants to Lessor as follows:

(a)                 Lessee is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

(b)                Subject to Lessee obtaining the approval of the Bankruptcy Court of the Purchase Agreement and this Lease as contemplated in Section 10.3(b)(viii) of the Purchase Agreement, Lessee has taken all necessary action to authorize the execution, delivery and performance of this Lease and all other agreements and instruments relating to the transactions contemplated by this Lease (collectively, the “Related Instruments”).  This Lease and the Related Instruments constitute the legal, valid and binding obligations of Lessee.

(c)                 Subject to Lessee obtaining the approval of the Bankruptcy Court of the Purchase Agreement and this Lease as contemplated in Section 10.3(b)(viii) of the Purchase Agreement, Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and the Related Instruments, and no approval or consent of any Person is required in connection with Lessee’s execution and performance of this Lease and the Related Instruments which has not been obtained (other than any Entitlements required to be obtained to construct any Improvements).  Subject to Lessee obtaining the approval of the Bankruptcy Court of the Purchase Agreement and this Lease as contemplated in Section 10.3(b)(viii) of the Purchase Agreement, the execution and performance of this Lease and the Related Instruments will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

(d)                Lessee at all times during the Term expects to be:  (i) adequately capitalized to conduct its business and affairs as a going concern, considering the size and nature of its business and intended purposes, and to pay in a timely manner all Monetary Obligations; (ii) solvent; (iii) able to pay its debts as they come due; and (iv) able to conduct its business as a stand-alone entity.

(e)                 On and as of the Effective Date, neither Lessee nor any Affiliate of Lessee has any ownership or other economic interest in ZM SF Ventures LLC or China Grill Management, Inc.

Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Section 16.1 remain true and correct in all material respects at all times during the period between the Effective Date and the expiration of the Term and any holdover period.

16.2                Lessor’s Representations, Warranties and Covenants

Lessor represents, warrants and covenants to Lessee as follows:

(a)                 Lessor is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

(b)                Lessor has taken all necessary action to authorize the execution, delivery and performance of this Lease and the Related Instruments.  This Lease and the Related Instruments constitute the legal, valid and binding obligations of Lessor.

(c)                 Lessor has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and the Related Instruments, and no approval or consent of any Person is required in connection with Lessor’s execution and performance of this Lease and the Related Instruments which has not been obtained.  The execution and performance of this Lease and the Related Instruments will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessor or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessor is a party or to which it is a subject.

17.               Casualty or Appropriation

17.1                No Termination; No Effect on Rental Obligation

Except to the extent expressly provided in this Section 17, no Appropriation, Casualty, or other loss, damage or destruction to or of the Premises, the Improvements, or any other aspect of the Hotel or its operations, shall cause a termination of this Lease, or relieve or discharge Lessee from the full and timely payment of Rent or performance of any of Lessee’s other obligations under this Lease.

17.2                Evaluation of Extent and Effect of Casualty or Appropriation

(a)                 Casualty.  Upon the occurrence of any fire, flood, earthquake or other event or casualty adversely affecting the physical condition of the Premises and/or the Improvements in any material respect (a “Casualty”), Lessee shall promptly engage an independent architect or engineer reasonably acceptable to Lessor (the “Engineer”), and Lessee and the Engineer shall prepare a detailed written report (the “Casualty Report”) describing and addressing:  (i) the extent of any damage or destruction to the Premises and Improvements; (ii) the legal right, and the estimated cost and time required, to repair, replace, reconstruct and/or restore the Premises and Improvements to a physical and operating condition consistent with the requirements of this Lease (collectively, “Restoration Work”); and (iii) the likely extent and availability of insurance proceeds.  Lessee shall provide Lessor with the Casualty Report as soon as reasonably practicable, but not later than sixty (60) days after the occurrence of the Casualty.

(b)                Appropriation.  Upon receipt of written notice that any Appropriation of less than the entire Premises is pending or contemplated, Lessee shall promptly engage an Engineer, and Lessee and the Engineer shall prepare a detailed written report (the “Appropriation Report”)

describing and addressing:  (i) the effect of such pending or contemplated Appropriation on the remaining portion of the Premises and the occupancy and operation of the Improvements; (ii) the legal right, and the estimated cost and time required, to perform all Restoration Work that may be necessary in order for the Improvements to be operated and occupied in accordance with the requirements of this Lease; and (iii) the likely extent and availability of an Award.  Lessee shall provide Lessor with the Appropriation Report as soon as reasonably practicable, but not later than sixty (60) days after receipt of written notice that the Appropriation is pending or contemplated.

17.3                Effect of Casualty

(a)                 Obligation to Perform Restoration Work.  Except as expressly provided in Sections 17.3(b) and 17.3(c) below, if all or any portion of the Premises or the Improvements shall be damaged or destroyed at any time during the Term, Lessee shall perform, at Lessee’s cost and expense, all Restoration Work that may be necessary to restore the Premises and Improvements as nearly as possible to a first-class condition suitable for operation as a Luxury Hotel, regardless of whether any insurance proceeds are available or the amount of any such insurance proceeds, as promptly as reasonably practicable and with all commercially reasonable diligence; provided that (i) any sums so expended by Lessee for or in connection with any Restoration Work shall not constitute Ordinary Operating Expenses, and (ii) neither Lessee nor Operator nor any Affiliate of Lessee or Operator shall charge or receive any project management, project supervision, or comparable fee or payment in connection with any Restoration Work which would be in excess of the fee or payment that would be customarily charged by a non-affiliated project management company or firm for comparable work or services.  Except as expressly provided in Sections 17.3(b) or 17.3(c) below, any insurance proceeds payable on account of any Casualty shall be applied to completion of the Restoration Work and shall be paid, held and disbursed in accordance with the provisions of Section 17.6.

(b)                Major Casualty.  If all or substantially all of the Improvements are damaged or destroyed due to a Casualty such that the estimated cost of the Restoration Work that is not covered by insurance proceeds shall exceed fifty percent (50%) of the replacement cost of the Improvements (a “Major Casualty”), then Lessee shall have the right to terminate this Lease, but only in strict accordance with the requirements and procedures set forth in Section 17.7.  In the event Lessee exercises such right to terminate, Lessee shall vacate and surrender the Premises to Lessor in the manner required by Section 17.7.  In the event this Lease is terminated by Lessee pursuant to this Section 17.3(b), any Casualty Proceeds shall be divided between Lessor and Lessee in the manner provided in Section 17.5(d) below.  If Lessee shall not elect to terminate this Lease due to such Major Casualty, then this Lease shall continue in full force and effect and the provisions of Section 17.3(a) shall apply.

(c)                 Major Casualty During Last Five Years of Term.  If a Major Casualty shall occur during the final five (5) years of the Term, and Lessee does not elect to terminate this Lease as provided in Section 17.3(b) above, then this Lease shall continue to the end of the Term, and Lessee shall have the right, but not the obligation, to perform the Restoration Work, and if Lessee elects to perform the Restoration Work, any insurance proceeds payable on account of the

Casualty shall be paid, held and disbursed in accordance with Section 17.6.  If Lessee elects not to perform the Restoration Work, then any insurance proceeds payable on account of the Casualty shall be paid as provided in Section 17.5(d), and in addition, and without regard to the amount, if any, of any insurance proceeds received by Lessee, Lessee shall (i) promptly demolish and remove, at Lessee’s sole cost and expense, all damaged or destroyed Improvements from the Premises, together with all other Improvements which Lessor requires to be so demolished and removed, and restore the portion of the Premises where such Improvements have been removed to a clean, level and useable condition, and (ii) continue to pay the full Rent due hereunder (without setoff, reduction or abatement) for the remainder of the Term.

(d)                No Right to Terminate Lease.  Under no circumstances shall Lessee be entitled to terminate this Lease, except as specifically provided in this Section 17.3, or to any abatement of Rent for or in respect of any Casualty.

17.4                Effect of Appropriation

(a)                 Total Appropriation.  If the entire Premises is Appropriated at any time during the Term (a “Total Appropriation”), this Lease shall terminate as provided in Section 17.7 effective on the earlier of the date that title to the Premises is obtained by the Appropriating authority or the date that the Appropriating authority takes possession of the Premises, and the Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(a) below.

(b)                Major Appropriation.  If at any time during the Term a substantial portion of the Premises or the Improvements is Appropriated, and either (i) there are fewer than five (5) years remaining in the Term of this Lease, or (ii) then-existing laws would not permit the repair, replacement, reconstruction and/or restoration of the Premises and Improvements to substantially the same condition and use as at the time immediately preceding the Appropriation, or otherwise to a condition that would permit an economically feasible Luxury Hotel to be operated on the Premises consistent with the requirements of this Lease (a “Major Appropriation”), then Lessee shall have the right to terminate this Lease, but only in strict accordance with the requirements and procedures set forth in Section 17.7.  In the event Lessee exercises such right to terminate, then this Lease shall terminate and Lessee shall vacate and surrender the Premises to Lessor in the manner required by Section 17.7.  The effective date of any such termination shall be the earlier of the date that the Appropriating authority obtains title to the Appropriated portion of the Premises or Improvements or the date that the Appropriating authority takes possession of the Appropriated portion of the Premises or Improvements.  In the event this Lease is terminated by Lessee pursuant to this Section 17.4(b), any Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(a) below.

(c)                 Partial Appropriation.  If less than the entire Premises or Improvements are Appropriated and this Lease is not terminated pursuant to Section 17.4(b) above:  (A) this Lease shall be deemed amended, effective as of the earlier of the date that the Appropriating authority obtains title to the Appropriated portion of the Premises or Improvements or the date that the Appropriating authority takes possession of the Appropriated portion of the Premises or Improvements, such that the definition of the term “Premises” shall include only that portion of the Land described in Exhibit A attached that is not Appropriated and the definition of the term “Improvements” shall include only those portions of the Improvements that are not appropriated; (B) Lessee, as promptly as reasonably practicable and with all commercially reasonable diligence, shall perform all Restoration Work as may be necessary to restore the Premises consistent with the requirements of this Lease, to the maximum extent feasible for operation as a Luxury Hotel; (C) Annual Base Rent shall be equitably reduced in the proportion that the gross square footage of the Improvements which are Appropriated bears to the aggregate gross square footage of the Improvements immediately prior to the Appropriation, and (D) any Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(b) below.

(d)                Temporary Appropriation.  If the Premises or any portion thereof or any Improvements are Appropriated for a limited period ending no later than five (5) years before the Expiration Date, this Lease shall not terminate and Lessee shall continue to perform and observe all of its obligations hereunder as though such Appropriation had not occurred, including, without limitation, the payment of all Monetary Obligations owing to Lessor for the period of such Appropriation as the same shall become due and payable under this Lease, except only to the extent Lessee may be prevented or substantially impeded from performing any obligations (other than Monetary Obligations) by reason of such Appropriation.  In the event of such a temporary Appropriation, the respective rights of Lessor and Lessee in and to any Award shall be as set forth in Section 17.6(c).  In the event that any temporary Appropriation would end later than the five (5) years before the Expiration Date, then the Appropriation shall be deemed a Total Appropriation and all of the provisions of this Section 17 that are applicable to a Total Appropriation shall apply.

17.5                Allocation of Award

(a)                 Total Appropriation; Major Appropriation.  In the event of any Appropriation which results in the termination of this Lease pursuant to Sections 17.4(a) or (b) above, any Award therefor shall be payable in the following order of priority:

(i)                           First, Lessee and Lessor shall first be entitled to payment for all out of pocket third party costs and expenses, including attorneys’ fees and costs, reasonably incurred in collecting the Award.

(ii)                        Second, Lessee shall next be entitled to reimbursement for any out-of-pocket third party costs reasonably incurred by Lessee for demolition, restoration and removal work or emergency-related work undertaken pursuant to Section 17.7(b), Section 17.7(c), or Section 17.8 below.

(iii)                     Third, Lessor shall next be entitled to payment for the value of the Appropriated Land and Improvements in an amount equal to (i) Seventy-One Million Dollars ($71,000,000.00), plus (ii) an amount equal to $71,000,000.00 multiplied by the cumulative percentage increase in the CPI occurring between the Term Commencement Date and the date as of which such Award is payable.

(iv)                    Fourth, Lessee shall be entitled to the balance, if any, of the Award.

(b)                Partial Appropriation.  In the event of any Appropriation of the nature covered by Section 17.4(c) above, all Awards therefor shall be applied first to the restoration, repair and replacement by Lessee of the Premises, Improvements and Personal Property that were not Appropriated, with any severance award being applied in its entirety before any other portion of the Award is so applied, and the unexpended portion of the Award, if any, shall be divided between Lessor and Lessee in the manner provided by Section 17.5(a) above.

(c)                 Temporary Appropriation.  In the event of a temporary Appropriation of the nature described in Section 17.4(d), and subject to the rights of any Lender under a Leasehold Mortgage:  (i) Lessee shall be entitled to receive the entire amount of any Award made for such Appropriation; and (ii) Lessor hereby assigns any and all of its interest in such Award to Lessee.  Lessee agrees to use diligent commercially reasonable efforts to recover as part of the Award payable by the Appropriating authority on account of such Appropriation all Rent which under this Lease would be payable to Lessor for the period of such Appropriation (herein, “Lessor’s Share”); provided, however, (i) the failure of Lessee to recover from the Appropriating authority all Rent payable under this Lease for the period of such Appropriation shall not excuse or relieve Lessee from the obligation to pay Lessor all Monetary Obligations owing for such period, and (ii) that if for any reason the assignment by Lessor to Lessee of Lessor’s interest in any Award made for such Appropriation is not fully effective or enforceable, Lessor shall have the right, upon written notice to Lessee, to elect to recover Lessor’s Share directly from the Appropriating authority, in which event the assignment set forth in clause (ii) of this Section 17.5(c) shall be void and of no force or effect with respect to Lessor’s interest in the Rent and Lessor shall have the right to seek Lessor’s Share of any Award to be made for such Appropriation.

(d)                Major Casualty.  In the event of any Major Casualty which either (1) is governed by Section 17.3(c) and Lessee does not elect to perform the Restoration Work, or (2) results in the termination of this Lease pursuant to Section 17.3(b), all Casualty Proceeds received therefor shall be payable in the following order of priority:

(i)                           First, to the payment of all out-of-pocket third party costs and expenses, including, without limitation, reasonable attorneys’ fees, costs and disbursements, reasonably incurred by Lessee and/or Lessor in collecting the Casualty Proceeds;

(ii)                        Second, Lessee shall next be entitled to reimbursement for any out-of-pocket third party costs reasonably incurred by Lessee for demolition, restoration and removal work or emergency-related work undertaken pursuant to Section 17.7(b), Section 17.7(c), or Section 17.8 below.

(iii)                     Third, to Lessor in an amount equal to the Full Insurable Replacement Value of the Improvements.

(iv)                    Fourth, Lessee shall receive the balance, if any, of the Casualty Proceeds.

17.6                Restoration Work; Disbursement of Proceeds

The following provisions shall apply in the event of any Casualty or Appropriation that does not give rise to a termination of this Lease:

(a)                 All Restoration Work shall be subject to and performed in accordance with the requirements of Section 11 of this Lease.

(b)                Subject to the provisions of any Leasehold Mortgage which may require that Casualty Proceeds and Awards (collectively, “Proceeds”) be held by the Lender or an insurance trustee for application in accordance with the terms of this Lease, all Proceeds received by or payable to any party with respect to any Casualty or Appropriation, less actual out of pocket third party costs and expenses reasonably incurred in connection with the collection thereof, shall be held by Lessor and, subject to the provisions of Section 17.5(b) above, shall be applied to the costs of the Restoration Work (including the cost of any emergency repairs made by Lessee pursuant to Section 17.8) in accordance with the provisions of this Section 17.

(c)                 All Proceeds shall be disbursed by Lessor in accordance with standard construction loan practices as the Restoration Work progresses.  If the Proceeds, less the costs and expenses incurred in connection with the collection thereof, are insufficient to pay the entire cost of the Restoration Work, Lessee shall pay the entire amount of the shortfall.  If at any time the amount of the Proceeds held by Lessor, Lender or any insurance trustee pursuant to this Section 17.6 shall be less than the total remaining unpaid cost of the Restoration Work, Lessee shall deposit the amount of the shortfall with Lessor, Lender or such insurance trustee, as applicable, to ensure payment of the shortfall, and such deposit shall be a condition to any subsequent disbursement of Proceeds to Lessee.

17.7                Termination

The following provisions shall apply in the event of a Casualty or Appropriation that causes a termination of this Lease or that gives rise to a right of either Lessee or Lessor to terminate this Lease:

(a)                 Any party having a right to terminate this Lease pursuant to this Section 17 shall exercise such right, if at all, by giving written notice to the other party (“Notice of Election to Terminate”) within sixty (60) days after completion and delivery to Lessor of the Casualty Report or Appropriation Report (as the case may be) required by Section 17.2.  Failure to give a Notice of Election to Terminate within such sixty (60) day period shall be deemed an election not to terminate this Lease.

(b)                Lessor shall have the right to require, by written notice (“Demolition Notice”) given to Lessee within thirty (30) days after the date a Notice of Election to Terminate is given, that Lessee demolish and remove all damaged or destroyed Improvements designated by Lessor in such Demolition Notice, and any rubble and related debris, leaving the Premises in a safe, clean and orderly condition, all at Lessee’s cost and expense.  Such demolition and removal work shall be completed by Lessee within ninety (90) days of Lessor’s delivery of the Demolition Notice or, in the event such demolition and removal cannot reasonably be completed within such ninety (90) day period, such later date as may reasonably be required to complete such work.

(c)                 In addition, Lessor may include in the Demolition Notice a requirement that Lessee restore certain Improvements on the Premises to a usable condition in lieu of demolishing and removing them, and in such event Lessee shall perform such restoration work with respect to any such Improvements as specified by Lessor that are reasonably susceptible to restoration within a period of ninety (90) days (exclusive of the time required to obtain all governmental permits and approvals required for such restoration); provided that Lessee shall not be required to expend more funds for purposes of such restoration work than Lessee would have spent on demolition and removal of the particular Improvements.  Lessee shall use commercially reasonable efforts to complete any such restoration work within ninety (90) days (exclusive of the time required to obtain all governmental permits and approvals required for such restoration) following Lessor’s delivery of the Demolition Notice or, in the event such restoration cannot reasonably be completed within said ninety (90) day period, such later date as may reasonably be required to complete such work.

(d)                Except to the extent modified by the provisions of Sections 17.7(b) or (c), if applicable, the Premises shall be vacated and surrendered to Lessor in the condition described in Section 8.2(a) above.

(e)                 Except as otherwise provided in Sections 17.4(a), 17.4(b) and 17.4(c), the date on which Lessee vacates and surrenders the Premises to Lessor in the condition required by Sections 17.7(b) (if applicable), 17.7(c) (if applicable), and 17.7(d) above shall be the Termination Date, and shall fix the date after which Lessee shall no longer be obligated for the further payment of Rent.

17.8                Emergency Repairs

Notwithstanding any other provision of this Section 17, Lessee shall promptly undertake all such emergency repair work after a Casualty as is necessary or appropriate under the circumstances to eliminate, or provide adequate protection against loss, damage or injury due to defective or dangerous conditions and to comply with Applicable Laws.

17.9                No Extension of Term; Rent Obligations Continue

There shall be no extension of the Term on account of any Casualty or Appropriation.  Except as expressly provided in Section 17.4(c) above, following any Casualty or Appropriation, Lessee shall continue to pay the Annual Base Rent to Lessor in monthly installments at the same times and in the same amounts as would be payable had there been no Casualty or Appropriation.

17.10         Right to Participate in Settlement

Lessor and Lessee shall both have the right to participate in the negotiation, settlement or compromise of any insurance claims and in all Awards, except to the extent otherwise provided in Section 17.4(d) with respect to temporary Appropriation Awards.  Lessee shall have the sole right to negotiate, settle and compromise any Award for a temporary Appropriation (subject to the provisions of Section 17.5(c), and otherwise so long as the temporary Appropriation is not deemed a Total Appropriation pursuant to Section 17.4(d)).

17.11         Disputes

In the event the parties are unable to agree upon:  (a) the equitable reduction of Annual Base Rent pursuant to Section 17.4(c), (b) whether the conditions provided in this Section 17 for the termination of this Lease have been satisfied; or (c) the amount of Proceeds to be paid to either party under this Section 17 (including any related element which may be required to make such determination, such as the value of Lessor’s or Lessee’s interest in the Improvements or respective Percentage Interests in the Improvements), the matter(s) in dispute shall be decided through arbitration in accordance with the provisions of Section 18 of this Lease.

17.12         Survival

Lessor’s, Lessee’s and any Lender’s rights and obligations under this Section 17, including their rights to receive Proceeds, shall survive any termination of this Lease.

18.               Arbitration of Specified Disputes

(a)                 Scope of Obligation to Arbitrate.  Those disputes which the parties are expressly required or authorized to resolve through arbitration shall be subject to the procedures prescribed in this Section 18.  This arbitration provision is expressly limited to those matters as to which arbitration is expressly required or authorized elsewhere in this Lease and no other matter shall be subject to arbitration unless the parties, each in the exercise of its sole discretion, mutually agree in writing.  The arbitrator shall dismiss any matter submitted to it for determination if such determination is not expressly required or authorized elsewhere in this Lease or in another written agreement executed by both parties.

(b)                Arbitration Procedure.  A party shall initiate arbitration by written notice to the other (the “Initiation Date”).  Such arbitration shall be held by the AAA in San Francisco, California, according to its commercial arbitration rules except as otherwise specified herein.  The arbitration proceeding shall be conducted by a single neutral arbitrator selected by Lessor and Lessee from a panel provided by the AAA in San Francisco; provided that if Lessor and Lessee fail to agree on the selection of an arbitrator within thirty (30) days after the Initiation Date, the arbitrator shall be selected by the AAA in San Francisco, or in the event of any failure or refusal of the AAA to so act, by the Presiding Judge of the Superior Court in and for the County of San Francisco upon application by either party.  Any arbitrator appointed pursuant to this Section shall have at least ten years of experience in commercial ground lease transactions and shall be reasonably conversant with the hotel industry and hotel operations.  The arbitrator shall set the matter for hearing within thirty (30) days of the selection of such arbitrator and shall try all issues of law or fact that are the subject of the arbitration, and report a statement of decision upon them as soon as practicable, but in no event later than fifteen (15) days after the conclusion of the hearings.  The judgment of the arbitrator shall be final and binding on the parties, and such judgment and any award rendered in the arbitration may be enforced by the parties in any manner available under Applicable Law.

(c)                 The fees of the arbitrator and the other costs and expenses of the procedure described in this Section 18 shall be borne equally by Lessor and Lessee, unless the arbitrator determines that one party is fairly entitled to recover its attorneys’ fees and costs from the other party due to the persuasiveness of such party’s position on the matter in dispute, in which event the arbitrator may award to such party all or any portion of such party’s fees and costs as shall be determined by the arbitrator to be justified.

19.               Financial Information

Throughout the Term of this Lease, Lessee shall furnish or cause to be furnished to Lessor such information and data about the financial condition and operations of the Hotel as Lessor may reasonably request, including, but not limited to, all financial statements, proposed and approved budgets, and reports of operations regarding the Hotel prepared by Lessee or by the Operator and submitted to Lessee.

20.               General Provisions

20.1                Notices

All notices, requests, approvals and invoices (“Notices”) required or permitted under this Lease:  (a) shall be in writing; (b) shall be delivered, given or made to the following addresses, or to such other addresses as the parties may designate in writing from time to time; and (c) shall be deemed to have been duly delivered, given or made:  (i) upon delivery; or (ii) upon the date delivery was attempted, if delivery is prevented by the refusal of the addressee to accept delivery or by the failure by the addressee to be open for business at its address specified below during regular business hours on Business Days.  Delivery may be effected by any of the following means:  (A) personal delivery; (B) certified or registered United States mail, postage prepaid, return receipt requested; (C) delivery by reputable courier, messenger or overnight delivery service; (D) facsimile transmission, provided such transmission produces an electronic report confirming receipt by the party to whom the notice is sent; and (E) electronic mail delivered by a computer or other digital communications system for which the sender has requested and received confirmation of the receipt of such electronic mail by the recipient.

If to Lessor:	c/o Jacqueline Moore DIVCO West Properties 400 Hamilton Avenue, Suite 400 Palo Alto, CA 94301 Phone: (650) 688-4133 Fax: (650) 688-4233

with a copy to:	Carl “Kim” Seneker Morrison & Foerster LLP 425 Market Street, 32nd Floor San Francisco, CA 94105 Phone: (415) 268-6619 Fax: (415) 268-7522

If to Lessee:	Edward Scheetz Northstar Capital Investment Corporation 527 Madison Avenue, 16th Floor New York, NY 10022 Phone: (212) 319-2414 Fax: (212) 319-4557

with a copy to:	Rand S. April Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Phone: (213) 687-5060 Fax: (213) 621-5060

20.2                Estoppel Certificates

Within ten (10) days after receipt of a written request from Lessee or Lessor, as the case may be (each, a “Requesting Party”), from time to time, the party receiving such request (the “Receiving Party”) shall execute and deliver to the Requesting Party a written statement certifying:  (a) the Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which Rent has been paid; (d) that there are no current defaults under this Lease by either Lessor or Lessee (or, if defaults are asserted, so describing with reasonable specificity); provided, however, that the statement contained in this clause (d) shall be made to the Actual Knowledge of the party making such statement with respect to any default of the other party; and (e) such other matters as may be reasonably requested.  Each party intends that any statement delivered by a Receiving Party pursuant to this Section 20.2 may be relied upon by any auditor, prospective Lender or Fee Lender or prospective purchaser of or investor in the Premises or any interest therein.

20.3                Nonrecourse to Lessor

Lessee agrees that, in the event of any default or breach by Lessor under this Lease or arising in connection herewith or otherwise in connection with the Premises, Lessee’s remedies shall be limited solely and exclusively to recovery of Lessee’s actual monetary damages in an amount not exceeding the value of Lessor’s fee interest in the Premises (as encumbered by this Lease); provided that in no event shall such right of recovery extend to the proceeds of any sale or financing received by Lessor, or to any insurance proceeds received by Lessor other than insurance proceeds paid to compensate Lessor for damage or loss to the Improvements.  Lessor shall not have any personal liability hereunder, and Lessee hereby expressly waives and releases such personal liability on behalf of itself and all Persons claiming by, through or under Lessee.  The limitation of liability contained in this Section 20.3 shall inure to the benefit of Lessor and Lessor’s present and future partners, members, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.

Under no circumstances shall any present or future officer, director or shareholder of Lessor (if Lessor is a corporation), present or future partner of Lessor (if Lessor is a partnership), present or future member in Lessor (if Lessor is a limited liability company), or present or future trustee or beneficiary (if Lessor or any partner or member of Lessor is a trust), have any liability for the performance of Lessor’s obligations under this Lease beyond the limitations expressly set forth herein.  Notwithstanding any contrary provision herein, Lessor shall not be liable under any circumstances for consequential, punitive or other speculative damages, including damages for any injury or damage to, or interference with Lessee’s business, including loss or profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.  The provisions of this Section shall apply only to the Lessor and the Persons herein described, and shall not be for the benefit of any insurer or any other third party.  The provisions of this Section 20.3 shall survive the expiration or any earlier termination of this Lease.

20.4                Attorneys’ Fees

In the event of any legal or equitable proceeding in connection with this Lease, the prevailing party in such proceeding, or the nondismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys’ fees, costs and disbursements paid or incurred in such proceeding and in enforcing any award or judgment granted pursuant thereto.  Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such award or judgment, including, without limitation:  (a) post-award or post-judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.  The “prevailing party,” for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal, award or judgment.

20.5                No Waiver

No delay or omission by Lessor or Lessee in exercising or enforcing any right, remedy, election or option accruing upon the noncompliance or failure of performance by Lessee or Lessor, as applicable, under the provisions of this Lease, and no acceptance of full or partial Rent by Lessor during the period of any such non-compliance or failure of performance by Lessee, shall constitute an impairment or waiver of any such right, remedy, election or option.  No alleged waiver shall be valid or effective unless it is set forth in a writing executed by Lessor or Lessee, as applicable.  A waiver by Lessor or Lessee of any of the covenants, conditions or obligations to be performed by the other party shall not be construed as a waiver of any subsequent breach of the same or any other covenants, conditions or obligations.

20.6                Amendment

This Lease may not be amended by oral agreement.  It may be amended only by a written agreement signed by both Lessor and Lessee.

20.7                Successors and Assigns

Subject to and without affecting the limitations herein with respect to Transfers, this Lease shall be binding on and inure to the benefit of the Lessor and Lessee and their respective successors and assigns.

20.8                No Joint Venture or Loan Transaction

The parties agree that this Lease is intended to create only a landlord and tenant relationship, and therefore the parties agree (i) that nothing contained herein shall be construed as creating a joint venture, agency, lender-borrower, or any other relationship between the parties hereto other than that of landlord and tenant, and (ii) to treat this Lease as a lease for tax purposes and to take no tax position inconsistent therewith.

20.9                Severability

If any term or condition of this Lease, or the application thereof to any particular person or circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable, then all other terms and conditions of this Lease, and the application of the term or condition in question to persons or circumstances other than those as to which it was held invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the full extent permitted by law.

20.10         No Recordation; Quitclaim

Only the Memorandum of Lease, and not this Lease itself, shall be recorded.

20.11         Interpretation

The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against either party.  The parties acknowledge that each party and its counsel have reviewed and participated in the drafting of this Lease, and therefore that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed or applied in the interpretation of this Lease.  The captions inserted in this Lease are for convenience only and shall not in any way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.  The term “including,” wherever used herein, shall be construed to mean “including, without limitation.”  The singular shall include the plural and vice versa, and each gender shall be deemed to include any other gender.

20.12         Entire Agreement

This Lease, with exhibits, is a fully-integrated agreement which contains all of the parties’ representations, warranties, agreements and understandings with respect to the Premises.  All correspondence, memoranda, discussions, negotiations, drafts and agreements originating before the Term Commencement Date with respect to the Premises, whether written or oral, including that certain letter of intent dated May 17, 2004, executed by Morgans Hotel Group, LLC, a Delaware limited liability company, and Divco Properties West LLC, a Delaware limited liability company, are superseded and replaced in their entirety by this Lease.  No prior drafts of this Lease shall be used or referred to in resolving any questions arising as to the parties’ intent.

20.13         Governing Law and Forum

This Lease shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflicts of laws principles that would cause the application of the laws of any other jurisdiction.  Any action brought by any party against the other arising out of this Lease shall be brought in the California State Superior Court in and for the County of San Francisco, or in the United States District Court for the Northern District of California.  Lessor and Lessee hereby consent to the jurisdiction of such courts, and waive any objection to venue based on forum non conveniens or any other grounds, provided that the right of either party to commence any action or proceeding in any court of competent jurisdiction as provided above shall be subject to the arbitration provisions of Section 18 where applicable.

20.14         Brokers

Each party represents and warrants for the benefit of the other that it has not engaged the services of any broker, finder or other person who may claim any commission, fee or other compensation in connection with this Lease.  Each party shall indemnify, defend and hold the other harmless from and against any claims, damages, losses, liabilities, and costs and expenses (including reasonable attorneys’ fees and costs) arising out of any agreement or action alleged on the part of such first-mentioned party to entitle any broker, finder or other person to a commission, fee or other compensation in connection with this Lease.

20.15         No Dedication

This Lease shall not be, nor be deemed or construed to be, a dedication to the public of all or any portion of the Premises, any Improvements, or any areas in which the Premises are located.

20.16         No Third Party Beneficiaries

Except for the rights of any Lender provided in Section 15.7 above and the rights of any Fee Lender, this Lease shall not be deemed or construed to confer any rights, title or interest upon any person or entity other than the parties hereto, including any third party beneficiary status or right to enforce any provision of this Lease.

20.17         Limitation on Effect of Approvals

All rights of Lessor to review, comment upon, approve, inspect or take any other action with respect to the Premises are specifically for the benefit of Lessor and no other party.  No review, comment, approval or inspection, right or exercise of any right to perform Lessee’s obligations, or similar actions required or permitted by, of, or to Lessor hereunder, or actions or omissions of any Lessor Representatives, or other circumstances, shall give or be deemed to give Lessor any liability, responsibility or obligation for, in connection with, or with respect to, the design, construction, maintenance or operation of the Premises or any Improvements, nor shall any such approval, actions, information or circumstances relieve or be deemed to relieve Lessee of any of its obligations under this Lease, other than the matter so approved.

20.18         Time of the Essence

Subject to the provisions of this Lease relating to Force Majeure Events, time is of the essence in the performance of each party’s obligations under this Lease.

20.19         Termination Not Merger

The voluntary sale or other surrender of this Lease by Lessee to Lessor, mutual cancellation of this Lease or termination of this Lease by Lessor pursuant to any provision contained herein shall not work a merger unless Lessor so elects in its sole discretion and each Lender and Fee Lender has consented thereto in writing.

20.20         Waiver of Limitation on Releases

In furtherance of the provisions of Sections 10.4 and 12.5 of this Lease, Lessee acknowledges that it is fully familiar with Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lessee, on behalf of itself, each Affiliate of Lessee, and each other Person now or hereafter claiming or acting by, through or under Lessee or any Affiliate of Lessee, unconditionally and irrevocably waives and relinquishes any right or benefit which it now has or may have under California Civil Code Section 1542, or any similar provision of the statutory or nonstatutory law of any other jurisdiction, pertaining to any of the matters described or referred to in Section 10.4 and/or Section 12.5 of this Lease.  Lessee acknowledges that in connection with such waiver and relinquishment, it is aware that it or its attorneys, accountants, consultants or other experts or representatives or contractors may hereafter discover facts, conditions, liabilities, claims or other matters in addition to or different from those which it now knows or believes do or may exist with respect to such matters, but that it is Lessee’s intention to hereby fully, finally and forever to release, for the benefit of all Lessor Indemnitees, all of the matters described or referred to in Section 10.4 and/or Section 12.5 of this Lease; and all waivers and releases set forth in Section 10.4 and/or Section 12.5 of this Lease shall be and remain in force and effect as full and complete notwithstanding the discovery or existence of any such additional or different fact, condition, liability, claim or other matter.

The provisions of this Section 20.20 shall survive the expiration or any earlier termination of this Lease.

Initials:	W.E.S.
Lessee

Remainder of Page Intentionally Bank

In Witness Whereof, Lessor and Lessee have executed this Lease by proper persons thereunto duly authorized as of the date first above written.

Lessor:	Geary Hotel Holdings, LLC,
a Delaware limited liability company

By: PMP Geary, LLC,
a Delaware limited liability company,
Its Managing Member

	By:	/s/ David A. Taran
Name: David A. Taran
Title: Chief Executive Officer

Lessee:	Clift Holdings, LLC,
a Delaware limited liability company

	By:	Morgans Hotel Group LLC,
a Delaware limited liability company
	Its:	Managing Member

		By:	/s/ W. Edward Scheetz
W. Edward Scheetz, Manager

		By:	/s/ David Hamamoto
David Hamamoto, Manager

Exhibit A

Description of Premises

A-1

Exhibit B

Existing Hotel Operating Agreements

(1)                 Property Management Agreement, dated June 2, 1999, between Clift Holdings LLC, a Delaware limited liability company, and Morgans Hotel Group Management LLC, a Delaware limited liability company (f.k.a. Ian Schrager Hotel Management LLC).

(2)                 Operating Lease (Food And Beverage Premises), dated May 22, 2001, between Clift Holdings LLC, a Delaware limited liability company, and 495 Geary LLC, a Delaware limited liability company.

(3)                 Operating Agreement of 495 Geary LLC, dated May 16, 2001, as amended by that certain First Amendment To Operating Agreement of 495 Geary LLC, dated July 31st, 2001.

(4)                 Operating Agreement of SC Geary LLC, dated July 31st, 2001.

(5)                 Consulting Agreement, dated July 31st, 2001, between 495 Geary LLC, a Delaware limited liability company, and China Grill Management BD, Inc., a Florida corporation.

(6)                 Operating Covenants of Member B Attached to Operating Agreement of 495 Geary LLC, dated July 31st, 2001.

B-1

Exhibit C

Memorandum of Lease

Form of Memorandum of Ground Lease

Recording Requested By and When Recorded Mail To:

(Space above this line for Recorder’s use)

Memorandum of Ground Lease

This Memorandum of Ground Lease is made and entered into as of this     day of 2004, by and between [Purchaser Name], a [Purchaser Entity] (“Ground Lessor”) and Clift Holdings LLC, a Delaware limited liability company (“Ground Lessee”).

1.       Terms and Premises.  Ground Lessor leases to Ground Lessee, and Ground Lessee leases from Ground Lessor, that certain Premises consisting of land and improvements thereon known by the street address of 495 Geary Street, San Francisco, California and as legally described on Exhibit A attached hereto, in accordance with the provisions of that certain Ground Lease, dated               , 2004 between the parties hereto (the “Ground Lease”).  The provisions of the Ground Lease are incorporated herein.

2.       Term.  The initial term of the Ground Lease is for ninety nine (99) years, commencing on          , 2004.

3.       Purpose of Memorandum of Ground Lease.  This Memorandum is prepared solely for purposes of notice and recordation, and in no way modifies the provisions of the Ground Lease.

Remainder of Page Intentionally Blank

In Witness Whereof, Ground Lessor and Ground Lessee have caused this Memorandum of Ground Lease to be executed and delivered as of the date above written.

Ground Lessor:	[Purchaser Name],
a [Purchaser Entity]

By:
Name:
Title:

Ground Lessee:	Clift Holdings llc,
a Delaware limited liability company

	By:	Morgans Hotel Group LLC,
a Delaware limited liability company
	Its:	Managing Member

By:
W. Edward Scheetz, Manager

By:
David Hamamoto, Manager

STATE OF

COUNTY OF

On	before me,		,
Date		Name, Title of Officer

personally appeared			,
Name(s) of Signer(s)

☐ personally known to me	–OR–	☐

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

STATE OF

COUNTY OF

On	before me,		,
Date		Name, Title of Officer

personally appeared			,
Name(s) of Signer(s)

☐ personally known to me	–OR–	☐

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

Exhibit D

Form of Liquor License Entity Operating Agreement Terms

D-1

Exhibit E-1

Form of Account Control Agreement
(Bank Accounts)

This Account Control Agreement (Escrow Account) dated as of June    , 2004 (this “Agreement”) is made among Clift Holdings LLC, a Delaware limited liability company (“Pledgor”), [insert name of Lessor] (“Lessor”) and [insert name of bank] (“Bank”).

The parties hereto refer to Account No.            in the name of the Pledgor maintained at Bank (the “Account”) and hereby agree as follows:

1.                       As collateral security for Pledgor’s obligations to Lessor under that certain Ground Lease, dated as of           , 2004, Pledgor hereby grants to Lessor, for its own benefit, a present and continuing security interest in the Account and all contract rights, claims and privileges in respect of the Account, and all proceeds of the foregoing, and Bank acknowledges that this Agreement constitutes notice of Lessor’s security interest in such collateral and does hereby consent thereto.  Bank acknowledges being so notified and confirms that it has no actual knowledge or notice of any restraint, security interest, lien or other adverse claim in or to the Account or any funds therein.

2.                       Bank shall comply with all withdrawal, transfer, payment and other instructions (collectively, “orders”) received from Lessor (without further consent from Pledgor) concerning the Account.  Bank shall also comply with orders received from Pledgor (without further consent from Lessor) concerning the Account until Bank has received a notice purporting to be signed and sent by the Lessor in substantially the form attached as Exhibit A hereto (a “Notice of Exclusive Control”).  After such receipt, Bank shall not honor any orders from Pledgor.  Any Notice of Exclusive Control received by Bank after 1:00 p.m. on any business day shall not be deemed effective until the opening of business on the next succeeding business day.  Notwithstanding the foregoing:  (i) all transactions relating to the Account or any items therein duly consummated or processed by Bank prior to its receipt of a Notice of Exclusive Control (or duly commenced by Bank prior to any such receipt and so consummated or processed thereafter) shall be deemed not to constitute a violation of this Agreement; (ii) Bank may (at its discretion and without any obligation to do so) commence honoring solely Lessor’s orders concerning the Account at any time or from time to time after it becomes aware that Lessor has sent to it a Notice of Exclusive Control (including, without limitation, reversing or redirecting any transaction referred to in clause (i) above) with no liability whatsoever to Pledgor or any other party for doing so; and (iii) Bank shall not change the name or account number of any Account without having received the Lessor’s prior express written consent thereto.

3.                       Bank waives, releases and agrees not to assert, exercise or claim any lien, encumbrance, right (including setoff right, banker’s lien or chargeback right) or other claim against the Account or any funds therein, except solely with respect to (i) payment of customary fees and charges with respect to the routine maintenance and operation of the Account or (ii) all “Items” (as defined in the California Uniform Commercial Code) deposited to the Account and returned, whether for insufficient funds or any other reason, in each case as provided for under any agreements between the parties hereto relating to the Account.  Bank shall neither advance

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margin or other credit against the Account, nor hypothecate any funds deposited in the Account, without the prior written consent of Lessor.  Except as required by law, Bank shall not agree with any other person or entity that it will comply with any withdrawal, transfer, payment instructions, or any other orders, from such person or entity concerning the Account or any funds therein, without the prior written consent of Lessor and any such agreement entered into without such consent shall be null and void.

4.                       Anything to the contrary in this Agreement notwithstanding:  (i) Bank shall have only the duties and responsibilities expressly set forth in writing herein (and in its standard account documentation and terms and conditions as in effect from time to time, all of which shall apply to the Account to the extent not inconsistent with this Agreement) and shall not be deemed to be a fiduciary for any party hereto; (ii) Bank shall be fully protected in acting or refraining from acting in good faith on any written notice, instruction or request purportedly furnished to it by Lessor in accordance with the terms hereof, in which case the parties hereto agree that Bank has no duty to make any further inquiry whatsoever; and (iii) Bank shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except for its failure to honor the instructions set forth herein, or its willful misconduct or gross negligence.

5.                       Bank may terminate this Agreement upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto.  Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto.

6.                       All notices shall be in writing and sent (including via facsimile with receipt confirmed by telephone) to the parties hereto at their respective addresses or facsimile or telephone numbers (or to such other address or facsimile and telephone numbers as any such party shall designate in writing to the other parties from time to time):

Pledgor:	Clift Holdings LLC

Attention:
Telephone:
Facsimile:

Bank:	[insert name of bank]

Attention:
Telephone:
Facsimile:

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Lessor:	[insert name of lessor]

Attention:
Telephone:
Facsimile:

7.                       This Agreement:  (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of California.

8.                       The provisions of this Agreement shall be binding upon and inure to the benefit of Bank, Lessor and Pledgor and their respective successors and assigns.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

Pledgor:	Clift Holdings LLC,
a Delaware limited liability company

By:
Name:
Title:

Bank:	[insert name of bank],
a

By:
Name:
Title:

Lessor:	[Insert Name of Lessor]

By:
Name:
Title:

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EXHIBIT A
(Attached to Exhibit E-1)

GEARY HOTEL HOLDINGS, LLC
a Delaware limited liability company

Notice of Exclusive Control

          ,

[insert name of bank]

Attention:

Re:                 Account Control Agreement (Escrow Account) dated as of June    , 2004 (the “Agreement”) among Clift Holdings LLC, a Delaware limited liability company, GEARY HOTEL HOLDINGS, LLC, a Delaware limited liability company, and [insert name of bank] relating to Account No.

Ladies and Gentlemen:

This constitutes the Notice of Exclusive Control referred to in paragraph 0 of the Agreement.

GEARY HOTEL HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

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Exhibit E-2

Form of Account Control Agreement (Bank Accounts)

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Exhibit F

Approved Required Alterations

1.                                       The conversion of ten (10) Hotel guest rooms which are currently not in use and not included in the aggregate total count of 363 keyed furnished guest rooms and suites constituting the Hotel and are located on the second floor of the Hotel, pursuant to a plan to be approved in accordance with the provisions of this Lease, into meeting rooms for a total estimated cost of $600,000.

F-1

Exhibit G

Approved Asbestos O&M Plan

G-1

Schedule 1

List of Initial Disqualified Expenses

The following fees, charges, and expense reimbursements provided for in the agreements described below shall be Disqualified Expenses:

A.                 Pertinent agreements are as follows:

1.                         Property Management Agreement, dated as of June 2, 1999, between Clift Holdings LLC, as Owner, and Ian Schrager Hotel Management LLC, as Operator, for the Management of the Clift Hotel (the “Management Agreement”).

2.                         Exclusive Services Agreement, dated as of February, 1988, between Ian Schrager Hotels LLC, and Philippe Starck (the “Starck Agreement”).

B.                   Disqualified Expenses:

1.               A sum equal to the amount by which the aggregate of the Management Fee (as defined in Section 10.1 of the Management Agreement), plus the Allocable Chain Expenses (as defined in Section 1.1 of the Management Agreement, and as payable pursuant to the provisions of Section 6.1(iii) of the Management Agreement), plus any and all royalty fees or payments payable under the Starck Agreement, payable for any Operating Year exceeds four and one-half percent (4-1/2%) of the annual Gross Revenues (as defined in the Management Agreement) of the Hotel for such Operating Year, shall constitute Disqualified Expenses; provided, however, that amounts payable by Lessee to Morgans for the provision of global sales services provided to all hotels operated by Morgans Hotel Group Management LLC which amounts are not otherwise included within Allocable Chain Expenses (“Group Sales Charges”) shall be treated as Ordinary Operating Expenses and not as Disqualified Expenses so long as and to the extent that (i) the amount of Group Sales Charges allocable to the Hotel shall be in proportion to the number of keyed guest rooms and suites in the Hotel relative to the number of keyed guest rooms and suites in all other hotels operated by Morgans Hotel Group Management, Inc. that also receive such global sales services (or such other allocation method as may hereafter be reasonably approved in writing by Lessor upon Lessee’s request), and (ii) the annual amount payable by Lessee for such Group Sales Charges which are allocated to the Hotel and/or its operations for any Operating Year shall not exceed One Hundred and Twenty-Five Thousand Dollars ($125,000.00), escalated by the percentage increase in the CPI occurring between the Term Commencement Date and the last day of the calendar year immediately preceding such Operating Year.

2.               Any expense reimbursements payable to the Operator pursuant to Section 6.1(ii) and/or 6.1(iv) of the Management Agreement shall constitute Disqualified Expenses, except to the extent otherwise hereafter reasonably approved in writing by Lessor.

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Schedule 2

Schedule of Unsecured Creditors

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